Exhibit (10) CC.

     ASSET PURCHASE AGREEMENT

between

EASTMAN KODAK COMPANY

and

ONEX HEALTHCARE HOLDINGS, INC.

Dated as of January 9, 2007

TABLE OF CONTENTS

			Page

ARTICLE I

DEFINITIONS AND TERMS

Section	1.1	Certain Definitions	1
Section	1.2	Other Terms	18
Section	1.3	Other Definitional Provisions	18

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

Section	2.1	Purchase and Sale of Assets	19
Section	2.2	Excluded Assets	20
Section	2.3	Assumption of Liabilities	22
Section	2.4	Excluded Liabilities	23
Section	2.5	Purchase Price	24
Section	2.6	Closing	25
Section	2.7	Deliveries by Buyer	26
Section	2.8	Deliveries by Seller	27
Section	2.9	Intracompany Arrangements	29
Section	2.10	Non-Assignability of Assets	30
Section	2.11	Obtaining Consents and Approvals	31
Section	2.12	Intellectual Property Agreement	31
Section	2.13	IRR Payment	31
Section	2.14	Deferred Closings	37

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Section	3.1	Organization and Qualification	38
Section	3.2	Subsidiaries	39
Section	3.3	Corporate Authorization	40
Section	3.4	Consents and Approvals	40
Section	3.5	Non-Contravention	40
Section	3.6	Binding Effect	41
Section	3.7	Financial Statements	41
Section	3.8	Litigation and Claims	42
Section	3.9	Taxes	42
Section	3.10	Employee Benefits	43
Section	3.11	Labor	45

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Section	3.12	Compliance with Laws	45
Section	3.13	Environmental Matters	45
Section	3.14	Intellectual Property	46
Section	3.15	Contracts	47
Section	3.16	Absence of Changes	48
Section	3.17	Sufficiency of Assets	48
Section	3.18	Title to Property	48
Section	3.19	Real Property	49
Section	3.20	Warranties/Product Liability	50
Section	3.21	Insurance	50
Section	3.22	Finders’ Fees	51
Section	3.23	Customers and Suppliers	51
Section	3.24	Affiliated Transactions	51
Section	3.25	No Other Representations or Warranties	51

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section	4.1	Organization and Qualification	52
Section	4.2	Corporate Authorization	52
Section	4.3	Consents and Approvals	52
Section	4.4	Non-Contravention	53
Section	4.5	Binding Effect	53
Section	4.6	Finders’ Fees	53
Section	4.7	Financing	53
Section	4.8	Litigation and Claims	54
Section	4.9	No Other Representations or Warranties	54
Section	4.10	Subsidiaries	54
Section	4.11	Business of Buyer	54

ARTICLE V

COVENANTS

Section	5.1	Access and Information	55
Section	5.2	Conduct of Business	56
Section	5.3	Commercially Reasonable Efforts	60
Section	5.4	Tax Matters	62
Section	5.5	Employee Matters	69
Section	5.6	Ancillary Agreements	77
Section	5.7	Transfer and Assignment of Assets of Transferred Subsidiary	77
Section	5.8	Transfer of Excluded Assets	78
Section	5.9	Non-Solicitation	78
Section	5.10	Further Assurances	78
Section	5.11	Trademarks	79
Section	5.12	Confidentiality	79

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Section	5.13	Non-Competition	80
Section	5.14	Contractual Arrangements	84
Section	5.15	Real Estate Matters	84
Section	5.16	Financing	87
Section	5.17	Financial Information	89
Section	5.18	Kodak-Trophy SAS Name Change	90
Section	5.19	Certificates of Delivery	90
Section	5.20	GECC Arrangements	90
Section	5.21	Certain Accounts Payable	90
Section	5.22	Closing and Deferred Closings	90
Section	5.23	Exclusivity	91
Section	5.24	Right of First Offer on Kodak Colorado Sensitizing and Polyester Operation	91
Section	5.25	Indemnification by Buyer	93
Section	5.26	Execution of Ancillary Agreements	93
Section	5.27	Consents Regarding Certain Leased Real Property	93

ARTICLE VI

CONDITIONS TO CLOSING

Section	6.1	Conditions to the Obligations of Buyer and Seller	94
Section	6.2	Conditions to the Obligations of Buyer	95
Section	6.3	Conditions to the Obligations of Seller	96

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section	7.1	Survival	96
Section	7.2	Indemnification by Seller	97
Section	7.3	Indemnification by Buyer	98
Section	7.4	Third-Party Claim Indemnification Procedures	99
Section	7.5	Environmental Indemnity Claims	100
Section	7.6	Consequential Damages	101
Section	7.7	Payments	101
Section	7.8	Adjustments to Losses	101
Section	7.9	Characterization of Indemnification Payments	102
Section	7.10	Mitigation	102
Section	7.11	Remedies	102
Section	7.12	Specific Performance	103

ARTICLE VIII

TERMINATION

Section	8.1	Termination by Mutual Consent	103
Section	8.2	Termination by Either Buyer or Seller	103
Section	8.3	Effect of Termination	103

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ARTICLE IX

MISCELLANEOUS

Section	9.1	Notices	104
Section	9.2	Amendment; Waiver	105
Section	9.3	No Assignment or Benefit to Third Parties	105
Section	9.4	Entire Agreement	106
Section	9.5	Fulfillment of Obligations	106
Section	9.6	Public Disclosure	106
Section	9.7	Expenses	106
Section	9.8	Interpretation	106
Section	9.9	Bulk Sales	107
Section	9.10	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	107
Section	9.11	Dispute Resolution	107
Section	9.12	Counterparts	108
Section	9.13	Headings	108
Section	9.14	Precedence	108
Section	9.15	Severability	108

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EXHIBITS AND SCHEDULES

(i) EXHIBITS

Exhibit	Ancillary Agreement
A	Form of Diagnostic Films and Emulsions, Photo Chemicals Supply Agreement – Kodak to Buyer
B	Form of Tolling Agreement – Kodak to Buyer
C	Form of Equipment Components Supply Agreement – Kodak to Buyer
D	Form of Technical Services Agreement – Kodak to Buyer
E	Form of Transition Services Agreement – Kodak to Buyer
F	Form of Intellectual Property Agreement
G	Form of Transitional Trademark Use Agreement
H	Form of Trademark License Agreement
I	Form of Lease Agreement
J	Form of Sublease
K	Form of Master License Agreement (re: Leased and Owned Properties) – Kodak to Buyer
L	Kodak Park Building 12 Lease Term Sheet (Kodak as Landlord)
M	Kodak Park Building 14 Lease Term Sheet (Kodak as Landlord)
N	Kodak Park Building 35 Lease Term Sheet (Kodak as Landlord)
O	Kodak Park Building 42 Lease Term Sheet (Kodak as Landlord)
P	Kodak Park Building 117 Lease Term Sheet (Kodak as Landlord)
Q	Kodak Park Building 81 Lease Term Sheet (Kodak as Landlord)
R	Kodak Park Building 82C Lease Term Sheet (Kodak as Landlord)
S	Kodak Park Building 6 Lease Term Sheet (Kodak as Landlord)
T	Kodak Colorado Building C15 Lease Term Sheet (Kodak as Landlord)
U	Kodak de Mexico (Warehouse) Lease Term Sheet (Kodak as Landlord)
V	Kodak de Mexico (Manufacturing) Lease Term Sheet (Kodak as Landlord)
W	Kodak Park Building 28 Lease Term Sheet (Kodak as Landlord)
X	Kodak Park Building 320 Lease Term Sheet (Kodak as Landlord)
Y	Kodak Park Building 605 (Warehouse) Lease Term Sheet (Kodak as Landlord)
Z	Stuttgart (Germany) Sublease Term Sheet (Kodak as Landlord)
AA	Chalon (France) Lease Term Sheet (Kodak as Landlord)
BB	Kodak Park Building 214 Lease Term Sheet (Buyer as Landlord)
CC	Haicang, China Manufacturing Plant Lease Term Sheet (Kodak as Landlord)
DD	Moriya Warehouse – Japan Sublease Term Sheet (Kodak as Sublandlord)
EE	Kodak Colorado Building C20 Lease Term Sheet (Buyer as Landlord)
FF	Kodak Office Building 20 Lease Term Sheet (Buyer as Landlord)
GG	Kodak Colorado Building C42 Lease Term Sheet (Buyer as Landlord)
HH	Kodak Colorado Building C20 Lease Term Sheet (Buyer as Landlord)
II	Kodak Office Building 20 Parking Agreement Term Sheet (Lot “D”)

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Exhibit	Ancillary Agreement
JJ	Utility Services Agreement (and related agreements) Term Sheet for Building 214 at Kodak Park and Building 20 at Kodak Office
KK	Utility Services Agreement (and related agreements) Term Sheet for KCD Plant Site
LL	Form of Bill of Sale
MM	Form of General Conveyance Assignment Agreement
NN	Form of Site Access Agreement – Buyer to Kodak
OO	Form of Technical Services Agreement – Buyer to Kodak
PP	Form of Tolling Agreement – Buyer to Kodak (re: Windsor, Colorado)
QQ	Form of Tolling Agreement – Buyer to Kodak (re: White City, Oregon)
RR	Form of Transition Services Agreement – Buyer to Kodak
SS	Form of Manaus Wide Roll Supply Agreement – Buyer to Kodak
TT	Fotochemische Werke GmbH (Berlin) Lease Term Sheet (Kodak as Landlord)

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(ii) SCHEDULES

Schedule	Title
Definition and Terms
1.1(a)(i)	Assigned Leases
1.1(a)(ii)	Leased Transferred Subsidiary Real Property
1.1(b)	Employees
1.1(c)	Knowledge
1.1(d)	Material Adverse Effect
1.1(e)	Owned Real Property
1.1(f)	Title Matters
1.1(g)	Scheduled Intellectual Property
1.1(h)	Designated Executives
2.1	Purchase and Sale of Assets
Excluded Assets
2.2(d)	Insurance Policies Exception
2.2(i)	Contracts
2.2(j)	Fixtures and Equipment
2.2(l)	Ancillary Agreements Exception
2.2(o)	Books and Records
2.2(p)	Inventory
2.2(s)	Other Excluded Assets
2.4	Excluded Liabilities
2.8(q)	Estoppel Certificates
2.9(d)	Intracompany Arrangements
2.14	Deferred Closing
Subsidiaries
3.2(a)	Transferred Subsidiaries List
3.2(d)	Transferred Subsidiary Capital Stock Ownership
Seller Consents and Approvals
3.4(a)	Seller Required Approvals
3.4(b)	Seller Consents
3.7	Financial Statements
3.7(c)	Undisclosed Liability
3.8	Litigation and Claims
3.9	Taxes
Employee Benefits
3.10(a)	U.S. Benefit and Compensation Plans
3.10(d)	Funding Waiver Reportable Events
3.10(g)	Certain U.S. Benefit Plans
Labor
3.11(a)(i)	Material U.S. Labor Agreements
3.11(a)(ii)	Material Foreign Labor Agreements

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Schedule	Title
3.11(c)	Fair Labor Practices
3.12(a)	Compliance with Laws
3.13	Environmental Matters
3.14	Intellectual Property
3.15	Contracts
3.16	Absence of Changes
3.17	Sufficiency of Assets
3.18(b)	Title to Property
f3.19	Real Property
3.20	Warranties/Product Liability
3.21	Insurance
3.23	Customers and Suppliers
3.24	Affiliated Transactions
Buyer Consents and Approvals
4.3(a)	Buyer Required Approvals
4.3(b)	Buyer Consents
4.10	Buyer Subsidiaries
4.11	Business of Buyer
5.2	Conduct of Business
Commercially Reasonable Efforts
5.3(b)	Commercially Reasonable Efforts (re: Business Books and Records)
5.4	Tax Matters
Employee Matters
5.5(c)	Countries with Seller Retained Post Retirement Welfare Benefits
5.5(d)	Individual Severance Arrangements
5.5(o)	U.S. and Non-U.S. Pension Replacement Plan Requirements
5.5(p)(i)	Non-U.S. Jurisdictions with Defined Benefit Pension Plans to Transfer, by Country and Plan
5.5(p)(ii)	Non-U.S. Pension Plan Asset Transfer and Other Guidelines,
5.5(p)(iii)	Actuarial Method and Assumptions for Valuation of Actuarial Liability of Pension Plans, by Country and Plan
5.14	Contractual Arrangements
5.27	Consents Regarding Certain Leased Real Property
Conditions to the Obligations of Buyer
6.2(i)	Resignations of Directors and Officers of the Transferred Subsidiaries
6.2(j)	Consents Obtained and Delivered to Buyer

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     ASSET PURCHASE AGREEMENT, dated as of January 9, 2007, is entered into by and between Eastman Kodak Company, a New Jersey corporation (“Seller”), and Onex Healthcare Holdings, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

     WHEREAS, Seller and its Affiliates are engaged worldwide in the manufacturing, marketing, selling, distributing, service and support operations of, and research and development activities related to, medical and dental products and services, comprised of the Medical Business, the Dental Business and the Molecular Imaging Systems Business (collectively, the “Business”); and

     WHEREAS, Buyer is a subsidiary of Onex Corporation, an Ontario corporation; and

     WHEREAS, Seller and its Affiliates desire to sell, transfer, assign, license and lease to Buyer, and Buyer desires to purchase, license, lease and assume from Seller and its Affiliates, certain assets and liabilities of the Business, as more particularly set forth herein; and

     WHEREAS, in connection with such transfers, the parties or their Affiliates will upon the Closing enter into the Ancillary Agreements.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

     “AA Rate” has the meaning set forth in Section 2.13(c)(v).

     “Accounts Payable and Other Current Liabilities” means, other than Intracompany Payables, all trade accounts, deferred service revenue, accrued vacation and all other current liabilities incurred by Seller or its Affiliates as of the opening of business on the Closing Date to the extent Related to the Business, determined in accordance with GAAP and on a basis consistent with the Unaudited Interim Pro Forma Transaction Balance Sheet.

     “Accounts Receivable” means, other than Intracompany Receivables, all trade accounts and notes receivable and other miscellaneous receivables of Seller or its Affiliates as of the opening of business on the Closing Date arising out of the sale or other disposition of goods or services of the Business, determined in accordance with GAAP and on a basis consistent with the Unaudited Interim Pro Forma Transaction Balance Sheet.

     “Acquired Rights” means (a) Council Directive 2001/23/EC or any directive replacing or amending the same and the implementing Laws in the relevant countries and (b) other applicable Laws which provide for the automatic transfer of employees and their rights in the event of the sale of a business or other undertaking.

     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. However, for purposes of Section 5.3(e) and Section 5.3(f) (other than the first reference to the term Affiliate in Section 5.3(f)), the term “Affiliate” shall have the meaning set forth in this definition, except that the term “control” (including the correlative meanings of the terms “controlled by” or “under common control with”) shall mean only a relationship that would cause the “controlled” Person to be a Subsidiary of the “controlling” Person.

     “Affiliated Person” has the meaning set forth in Section 3.24.

     “Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     “Alternative Transaction” has the meaning set forth in Section 5.23.

     “Ancillary Agreements” means, collectively, those agreements set forth in Exhibits A-TT attached hereto, to be executed as of the Closing between Buyer and/or its Affiliates and Seller and/or its Affiliates, substantially in the forms so attached and finalized by mutual agreement of Buyer and Seller as contemplated by Section 5.26.

     “Ancillary Economic Terms” has the meaning set forth in Section 5.24(a).

     “Antitrust Filings” has the meaning set forth in Section 5.3(d).

     “Applicable Employees” has the meaning set forth in Section 5.5.

     “Asset Transferring Subsidiary” means those Subsidiaries of Seller, other than the Transferred Subsidiaries, that have title to any Transferred Assets.

     “Assigned Leases” means those leases and subleases listed on Schedule 1.1(a), pursuant to which Seller or any of its Affiliates (but specifically excluding any Transferred Subsidiary) has been granted and holds the right to use and occupy the real property demised thereunder, which real property is used by Seller or any of its Affiliates (but specifically excluding any Transferred Subsidiary) in the operation of the Business, together with all amendments, modifications, extensions, renewals and restatements thereof.

     “Assumed Liabilities” has the meaning set forth in Section 2.3.

     “Audited Carve-Out Financial Statements” means the combined statement of earnings, combined statement of financial position, combined statement of invested equity and comprehensive income (loss) and combined statement of cash flows for the Business (excluding Non-Destructive Testing and Personal Monitoring), as of, and for the fiscal years ended, respectively, 2004 and 2005.

     “Benefit Plans” has the meaning set forth in Section 3.10(a).

     “Books and Records” means all books, ledgers, files, reports, plans, records, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, manuals, maps and engineering data, tests, and other similar materials of Seller and its Affiliates.

     “Building 214 Facility” means Building 214 located at Kodak Park, 1041 Ridge Road West, Rochester, New York 14652, together with approximately 26 acres of land under and surrounding such building, as depicted on the drawing thereof attached hereto and made a part of Schedule 1.1(e).

     “Business” has the meaning set forth in the Recitals.

     “Business Books and Records” means all Books and Records (in any form or medium as it currently exists or in such other form as reasonably determined by Seller in consultation with Buyer) relating to the Business, but excluding any Books and Records that are (i) corporate minutes and records of Seller and its Affiliates (other than the Transferred Subsidiaries) or (ii) governing instruments of Seller and its Affiliates (other than the Transferred Subsidiaries). Business Books and Records shall not include any Tax Returns or Tax-related Books and Records, including tax accrual work papers, related to any Tax Returns of Seller or any of its Affiliates, other than the following (which shall be included in “Business Books and Records”): (a) Tax Returns and related Books and Records of any Transferred Subsidiary which does not file such Tax Return on an affiliated, consolidated, combined, unitary or similar basis with Seller or any of its Affiliates that is not a Transferred Subsidiary for all taxable periods for which the statute of limitations remains open as of the Closing Date, and (b) in the case of any Transferred Subsidiary which does file any Tax Returns on an affiliated, consolidated, combined, unitary or similar basis with Seller or any of its Affiliates that is not a Transferred Subsidiary, copies of the portion of such Tax Returns that relate solely to such Transferred Subsidiary for all taxable periods for which the statute of limitations remains open as of the Closing Date.

     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

     “Buyer” has the meaning set forth in the Preamble.

     “Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached hereto.

     “Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

     “Buyer Plans” means, collectively, the employee benefit plans, agreements, programs, policies and arrangements of Buyer, whether existing as of the date hereof or established by Buyer or one of its Affiliates in connection with the transactions contemplated by this Agreement.

     “Buyer Required Approvals” means all consents, approvals, waivers, authorizations, registrations, notices and filings from or with any Government Entity or Self-Regulatory Organization that are required to be listed on Schedule 4.3(a) of the Buyer Disclosure Schedule (without regard to the qualification as to Knowledge in Section 4.3(a)).

     “Closing” means the closing of the Transaction.

     “Closing Date” has the meaning set forth in Section 2.6.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” means information, knowledge and data that a party knows, or should reasonably expect, to be of a confidential or proprietary nature. Notwithstanding anything to the contrary contained herein, Confidential Information does not include information that the receiving party can demonstrate (i) was or becomes publicly available other than as result of any disclosure by the receiving party, (ii) is lawfully acquired by the receiving party from a source not under any obligation to the disclosing party regarding disclosure of such information or (iii) in the case where the receiving party is Buyer, is developed by or on behalf of the receiving party by individuals who have not received confidential information hereunder. For purposes of this definition, Seller shall be deemed to be the “receiving party” with respect to information, knowledge and data of the Business that was in existence any time prior to the Closing, and the activities of the Business prior to the Closing shall not be deemed to be activities of Seller as “receiving party”.

     “Confidentiality Agreement” means the letter agreement between Seller and Onex Partners Manager LP, dated May 12, 2006.

     “Consent Certificates” means certificates evidencing the consent of third parties that are required in order to effectuate a legally binding assignment, transfer or sublease of the Assigned Leases or leased Transferred Subsidiary Real Property in compliance with the terms of the applicable Assigned Lease, lease for any of the leased Transferred Subsidiary Real Property or by applicable Law.

     “Consideration” has the meaning set forth in Section 5.4(k).

     “Continuation Period” has the meaning set forth in Section 5.5(c).

     “Contracts” means all legally binding agreements, contracts, leases and subleases, purchase orders, tenders, arrangements, understandings, instruments, commitments and licenses (other than this Agreement, the Ancillary Agreements, and those governing Seller Leased Property) that are Related to the Business as of the Closing, or to which any of the Transferred Assets or assets of the Transferred Subsidiaries are subject, or to which any of the Transferred Subsidiaries is a party or by which it is bound, except to the extent included in Excluded Assets.

     “Current Employment Terms” means (i) the same or substantially similar position and work location (within a 50 mile radius), (ii) aggregate total cash compensation (consisting of salary or wages, and bonus opportunities, including variable and other incentives) at least equal and (iii) other benefits (but excluding any stock-based benefits, “pension benefits” as defined below and post-retirement welfare benefits) and material employment terms that are substantially similar in the aggregate, to those provided to an Employee by Seller and its Affiliates immediately prior to the Closing Date (or, with respect to any STD Employee, provided by Seller and its Affiliates immediately prior to the date the relevant leave commenced), including, but not limited to, pursuant to any contract entered into in the ordinary course covering such Employee previously provided to Buyer or as required by applicable local law; provided, however, that for Employees who are deemed to be “executives” of Seller as of the date hereof, the Current Employment Terms with respect to each such Employee’s bonus and equity incentive opportunities and other benefits shall instead be comparable in the aggregate (while still excluding any “pension benefits” and post-retirement welfare benefits as defined below and recognizing that equity incentives, if any, provided by Buyer may be with respect to a non-public illiquid security); provided further that for the Designated Executives, the terms set forth in a written employment agreement between Buyer and a Designated Executive shall supersede any definition of Current Employment Terms as set forth herein with respect to such Designated Executive; provided further that the exclusion of “pension benefits” shall apply only to the extent Buyer provides the benefits required to be provided pursuant to Sections 5.5(o) and (p) hereof and the exclusion for post-retirement welfare benefits shall apply only if consistent with applicable Law and if such exclusion would not provide an Employee a claim for severance or termination benefits. For purposes of this definition, “pension benefits” means only those benefits provided pursuant to a “defined benefit pension plan” within the meaning of FAS87, but does not include a benefit under a cash balance or similar feature of a defined benefit pension plan.

     “Debt Financing” has the meaning set forth in Section 4.7.

     “Debt Financing Commitments” has the meaning set forth in Section 4.7.

     “Delayed Closing Payment” has the meaning set forth in Section 2.5(c).

     “Dental Business” means that portion of the Business consisting of (i) Dental Film Products, including Film, Screens, Cassettes and Chemistry and Anesthetics, (ii) Dental Digital Products, including Digital Radiography, Computed Radiography, Digital Photographic and Video Cameras, Dental CAD and Imaging Software, (iii) Dental Practice Management Software, including Dental Software, Oral Surgery Software, Orthodontic Software and E-Services, and (iv) all service and services associated with the foregoing.

     “Designated Executives” means those senior management Employees with whom Buyer intends to enter into written employment agreements, effective as of the Closing Date, as listed on Schedule 1.1(h).

     “Divesting Business Offer” has the meaning set forth in Section 5.13(a).

     “Divesting Business Offer Period” has the meaning set forth in Section 5.13(a).

     “Divestiture Deadline” has the meaning set forth in Section 5.13(a).

     “Divisible Contracts” means all contracts that serve several business activities of Seller, including the Business, pursuant to which rights and obligations of Seller are partially assigned to Buyer, to the extent of such partial assignment, in accordance with the terms and conditions of such Divisible Contracts. Schedule 5.14 sets forth the Divisible Contracts.

     “EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of January 20, 2004.

     “Employees” means, as of the Closing Date, (i) all current employees of Seller or any of its Affiliates (including those employees who are on the active payroll of Seller or any of its Affiliates but who are not actively at work on the Closing Date, such as employees on vacation or similar leave, on a regularly scheduled day off from work, on temporary leave for purposes of jury or annual national service/military duty, on maternity, paternity or adoption leave, on leave under the Family and Medical Leave Act of 1993 (or any similar state or local Law), on leave under the Kodak Family Medical

Leave Plan, or on other nonmedical leave of absence, and including all employees on military leave with veteran’s reemployment rights under applicable Law whether or not such employees are on the active payroll of Seller or any of its Affiliates on the Closing Date) who are identified by Seller as allocated to the Business, as set forth on Schedule 1.1(b), which schedule shall include (1) the name of such employee and (2) where no employee has been designated prior to the date hereof, a description of the job function to be filled prior to Closing with Buyer’s consent (such Schedule to be amended at least 15 days prior to the Closing Date to include the employee names agreed upon for such positions), (ii) all current and former employees of the Transferred Subsidiaries and (iii) such other individuals as are mutually agreed on in good faith by Seller and Buyer at any time. Any Employees described in clauses (i) and (iii) of the immediately preceding sentence who are on leave on the Closing Date and have been receiving short-term disability pay or workers compensation supplement pay as of the date hereof shall be referred to as “STD Employees”.

     “Encumbrance” means any lien (including environmental and Tax liens), pledge, charge, claim, encumbrance, security interest, option, put, preferential arrangement, right of first refusal, mortgage, deed of trust, title retention device, conditional sale or other security arrangement, collateral assignment, easement, imperfection of title, encroachment, or other restriction of any kind (including any restriction on the use, voting, transfer, receipt of income or other exercise of any attribute of ownership) or other similar encumbrance.

     “Environmental Law” means any Law concerning the protection of human health as it relates to Hazardous Substances exposure, the environment, worker safety as it relates to Hazardous Substance exposure, or the use, storage, recycling, treatment, generation, transportation, arrangement for transportation, processing, handling, labeling, management, release or disposal of any Hazardous Substance.

     “Equity Financing” has the meaning set forth in Section 4.7.

     “Equity Financing Commitments” has the meaning set forth in Section 4.7.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” has the meaning set forth in Section 3.10(c).

     “Estimated IRR Payment” has the meaning set forth in Section 2.13(b).

     “EU” means the European Union.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Excluded Assets” has the meaning set forth in Section 2.2.

     “Excluded Liabilities” has the meaning set forth in Section 2.4.

     “Excluded Trademarks” means all Trademarks included in the Excluded Assets.

     “Financing” has the meaning set forth in Section 4.7.

     “Financing Commitments” has the meaning set forth in Section 4.7.

     “Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property (other than Inventory) Related to the Business, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, except to the extent included in Excluded Assets.

     “Funding Waiver Reportable Event” has the meaning set forth in Section 3.10(d).

     “GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

     “Goodwill” means the goodwill associated with the reputation of Seller and its Affiliates as well as any amounts required by GAAP to be included on the balance sheets of Seller to the extent Related to the Business, but shall not include rights to any Trademarks or refer to any goodwill associated therewith.

     “Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law, EU competition Law or other similar Law.

     “Government Entity” means, other than a Self-Regulatory Organization, any federal, state, local, provincial or regional court, arbitrator, administrative body, government, political subdivision or other governmental or quasi-governmental entity, or any agency or instrumentality of any such court, arbitrator, administrative body, government, political subdivision or other governmental or quasi-governmental entity.

     “Governmental Authorizations” means all licenses, permits, certificates, consents, orders, registrations, variances, franchises, concessions and other authorizations and approvals required to carry on the Business as currently conducted under applicable Laws and issued by or obtained from a Government Entity or Self-Regulatory Organization.

     “Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful or as a pollutant or contaminant under applicable Environmental Laws including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and radon.

     “Healthcare Field” has the meaning set forth in the Intellectual Property Agreement.

     “Historical Carve-Out Financial Statements” means, collectively, the Audited Carve-Out Financial Statements and Unaudited Carve-Out Financial Statements.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Indebtedness” means (i) all Liabilities for borrowed money, whether current or funded, or secured or unsecured, (ii) all Liabilities evidenced by bonds, debentures, notes or similar instruments, or under any interest rate swap agreements, (iii) all Liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock, (iv) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Liabilities involving deferred payment plans negotiated outside of the Ordinary Course of Business, contingent or otherwise, as obligor or otherwise, including any Liability (whether earn-outs, indemnity payments, non-compete payments, consulting payments or other similar payment, or, other than the Selected Compensation Payments, retention bonuses or severance payments) that may be payable as a result of or in connection with any acquisition of, or investments in, or sale to another Person or the consummation of any of the transactions contemplated hereby (other than trade payables), (vi) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (vii) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (vii) above to the extent of the obligation secured, and all Liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured, and (viii) all cash, book or bank account overdrafts.

     “Indemnified Parties” has the meaning set forth in Section 7.2(a).

     “Indemnifying Party” has the meaning set forth in Section 7.4(a).

     “Initial Purchase Price” has the meaning set forth in Section 2.5(a).

     “Intellectual Property” means (i) trademarks, service marks, Internet domain names, trade dress, logos, trade names, corporate names, d/b/a’s and other indicia of origin, applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, reexaminations and renewal applications, and including renewals, extensions and reissues; (iii) confidential and proprietary information, including trade secrets and know-how (collectively, “Trade Secrets”); (iv) published and unpublished original works of authorship (including software and databases), copyrights therein and thereto, applications and registrations therefor, and renewals, extensions, restorations and reversions thereof; and (v) any other intellectual property or proprietary rights, in each case to the extent entitled to legal protection as such.

     “Intellectual Property Agreement” means the Intellectual Property Agreement between Seller and Buyer substantially in the form set forth in Exhibit F.

     “Intracompany Agreements” means all agreements between Seller or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, related to the Business (including, for the avoidance of doubt, any tax grouping and group tax payment arrangements).

     “Intracompany Payables” means all account, note or loan payables recorded on the books of the Business for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from Seller or any Subsidiary, including amounts recorded on the Historical Carve-Out Financial Statements, whether current or non-current, as either intracompany, affiliate or related party payables, on a gross or net basis.

     “Intracompany Receivables” means all account, note or loan receivables recorded on the books of the Business for goods or services sold or provided by the Business to Seller or any of its Subsidiaries or advances (cash or otherwise) or any other extensions of credit made by the Business to Seller or any of its Subsidiaries, including amounts recorded on the Historical Carve-Out Financial Statements, whether current or non-current, as either intracompany, affiliate or related party receivables, on a gross or net basis.

     “Inventory” means all inventory Related to the Business, wherever located, including raw materials, wrapping, supply and packaging items, purchased goods, work in process, supplies (including storeroom supplies), service parts and finished goods, whether held at any location or facility of Seller or any of its Affiliates or in transit to Seller or any of its Affiliates, in each case as of the opening of business on the Closing Date, except to the extent included in Excluded Assets, determined in accordance with GAAP and on a basis consistent with the Unaudited Interim Pro Forma Transaction Balance Sheet.

     “Knowledge” or any similar phrase means, as to Seller, the actual knowledge, following reasonable inquiry, of any of the Persons listed in Schedule 1.1(c)(i), and as to Buyer, the actual knowledge, following reasonable inquiry, of any of the Persons listed on Schedule 1.1(c)(ii). The foregoing standard of reasonable inquiry shall be limited to making reasonable inquiry of those Persons who report directly to any of the Persons named above.

      “Kodak Colorado Sensitizing and Polyester Operation” means the chemical making, coating and polyester operation and supporting infrastructure in buildings C40, C41, C42, C43, C46 and C48A, C48B, C48C and C50 at the Kodak Windsor, Colorado site.

     “Kodak Colorado Sensitizing and Polyester Operation Offer” has the meaning set forth in Section 5.24(a).

     “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

     “Leased Real Property” means all real property together with all buildings, structures and improvements located thereon and all fixtures attached thereto, together with all easements, rights-of-way, appurtenances and other rights benefiting such real property, in each case, if any, that is demised under the Assigned Leases.

     “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

     “Losses” has the meaning set forth in Section 7.2(a).

     “Material Adverse Effect” means any change, circumstance or effect that, individually or together with any other change, circumstance or effect, is, or is reasonably likely to be, materially adverse to the Business, the Transferred Assets, the Assumed Liabilities or the condition (financial or otherwise), results of operations of the Business, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account: (i) any change in GAAP or other accounting standards which the Business would be required to adopt under applicable authoritative accounting pronouncements or (ii) any change, impact or effect to or on any Excluded Asset or Excluded Liability (but any related effect on the Business, the Transferred Assets and the Assumed Liabilities shall be taken into account); (iii) circumstances, changes or effects that generally affect the industries in which the Business operates (including legal and regulatory changes), to the extent such circumstances, changes or effects do not affect the Business in a disproportionately adverse manner; (iv) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, to the extent such conditions or events, circumstances, changes or effects do not affect the Business in a disproportionately adverse manner; (v) any adverse effect that

Seller reasonably demonstrates resulted directly from the execution of this Agreement or the announcement of the transactions contemplated hereby or the identity of Buyer; (vi) acts of God or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent not affecting the Business in a disproportionately adverse manner relative to other businesses in the United States; or (vii) any event, occurrence or circumstance set forth in Schedule 1.1(d).

     “Material Contract” has the meaning set forth in Section 3.15(a).

     “Medical Business” means that portion of the Business consisting of (i) Medical Film Products, including Radiology Systems, Digital Output Systems, Mammography Solutions and Personal Monitoring, (ii) Medical Digital Capture Solutions, including Computed Radiography, Digital Radiography, Oncology Solutions and Non-Destructive Testing, (iii) Medical Healthcare Information Solutions, including Computer-Aided Detection and Other Clinical Applications, Picture Archiving and Communications Systems, Radiology Information Systems, Information Management Solutions and Professional Services, and (iv) all service and services associated with the foregoing.

     “Molecular Imaging Business” means that portion of the Business consisting of (i) MIS Film Products, (ii) MIS Digital Products, (iii) MIS Digital Imaging Probes, and (iv) all service and services associated with the foregoing.

     “Newco Formation” means any transactions undertaken by Seller in order to create a newly-formed entity which is a Transferred Subsidiary.

     “Newco Entities” means those Transferred Subsidiaries created for purposes of the Transaction, which are set forth on Schedule 3.2(a).

     “Non-Governmental Authorizations” means all licenses, permits, certificates, consents, orders, registrations, variances, franchises, concessions and other authorizations and approvals other than Governmental Authorizations that are (i) held by Seller or any of its Affiliates and (ii) Related to the Business.

     “Non-U.S. Competition Law” means any and all national or supra-national statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade in all jurisdictions which have or may claim jurisdiction over the transactions contemplated by this Agreement or by the Ancillary Agreements other than the United States of America.

     “Non-U.S. Merger Clearances” means approval of the Transaction by (i) the European Commission pursuant to the EC Merger Regulation and, in the event of referral pursuant to Article 9 of the EC Merger Regulation of any aspect of the Transaction to any competent authority of a member state of the European Union, approval by such competent authority of the aspect that was so referred; and (ii) the relevant competition authorities and/or public bodies responsible under the merger control rules of the applicable Non U.S. Competition Laws.

     “NYSE” means the New York Stock Exchange, Inc.

     “Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with Seller’s and its Affiliates’ normal day-to-day customs, practices and procedures.

     “Owned Real Property” means only those parcels of real property listed on Schedule 1.1(e), including any and all buildings, plants, structures, and improvements located thereon, fixtures attached thereto and all easements, rights-of-way, appurtenances and other rights benefiting such real property and all of Seller’s right, title and interest, if any, in and to (a) all oil, gas and mineral rights related to the foregoing and (b) any condemnation award or any payment in lieu thereof for any taking thereof or for any change in grade of any street, road or avenue adjacent thereto.

     “Permitted Encumbrances” means the following and no others: (i) Encumbrances reflected or reserved against in the Unaudited Interim Pro Forma Transaction Balance Sheet in accordance with GAAP; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course for sums not yet due and payable or which are being contested by appropriate proceedings; (iii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves are reflected on the Unaudited Interim Pro Forma Transaction Balance Sheet; (iv) in the case of Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions or Encumbrances (other than monetary encumbrances, judgments and monetary liens), including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing, copies of which easements and other agreements and title reports have been, in each case, provided or made available to Buyer prior to the date hereof, exclusive of those title matters set forth on Schedule 1.1(f) attached hereto, (B) any conditions that may be shown by a current and accurate survey or physical inspection, provided that such conditions, individually or in the aggregate, would not reasonably be likely to materially adversely affect the operation of the Business at the Owned Real Property affected thereby, (C) zoning, building, subdivision, land use, environmental regulations or other similar requirements or restrictions, (D) leases or other occupancy agreements pursuant to which third parties unrelated to Seller or its Affiliates occupy a portion of the Owned Real Property, provided that Seller has disclosed such leases and agreements to Buyer in the schedules attached hereto and further provided that complete and accurate executed copies of such leases and agreements have been delivered or made available to Buyer prior to the date hereof, (E) in the case of Leased Real Property, Encumbrances (other than monetary encumbrances, judgments and monetary liens) that would not, individually or in the aggregate, reasonably be likely to materially adversely affect the operation of the Business, and (F) in the case of Owned Real Property, Encumbrances (other than monetary encumbrances, judgments and monetary liens) that would not, individually or in the aggregate, reasonably be likely to materially adversely affect the operation of the Business at the Owned Real Property affected thereby; (v) Encumbrances incurred in the Ordinary Course since the Unaudited Interim Pro Forma Transaction Balance Sheet as of September 30, 2006; and (vi) with respect to Intellectual Property, Encumbrances arising pursuant to any license or other agreement relating thereto.

     “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

     “Pre-Closing Tailoring Transfer” means any transfer into any Transferred Subsidiary (including any Newco Entity) prior to the Closing of any asset or liability (which asset or liability would otherwise have been a Transferred Asset or Assumed Liability).

     “Private Offer Notice” has the meaning set forth in Section 5.24(a).

     “Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

     “Reasonably Required Confidential Information” has the meaning set forth in Section 5.3(d).

     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

     “Reimbursable Value Added Tax” has the meaning set forth in Section 5.4(f).

     “Related to the Business” means primarily related to or used primarily in connection with, the Business as conducted by Seller and its Affiliates prior to the Closing.

     “Scheduled Intellectual Property” means the Intellectual Property listed on Schedule 1.1(g), which shall be completed as of the date hereof, except that Schedule 1.1(g) shall be amended by mutual agreement of Seller and Buyer in good faith to add any issuances, reissues, reexaminations, divisions, continuations, continuations-in-part, substitutions or extensions which may arise with respect to any existing patent or patent applications which appear on Schedule 1.1(g) on or prior to the Closing Date. Seller and

Buyer shall further amend Schedule 1.1(g) to add any applications filed or invention disclosures made after the date hereof and on or prior to the Closing Date that are Related to the Business. Any representation or warranty made with respect to such Schedule on or prior to the Closing Date shall take into account that any such added items would not have been in existence and may not be issued until after the Closing Date.

     “SEC” means the United States Securities and Exchange Commission.

     “Selected Compensation Payments” means the unpaid compensation amounts, whether or not earned as of the Closing Date, payable in the Ordinary Course consistent with past practice and in accordance with the applicable terms as in effect immediately prior to the Closing Date under Seller’s and its Affiliates’ (A) sales commission/incentive programs, (B) annual variable compensation plans, (C) group or individual performance bonus programs and (D) any individual letter agreement, in each case in respect of any performance period commencing on or after January 1, 2007 and prior to the Closing Date, to eligible Employees who shall become Transferred Employees. Notwithstanding anything to the contrary herein, the Selected Compensation Payments shall not include (1) any amounts under the Kodak Executive Compensation for Excellence and Leadership Plan (EXCEL) or the Kodak Wage Dividend Plans, (2) any sales completion bonus amounts payable solely in connection with the transactions contemplated by this Agreement or (3) any stay bonus retention payments payable to certain eligible Employees who shall become Transferred Employees (a list of such Employees shall be provided separately to Buyer).

      “Self-Regulatory Organization” means the National Association of Securities Dealers, Inc, the American Stock Exchange, the NYSE, any national securities exchange (as defined in the Exchange Act), or any other similar self-regulatory body or organization.

     “Seller” has the meaning set forth in the Preamble.

     “Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto.

     “Second Divesting Business Offer” has the meaning set forth in Section 5.13(a).

     “Seller Indemnified Parties” has the meaning set forth in Section 7.3.

     “Seller Leased Property” means those assets or rights not included in the Transferred Assets that are to be leased, subleased, licensed or otherwise provided by Seller and/or any of its Affiliates to Buyer and/or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement, excluding the Leased Real Property.

     “Seller Required Approvals” means all consents, approvals, waivers, authorizations, registrations, notices and filings from or with any Government Entity or Self-Regulatory Organization that are required to be listed on Schedule 3.4(a) of the Seller Disclosure Schedule (without regard to the qualification as to Knowledge in Section 3.4(a)).

     “Seller’s Business” has the meaning set forth in Section 5.12(a).

     “Special Representations” has the meaning set forth in Section 7.1.

     “STD Employees” has the meaning set forth in the definition of “Employees”.

     “Subsidiary” of a Person means any other Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by the first Person and/or one or more of its Subsidiaries, or (ii) whose business and policies the first Person and/or one or more of its Subsidiaries have the exclusive power to direct. When used without reference to a specific Person, Subsidiary means Subsidiary of Seller.

     “Target Closing Date” has the meaning set forth in Section 2.5(c).

     “Tax Returns” means all reports and returns required to be filed with respect to Taxes.

     “Taxes” means all U.S. federal, state and local and all foreign taxes, including income, gross receipts, windfall profits, value added, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

     “Third-Party Buyer” has the meaning set forth in Section 5.24(a).

     “Third-Party Claim” has the meaning set forth in Section 7.4(a).

     “Third-Party Divesting Buyer” has the meaning set forth in Section 5.13(a).

     “Total Purchase Price” has the meaning set forth in Section 2.5(a).

     “Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

     “Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

     “Transaction” means the purchase and sale of all of the issued and outstanding capital stock of the Transferred Subsidiaries and the Transferred Assets, the assumption of the Assumed Liabilities and the other transactions contemplated by Sections 2.1, 2.2, 2.3 and 2.4 hereof pursuant to the terms and conditions of this Agreement.

     “Transaction Transfer Taxes” has the meaning set forth in Section 5.4(f).

     “Transfer” has the meaning set forth in Section 5.13(a).

     “Transfer Taxes” has the meaning set forth in Section 5.4(f).

     “Transferred Assets” has the meaning set forth in Section 2.1.

     “Transferred Employees” has the meaning set forth in Section 5.5(a)(ii).

     “Transferred Employees’ Records” means all personnel records with respect to the Transferred Employees to the extent the delivery to Buyer is required by applicable Law, and the following current employment and current personal information with respect to each Transferred Employee, to the extent the delivery to Buyer is permitted by applicable Law after giving effect to any consent or waiver given by the Transferred Employee to which it relates: salary, wage grade, job function, variable compensation targets and business and personal mailing addresses and telephone numbers, including as applicable, any “Kodak Employee Agreement”, FMLA (or similar) records, Forms I-9 and “Kodak Employee Development Plans” related to such Transferred Employee, provided that unless otherwise required by Law, Transferred Employees’ Records shall not include any medical records (other than pursuant to Section 5.5(r)) or performance counseling, performance appraisal and/or Goal Setting and Appraisal documentation, other than the most recent Goal Setting and Appraisal documentation.

     “Transferred Intellectual Property” means the Scheduled Intellectual Property, Intellectual Property (other than issued patents and patent applications and registered trademarks and applications therefor and other than trademarks including KODAK, KODA or EKTA) owned by Seller or its Affiliates (other than the Transferred Subsidiaries) and used solely in the Business (or documented by Seller as of the Closing Date as having potential application solely in the Business), and Transferred Subsidiary Intellectual Property.

     “Transferred Subsidiaries” means the Subsidiaries set forth on Schedule 3.2(a).

     “Transferred Subsidiaries Indebtedness” means the aggregate amount necessary to fully pay and retire all Indebtedness of the Transferred Subsidiaries as of the Closing Date (including all interest, prepayment penalties, premiums, fees and expenses and any other payments to be incurred as a result of such payment).

     “Transferred Subsidiary Intellectual Property” means the Intellectual Property owned by the Transferred Subsidiaries.

     “Transferred Subsidiary Real Property” means all the real property owned or leased from third parties by the Transferred Subsidiaries.

     “Transition Services Agreement” means the Transition Services Agreement between Seller and Buyer substantially in the form set forth in Exhibit E (Kodak to Buyer) and RR (Buyer to Kodak).

     “Transitional Trademark Use Agreement” means the Transitional Trademark Use Agreement between Seller and Buyer substantially in the form set forth in Exhibit G.

     “Unaudited Carve-Out Financial Statements” means the unaudited combined statement of earnings, combined statement of financial position, combined statement of invested equity and comprehensive income (loss) and combined statement of cash flows for the Business (excluding Non-Destructive Testing and Personal Monitoring) as of, and for the nine month periods, respectively, ended September 30, 2005 and 2006.

     “Unaudited Interim Pro Forma Transaction Balance Sheet” means the unaudited balance sheet as of September 30, 2006 prepared to reflect Transferred Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities.

     “U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     “WARN” means the Worker Adjustment and Retraining Notification Act.

     “Wholly-Owned Subsidiary” of a Person means any other Person whose equity securities or other equity ownership interests (other than director’s qualifying shares and similar interests) are owned only by the first Person and/or its Wholly-Owned Subsidiaries.

     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

     Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

     (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

     (c) the terms “Dollars” and “$” mean United States Dollars;

     (d) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

     (e) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”, unless already so followed; and

     (f) references herein to any gender include each other gender.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

     Section 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause one or more of its Affiliates, as applicable, to, sell, convey, transfer, assign and deliver to Buyer and its Wholly-Owned Subsidiaries (as designated by Buyer), and Buyer shall, and shall cause its Wholly-Owned Subsidiaries (as designated by Buyer) to purchase from Seller and its Affiliates (as applicable), free and clear of all Encumbrances (other than Permitted Encumbrances), (i) all of the issued and outstanding capital stock of the Transferred Subsidiaries set forth on Schedule 3.2(a) and listed thereon as a “Top-Tier Transferred Subsidiary” and (ii) all of Seller’s and each of its Affiliates’ (other than the Transferred Subsidiaries’) right, title and interest in and to all of the assets and properties of every kind Related to the Business, whether tangible or intangible, real, personal or mixed, except for the Excluded Assets (collectively, the “Transferred Assets”), including all of such right, title and interest in and to the following (in each case, except to the extent included in the Excluded Assets and except that the Transferred Assets described in Section 2.1(r) shall remain assets of the applicable Transferred Subsidiary):

     (a) all Accounts Receivable;

     (b) Inventory;

     (c) Contracts;

     (d) Transferred Intellectual Property;

     (e) Business Books and Records and Transferred Employees’ Records;

     (f) Fixtures and Equipment;

     (g) Leased Real Property;

     (h) Goodwill;

     (i) Owned Real Property;

     (j) all causes of action, choses in action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller or any of its Affiliates to the extent Related to the Business whether arising by way of counterclaim or otherwise;

     (k) all credits, prepaid expenses, deferred charges, refunds, advance payments, security deposits, rights of recovery, rights of set-off, rights of recoupment, rights to proceeds of insurance and prepaid items to the extent Related to the Business;

     (l) to the extent their transfer is permitted by Law, all Governmental Authorizations Related to the Business and Non-Governmental Authorizations and all applications therefor;

     (m) all guaranties, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent Related to the Business;

     (n) Divisible Contracts;

     (o) Intracompany Agreements, to the extent provided in Section 2.9(d);

     (p) assets and rights to the extent provided for in Section 5.5;

     (q) all assets set forth on Schedule 2.1; and

     (r) all assets and rights of a Transferred Subsidiary that would constitute a Transferred Asset if held by Seller or any Affiliate of Seller other than a Transferred Subsidiary.

     Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller and its Affiliates shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, the following (collectively, the “Excluded Assets”):

     (a) any asset or class of assets excluded from the defined terms set forth in Section 2.1 by virtue of the limitations expressly stated therein;

     (b) all Tax assets (including refunds, credits, prepayments and loss carryforwards, and any deferred tax assets recorded pursuant to GAAP) of Seller or any of its Affiliates, which, for clarification, does not include any Affiliate that is a Transferred Subsidiary, and, for further clarification, Tax assets of Transferred Subsidiaries shall be subject to the provisions of Section 5.4(h);

     (c) all assets and rights to the extent provided for in Section 5.5;

     (d) all casualty insurance policies and rights thereunder (other than those listed on Schedule 2.2(d)), including all insurance proceeds which Seller or any of its Affiliates has a right to receive as of the Closing and that relate to events, circumstances or occurrences prior to the Closing, unless such proceeds are reflected in the Historical Carve-Out Financial Statements or are received or receivable from damage or casualty insurance policies relating to any physical loss of or damage to any Leased Real Property, Owned Real Property or Inventory, arising from any event, circumstance or occurrence between the date hereof and the Closing Date, but only to the extent any loss or damage or portion thereof is not actually repaired or replaced by Seller;

     (e) all Intellectual Property (other than the Transferred Intellectual Property) owned, used or held for use by Seller or any of its Affiliates (other than the Transferred Subsidiaries);

     (f) all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon other than those Trademarks included in the Transferred Intellectual Property or Transferred Subsidiary Intellectual Property or subject to a license to be granted to Buyer;

     (g) all cash and cash equivalents of the Business, except to the extent (x) a check is deposited but uncleared as of the Closing or (y) representing proceeds of insurance not constituting an Excluded Asset under Section 2.2(d);

     (h) all Intracompany Receivables and Intracompany Agreements, to the extent provided in Section 2.9;

     (i) all Contracts listed on Schedule 2.2(i);

     (j) all Fixtures and Equipment listed on Schedule 2.2(j);

     (k) all personnel records, other than the Transferred Employees’ Records;

     (l) all assets (other than Inventory) primarily used in the provision of products or services to be provided pursuant to any Ancillary Agreement in which Seller or one of its Affiliates is providing products or services to Buyer or one of its Affiliates, other than those items set forth on Schedule 2.2(l);

     (m) all claims with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Bankruptcy Code to the extent such claims are subject to an order entered by a United States Bankruptcy Court that would void or otherwise materially affect the Transaction in the event any relevant consent is not obtained from such Bankruptcy Court or the relevant debtor or debtor-in-possession prior to the Closing;

     (n) all claims, causes of action, lawsuits, judgments and demands related to Eastman Kodak Company v. Agfa Gevaert N.V. and Agfa Corp. (Case No. 6:02-CV-6564T);

     (o) all Business Books and Records (i) that are stored in Seller’s enterprise systems, other than current, open or active data necessary to make replicated systems operational for the Business, (ii) that are not separable from those Books and Records that relate to any Excluded Assets or Excluded Liabilities or relate to any business of Seller or any of its Affiliates other than the Business except as set forth on Schedule 2.2(o), despite Seller’s use of commercially reasonable efforts pursuant to Section 5.3(b), (iii) the transfer of which is prohibited by Law or (iv) the transfer of which otherwise would subject Seller or any of its Affiliates to any material liability;

     (p) all Inventory listed on Schedule 2.2(p);

     (q) to the extent their transfer is not permitted by law, all Governmental Authorizations and Non-Governmental Authorizations;

     (r) all duty drawbacks in connection with the Dental Business;

     (s) all assets set forth on Schedule 2.2(s); and

     (t) all assets and rights of any Transferred Subsidiary that would not constitute a Transferred Asset if held by any Seller or any Affiliate of Seller other than a Transferred Subsidiary.

     Section 2.3 Assumption of Liabilities. Except as otherwise specifically set forth in Section 2.4 and subject to the conditions set forth herein, at the Closing, Buyer agrees to assume the Liabilities of Seller and its Affiliates set forth below (the “Assumed Liabilities”), except that the Assumed Liabilities described in Section 2.3(h) as they relate to the Transferred Subsidiaries shall not be assumed and shall remain obligations of the applicable Transferred Subsidiary:

     (a) all Liabilities of Seller or any of its Affiliates to the extent relating to, arising out of or resulting from the conduct of the Business on or prior to the Closing;

     (b) all Liabilities relating to, arising out of or resulting from the conduct of the Business after the Closing;

     (c) all Liabilities for the Selected Compensation Payments;

     (d) all Liabilities relating to, arising out of or resulting from the Contracts (other than those Contracts that are not assigned to Buyer) and the Divisible Contracts (but only to the extent of Buyer’s portion of the rights and obligations thereunder as mutually agreed upon by Buyer and Seller in their reasonable judgment in good faith between the date hereof and Closing based upon the historical allocation of such rights and obligations between the Business and Seller’s and its Affiliates’ businesses (other than the Business)), but excluding any Liability related to any breach thereof occurring on or prior to the Closing;

     (e) all Liabilities to the extent provided for in Section 5.4 or Section 5.5;

     (f) all Liabilities to the extent relating to, arising out of or resulting from Intracompany Agreements, to the extent provided in Section 2.9(d);

     (g) all Accounts Payable and Other Current Liabilities;

     (h) all Liabilities of a Transferred Subsidiary that would constitute an Assumed Liability if they were Liabilities of Seller or any Affiliate of Seller other than a Transferred Subsidiary.

     Section 2.4 Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume or in any way become liable for any Liability of Seller or any of its Affiliates, of any nature whatsoever, other than the Assumed Liabilities (all such Liabilities, the “Excluded Liabilities”), and all such Liabilities shall remain the sole responsibility of Seller and its Affiliates and shall be retained, paid, performed and discharged solely by Seller and its Affiliates. Without limiting the generality of the foregoing, Excluded Liabilities shall include:

     (a) any Liabilities of Seller or any of its Affiliates to the extent relating to, arising out of or resulting from the ownership or operation of the Excluded Assets or any business other than the Business;

     (b) all Intracompany Payables and Liabilities to the extent relating to, arising out of or resulting from Intracompany Agreements, to the extent provided in Section 2.9;

     (c) all Indebtedness of Seller and its Affiliates;

     (d) all Liabilities arising out of or relating to any claims made by a Government Entity concerning (x) any soil and groundwater conditions at Building 214 existing prior to the Closing and (y) the Kodak Park Consent Decree and the matters which it addresses, except to the extent that such Liabilities arise out of the activities of Buyer in contravention of this Agreement, in either case on or prior to the fifth anniversary of the Closing Date;

     (e) all Liabilities to the extent provided for in Section 5.4 or Section 5.5;

     (f) any Liability of Seller or any of its Affiliates to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Affiliates or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

     (g) any Liability of Seller or any of its Affiliates (including any of the Transferred Subsidiaries) for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent otherwise explicitly agreed to herein, any Ancillary Agreement or any other agreement;

     (h) all Liabilities set forth on Schedule 2.4;

     (i) any Liability of Seller or any of its Affiliates for Taxes that have been withheld or collected but not paid to the appropriate Taxing Authority;

     (j) any Liability or obligation of Seller or any of its Affiliates under this Agreement or any of the Ancillary Agreements (or under any other agreement between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, entered into on or after the date of this Agreement in connection with the transactions contemplated herein); for the avoidance of doubt, Transferred Subsidiaries are Affiliates of Buyer after the Closing;

     (k) all Liabilities relating to, arising out of or resulting from checks and drafts issued by Seller or any of its Affiliates prior to the Closing which are uncleared as of the Closing; and

     (l) all Liabilities of a Transferred Subsidiary that would constitute an Excluded Liability if they were liabilities of Seller or any Affiliate of Seller other than a Transferred Subsidiary.”

     Section 2.5 Purchase Price. (a) On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, in addition to the assumption of the Assumed Liabilities and the payment, if any, called for by Section 2.13, Buyer shall pay (or caused to be paid) to Seller (on behalf of itself and its Affiliates) in the aggregate an amount in cash equal to $2,350,000,000 (the “Initial Purchase Price”), in the manner set forth in Section 2.5(b) and Section 2.7(a) (the Initial Purchase Price, together with the payment contemplated by Section 2.13, the “Total Purchase Price”). The Initial Purchase Price does not include the amount of any Transfer Taxes that may be due in respect of the sale, which shall be handled separately in accordance with Section 5.4(f).

     (b) The Initial Purchase Price shall be allocated among the Transferred Assets in accordance with the allocation prepared in accordance with Section 5.4(k) and the amount allocated to each jurisdiction shall be paid directly to the entity identified by Seller (which entity may be Seller, the transferor of the portion of the Transferred Assets located in that jurisdiction, or another Affiliate of Seller).

     (c) Notwithstanding anything to the contrary herein, in the event the Closing occurs after May 31, 2007 (the “Target Closing Date”), at the Closing, Seller shall pay to Buyer an amount equal to $6,400,000 for each calendar month that elapses after the Target Closing Date until the Closing Date; if the Closing occurs other than on the last day of a calendar month, the portion of the Delayed Closing Payment attributable to the calendar month in which the Closing occurs shall be prorated based on the number of days elapsed in such month through the Closing Date relative to the number of days in such month (the aggregate amount of any such payment, the “Delayed Closing Payment”). However, no Delayed Closing Payment shall become due or payable if Buyer has breached in any material respect any of its covenants under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to occur. No dispute between the parties as to whether Buyer has breached in any material respect any of its covenants under this Agreement shall serve as a basis to delay the Closing; the parties shall enter into a reasonable escrow arrangement in connection with any Delayed Closing Payment related to any such dispute and shall resolve such dispute as soon as is reasonably practicable. For the avoidance of doubt, if the Closing does not occur, Seller shall have no obligation to make a Delayed Closing Payment.

     Section 2.6 Closing. (a) The Closing shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, New York City time, on the last calendar day of the month in which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the parties hereto may mutually agree; provided, however, that the Closing shall be deemed effective as of the end of the calendar day on which it occurs. The date on which the Closing occurs is called the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

     (b) In the event that the last calendar day of the month in which the last condition set forth in Article VI is satisfied is not a Business Day, the parties shall,

subject to the agreement of the financing parties providing the Debt Financing, (i) enter into a mutually agreeable escrow agreement to document, inter alia, the arrangements set forth in this paragraph, (ii) in the case of Buyer, enter into related arrangements to provide for (A) the funding into escrow of the Equity Financing on the last Business Day prior to the Closing, (B) the delivery at the Closing of an irrevocable commitment of the financing parties to provide the Debt Financing for the purpose of financing the payment of the Initial Purchase Price and (C) the release to Seller of the Initial Purchase Price on the first Business Day following the Closing and (iii) in the case of Seller, enter into related arrangements to provide for the funding into escrow of the $20,000,000 payment by Seller required by the third sentence of Section 5.5(p)(iii) on the last Business Day prior to the Closing and the release to Buyer of such $20,000,000 payment on the first Business Day following the Closing. Such escrow arrangements will provide (1) for the payment to Buyer of any interest on the amount of the Equity Financing accruing with respect to the period from the inception of the escrow until, and including, the Closing Date, (2) for the payment to Seller of any interest on the amount of the Equity Financing accruing with respect to the period from but excluding the Closing Date until the release of the escrow, (3) for the payment to Seller of any interest on the $20,000,000 payment by Seller accruing with respect to the period from the inception of the escrow until, and including, the Closing Date and (4) for the payment to Buyer of any interest on the $20,000,000 payment by Seller accruing with respect to the period from but excluding the Closing Date until the release of the escrow. On the first Business Day following the Closing Date, Buyer shall pay (or cause to be paid) to Seller (on behalf of itself and its Affiliates) an amount in cash equal to (i) an amount equal to the Initial Purchase Price, less the amount of the Equity Financing, multiplied by (ii) the number of days between the Closing Date and the release of the escrow, divided by (iii) 365, multiplied by (iv) the AA Rate.

     Section 2.7 Deliveries by Buyer. Subject to the terms and conditions hereof, at the Closing, Buyer shall deliver to Seller (or to the Person otherwise indicated herein) the following:

     (a) the Initial Purchase Price in immediately available funds by one or more wire transfers to those accounts which are designated by Seller at least two (2) Business Days prior to the Closing Date (subject to the escrow arrangement contemplated by Section 2.6 of this Agreement, if applicable), with the portion of the Initial Purchase Price being delivered to each account as designated by Seller;

     (b) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Buyer and Seller, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of any Contracts, Divisible Contracts or other Transferred Assets;

     (c) a duly executed counterpart by Buyer or its Affiliate(s) of each Ancillary Agreement that is to be executed on the Closing Date;

     (d) evidence of the obtaining of, or the filing with respect to, the Buyer Required Approvals that are obtained prior to the Closing;

     (e) a duly executed counterpart by Buyer or its Affiliate(s) of each of the assignments of the Assigned Leases, and one or more sublease or license agreements under which Seller or one or more of its Affiliates (or its Transferees) shall sublet or license the real property listed on Schedule 1.1(a), to Buyer or one of its Affiliates, in each case in form and substance reasonably acceptable to Buyer and Seller;

     (f) the certificate to be delivered pursuant to Section 6.3(d); and

     (g) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

     Section 2.8 Deliveries by Seller. Subject to the terms and conditions hereof, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

     (a) bills of sale or other appropriate documents of transfer, in form and substance reasonably acceptable to Buyer and Seller, transferring the tangible personal property included in the Transferred Assets to Buyer (including, to the extent required by the financing parties providing the Debt Financing. with respect to all Encumbrances arising under the Secured Credit Agreement dated October 18, 2005 among Kodak, Kodak Graphic Communications Canada Company, Citicorp USA, Inc., as Agent relating to the Transferred Assets or the assets of the Transferred Subsidiaries, all termination statements and other filings required to effect and evidence the release of such Encumbrances);

     (b) one or more general assignments, in form and substance reasonably acceptable to Buyer, assigning to Buyer all rights of Seller and its Affiliates in and to the Transferred Intellectual Property; provided that, as between Buyer and Seller, Buyer shall be responsible for preparing and filing any assignments required by any Government Entity with which Seller’s or any of its Affiliates’ rights to any Transferred Intellectual Property have been filed (including any recordation necessary to evidence the assignment of such Transferred Intellectual Property to Seller or such Affiliate); provided, further, that Seller shall reasonably cooperate with Buyer, at Buyer’s request and expense, in the execution and filing of any such assignments;

     (c) a duly executed counterpart of each of the assignments of the Assigned Leases, in form and substance reasonably acceptable to Buyer and Seller;

     (d) limited warranty deeds with covenant against grantor’s acts (or comparable deeds) in recordable form and sufficient to vest in Buyer good and marketable title to, and fee simple ownership of, each parcel of Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances;

     (e) copies or, if related to Real Property, originals in recordable form, of all instruments, certificates, documents, releases and other filings necessary to release the Transferred Assets and the assets of the Transferred Subsidiaries from all Encumbrances, other than Permitted Encumbrances;

     (f) any documents, affidavits (in respect of title), certificates or such other information from Seller or its Affiliates, in a form reasonably acceptable to Seller, that is customarily obtained and which is sufficient to enable a nationally recognized title insurance company to issue title insurance with respect to the Owned Real Property as of the Closing insuring Buyer’s title as owner thereof, subject only to Permitted Encumbrances, it being understood and agreed that Buyer shall have the right in its reasonable discretion to select such title insurance company;

     (g) stock certificates representing all of the outstanding shares of capital stock or other equity interests of the Transferred Subsidiaries, duly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer, designated as Top-Tier Transferred Subsidiaries on Schedule 3.2(a);

     (h) a duly executed counterpart of an assignment and assumption agreement, in form and substance reasonably acceptable to Buyer and Seller, assigning to Buyer all rights of Seller and its Affiliates in and to all of the Contracts, exclusive of any Excluded Liabilities, other than any Contracts that are the sole responsibility of a Transferred Subsidiary;

     (i) a duly executed instrument operating as partial assignment and assumption, as required under the terms and conditions of each of the partially assigned Divisible Contracts, in a form and substance reasonably acceptable to Buyer and Seller, assigning to Buyer the agreed portion of the rights of Seller and its Affiliates in and to such Divisible Contracts, exclusive of any Excluded Liabilities;

     (j) a duly executed certificate (in the form provided for in Treasury Regulations Section 1.1445-2) from Seller and each Affiliate of Seller that will be transferring any Transferred Asset either that such transferor is not a “foreign person” for U.S. federal income tax purposes or that none of the assets being transferred by that transferor is a “United States real property interest” for U.S. federal income tax purposes;

     (k) a duly executed counterpart of each Ancillary Agreement that is to be executed on the Closing Date;

     (l) evidence of the obtaining of, or with respect to, the Seller Required Approvals that are obtained prior to the Closing;

     (m) the certificate to be delivered pursuant to Section 6.2(h);

     (n) such other customary instruments of transfer, assumptions, filings, and documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

     (o) the Consent Certificates that are obtained by Seller prior to the Closing;

     (p) the Consent Certificates required to be delivered by Seller pursuant to Section 6.2(j) of this Agreement;

     (q) estoppel certificates relating to the Real Property, or any portion thereof, that are obtained by Seller prior to the Closing from each of the Persons identified on Schedule 2.8(q) attached hereto;

     (r) to the extent available and practicable, a copy of the certificate of incorporation (or equivalent organizational document) of each Transferred Subsidiary, certified by the Secretary of State (or similar official) of its jurisdiction of organization;

     (s) to the extent available and practicable, a certificate of good standing of each Transferred Subsidiary as of a recent date by the Secretary of State (or similar official) of its jurisdiction of organization;

     (t) a certificate of the Secretary or an Assistant Secretary of each Transferred Subsidiary, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the certificate of incorporation (or equivalent organizational document) of such Transferred Subsidiary since the date of the certificate referred to in Section 2.3(n) above; and (ii) the bylaws (or equivalent organizational document) of each Transferred Subsidiary;

     (u) certified copies of resolutions of Seller’s board of directors authorizing and approving this Agreement and the transactions contemplated hereby;

     (v) the Delayed Closing Payment, if any, payable in accordance with Section 2.5(c), in immediately available funds by one or more wire transfers to those accounts which are designated by Buyer at least two (2) Business Days prior to the Closing Date; and

     (w) the $20,000,000 payment required by the third sentence of Section 5.5(p)(iii), in immediately available funds by one or more wire transfers to those accounts which are designated by Buyer at least two (2) Business Days prior to the Closing Date (subject to the escrow arrangement contemplated by Section 2.6 of this Agreement, if applicable).

     Section 2.9 Intracompany Arrangements. (a) Seller shall cause each Intracompany Payable that is between a Transferred Subsidiary, on the one hand, and an entity that is not a Transferred Subsidiary, on the other hand, and each Intracompany

Receivable that is between a Transferred Subsidiary, on the one hand, and an entity that is not a Transferred Subsidiary, on the other hand, to be, at Seller’s discretion, settled or cancelled, effective no later than immediately prior to the Closing; (b) each Intracompany Receivable and Intracompany Payable that is between two entities that are Transferred Subsidiaries may remain outstanding as of the Closing and such items shall not constitute an Excluded Asset or an Excluded Liability; (c) each Intracompany Receivable and Intracompany Payable that is between two entities that are not Transferred Subsidiaries may remain outstanding as of the Closing but such items shall constitute an Excluded Asset or an Excluded Liability, as the case may be; and (d) except as set forth on Schedule 2.9(d), Intracompany Agreements shall cease to be effective as of the Closing; notwithstanding the foregoing, the cessation of effectiveness of any Intracompany Agreement shall not affect any balance due under any such Intracompany Agreement which shall be covered by clause (a), (b) or (c) of this Section 2.9, as applicable.

     Section 2.10 Non-Assignability of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Transferred Asset (other than with respect to the Owned Real Property, or any portion thereof, the non-transferability of which is covered by Section 5.15 of this Agreement) or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and Seller and Buyer shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the full rights and benefits of use of each such Transferred Asset (including enforcement for the benefit of Buyer of any and all rights of Seller or any of its Affiliates against any other party arising out of such Transferred Asset and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require, at Buyer’s expense) and to provide Buyer or its Subsidiaries the benefits of the transfer of such Transferred Asset (but solely to the extent that Buyer receives the benefits of use of such Transferred Asset). Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any Transferred Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall, or shall cause its Affiliates to, as the case may be, assign, transfer, convey and deliver such Transferred Asset to Buyer at no additional cost. To the extent that any such Transferred Asset cannot be transferred or the full rights and benefits of use of any such Transferred Asset cannot be provided to Buyer following the Closing despite Seller’s use of commercially reasonable efforts in accordance with this Section 2.10, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to Buyer the economic and operational equivalents, to the extent permitted, and designed to provide Buyer with the rights and benefits (including enforcement for the benefit of Buyer of any and all rights of Seller or any of its Affiliates against any other party arising out of such Transferred Asset and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require, at Buyer’s expense) of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder and Buyer shall direct the operations of such Transferred Assets. With respect to the provisions of this Section 2.10, Seller shall pay promptly to Buyer, when received, all income, proceeds and other monies (other than the Initial Purchase Price) received by Seller or any of its Affiliates to the extent related to any Transferred Asset (net of any Taxes (and any other costs) imposed upon Seller or any Subsidiary in connection with the arrangements under this Section 2.10), with such Tax costs to be determined by assuming that such Transferred Assets and related operations were taxable on a stand-alone basis). If the Taxes (as so determined) and other costs imposed upon Seller or any Subsidiary in respect of such Transferred Asset exceed the monies received by Seller or any Subsidiary in respect thereof, Buyer shall promptly reimburse Seller or the applicable Subsidiary for such excess. To the extent permitted under applicable Tax law, for all Tax purposes the parties shall treat all such assets as having been transferred by Seller to Buyer at the Closing.

     Section 2.11 Obtaining Consents and Approvals. In the event that any payment of money or other consideration is required in connection with obtaining any of the consents, approvals, waivers or authorizations contemplated by Section 2.10, and Buyer determines that any such payment should be made, Buyer and Seller shall each pay 50% of such payment; provided, however, that neither Seller nor Buyer shall be required to pay more than $2,500,000, respectively, in the aggregate to obtain such consents, approvals, waivers or authorizations.

     Section 2.12 Intellectual Property Agreement. Notwithstanding anything to the contrary contained in this Agreement, at and following the Closing, Buyer’s and the Transferred Subsidiaries’ right, title and interest in and to the Transferred Intellectual Property and Transferred Subsidiary Intellectual Property shall be subject in all respects to the terms and conditions of the Ancillary Agreements, including the Intellectual Property Agreement. Nothing in this Section 2.12 shall limit the representations and warranties of Seller in Article III or Seller’s obligations under Article VII.

     Section 2.13 IRR Payment.

     (a) If the Closing has occurred and on the terms set forth in this Agreement, in addition to the Initial Purchase Price payable at the Closing in accordance with Section 2.5(a), upon the occurrence of each IRR Payment Event, the IRR Payment, if any, resulting from such IRR Payment Event shall be paid to Seller in accordance with Section 2.13(b), provided that any IRR Payment otherwise required hereunder shall be reduced to the extent necessary so that the aggregate IRR Payments made hereunder do not exceed $200,000,000, and the obligation to make any IRR Payment hereunder shall cease and terminate upon the earlier to occur of (i) such time as the aggregate IRR Payments made to Seller hereunder equal $200,000,000 and (ii) such time as (A) the Investors cease to hold any Investors Equity Interests or any property or securities other than cash or Readily Marketable Securities received by the Investors with respect to, or as consideration or in exchange for, Investors Equity Interests (such property or securities, the “Non-Marketable Property”) and (B) all IRR Payments, if any, required to be paid hereunder in connection with the IRR Payment Event, if any, arising from the Investors’ ceasing to hold any Investors Equity Interests or such property or securities have been paid in full (the earlier to occur of such events, the “Termination Event”).

     (b) Subject to any adjustments that may be made in accordance with Section 2.13(c), contemporaneously with the receipt by the Investors of any Cash Inflow on any IRR Payment Event, Buyer shall pay (or cause to be paid) to Seller (for the benefit of itself and its Affiliates in accordance with Section 2.5(b)) its good faith estimate of the IRR Payment (the “Estimated IRR Payment”), if any, by wire transfer of immediately available funds and, to the extent that the Cash Inflow from which it results consists of any Readily Marketable Securities, by transfer of Readily Marketable Securities. The percentage of any IRR Payment that is made in the form of Readily Marketable Securities shall be the same as the percentage of the Cash Inflow in the IRR Payment Event from which such IRR Payment results that consists of Readily Marketable Securities, and the portion of any IRR Payment that consists of Readily Marketable Securities shall be valued at the Fair Market Value thereof as of the date of the related IRR Payment Event.

     (c) (i) No later than 10 days following the receipt by the Investors of any Cash Inflow or the receipt by the Company of any Cash Outflow, (A) in the case of a Cash Inflow, Buyer shall deliver, or cause to be delivered, to Seller a statement that notifies Seller of such Cash Inflow (if not previously so notified) and sets forth in reasonable detail its calculation of IRR and IRR Payment, if any, as of the date of such receipt (an “IRR Statement”), and (B) in the case of a Cash Outflow, Buyer shall deliver, or cause to be delivered, to Seller a statement that notifies Seller of such Cash Outflow and sets forth in reasonable detail its calculation of the Fair Market Value of any Non-Marketable Property included in such Cash Outflow as of the date of receipt by the Company of such Non-Marketable Property (an “FMV Statement”).

     (ii) In the case of a Cash Inflow, if Seller disagrees with the determination of IRR or IRR Payment, if any, in such IRR Statement, Seller may, within 30 days after receipt of such IRR Statement, deliver a notice (an “IRR Objection Notice”) to Buyer setting forth in reasonable detail its calculation of IRR and IRR Payment.

     (iii) In the case of a Cash Outflow, if Seller disagrees with the determination of Fair Market Value in such FMV Statement, Seller may, within 30 days after receipt of such FMV Statement, deliver a notice (an “FMV Objection Notice”) to Buyer setting forth in reasonable detail its calculation of Fair Market Value.

     (iv) If Seller does not deliver an IRR Objection Notice or FMV Objection Notice to Buyer within 30 days after receipt of the IRR Statement or the FMV Statement, respectively, then Seller and Buyer will be deemed to have agreed to the IRR Statement or the FMV Statement, respectively, and such determinations shall be deemed to be finally determined as set forth therein. Buyer and Seller shall use commercially reasonable efforts to resolve any disagreements as to the computation of IRR, IRR Payment or Fair Market Value, as the case may be, but if they do not obtain a final resolution within 15 days after Buyer has received an IRR Objection Notice or FMV Objection Notice, as the case may be, Buyer and Seller shall jointly retain the New York City office of an independent “Big Four” accounting firm reasonably acceptable to both Seller and Buyer (the “Firm”) to resolve any remaining disagreements. Buyer and Seller shall direct the Firm to render a determination within 15 days of its engagement, and Buyer and Seller and their respective Affiliates and representatives shall cooperate with the Firm during the terms of its engagement. The Firm will be directed to consider only those items and amounts in the IRR Statement or the FMV Statement, as the case may be, set forth in the IRR Objection Notice or the FMV Objection Notice, as the case may be, which Buyer and Seller are unable to resolve. Buyer and Seller shall each make a submission to the Firm promptly (and in any event within 10 days after the Firm’s engagement), which submission shall contain such party’s determination of IRR, IRR Payment or Fair Market Value, as the case may be, and all relevant information, arguments, and support for such party’s position. The Firm shall review such submissions and base its determination solely on them. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination will be based on the definition of IRR, IRR Payment or Fair Market Value, as the case may be, included herein. The determination of the Firm will be conclusive and binding upon Buyer and Seller. Seller and Buyer shall each bear 50% of the costs and expenses of the Firm.

     (v) The IRR Payment, if any, as finally determined in accordance with this Section 2.13(c) shall be referred to herein as the “Actual IRR Payment.” If any Estimated IRR Payment is made as of an IRR Payment Event pursuant to Section 2.13(b), and such Estimated IRR Payment is less than the Actual IRR Payment as of such IRR Payment Event, then Buyer shall pay (or cause to be paid) to Seller (for the benefit of itself and its Affiliates in accordance with Section 2.5(b)) an amount equal to such shortfall, plus interest calculated at the bond rate for AA corporate bonds with a maturity of one year, or, if a rate is not available for that maturity, for the closest maturity for which such a rate is available (the “AA Rate”) for bonds most similar to such bonds) prevailing as of the date of such payment by wire transfer of immediately available funds and, to the extent that the Cash Inflow from which such IRR Payment results consists of any Readily Marketable Securities, by transfer of Readily Marketable Securities. If any Estimated IRR Payment is made as of an IRR Payment Event pursuant to Section 2.13(b), and such Estimated IRR Payment is greater than the Actual IRR Payment as of such IRR Payment Event, then Seller shall pay (or cause to be paid) to Buyer an amount equal to such excess plus interest calculated at the AA Rate prevailing as of the date of such payment by wire transfer of immediately available funds and, to the extent that the Cash Inflow from which such IRR Payment results consists of any Readily Marketable Securities, by transfer of Readily Marketable Securities. The percentage of any Readily Marketable Securities to be included in any such payment, if applicable, shall be determined in accordance with the last sentence of Section 2.13(b).

     (d) Buyer hereby covenants that during the period commencing on the Closing Date and expiring on the occurrence of the Termination Event:

     (i) Buyer shall cause the Company and its Subsidiaries not to enter into any agreement that would, by its terms, or should reasonably be expected to, prohibit or restrict the payment of any IRR Payment required by this Section 2.13, provided that, notwithstanding the foregoing, Buyer, the Company and its Subsidiaries may enter into or become subject to agreements that restrict the making of payments which, if made, would directly or indirectly constitute, create or result in, Cash Inflows;

     (ii) without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), Buyer shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any of the Investors, other than (A) such transactions pursuant to which Cash Inflows or Cash Outflows are made, including the entry of any management agreement or similar agreement providing for fees all of which would constitute Cash Inflows and any subscription agreement, purchase agreement or similar agreement that would result in Cash Outflows or (B) the entry of any shareholders agreement, registration rights agreement, voting agreement or other agreement related to the rights or obligations related to the Investors Equity Interests and which do not involve any Cash Inflows or Cash Outflows or any other payments by Buyer or its Subsidiaries to any Investor; and

     (iii) Buyer shall not take any action for the purpose of frustrating the intent of the parties, as reflected in this Section 2.13, that if the Investors realize a “cash-on-cash” IRR in excess of 25% on their investment in Buyer, Seller will receive IRR Payments equal to 25% of the excess return, but not exceeding $200,000,000 in the aggregate. The parties intend that this Section 2.13 shall be interpreted by the parties, any Firm, and any Governmental Entity to give maximum effect to the intent of the parties, as reflected in this Section 2.13, that if the Investors realize a “cash-on-cash” IRR in excess of 25% of their investment in Buyer, Seller will receive IRR Payments equal to 25% of the excess return, but not exceeding $200,000,000 in the aggregate.

     (e) The right of Seller to receive any IRR Payment hereunder is solely a contractual right and is not a security for purposes of any federal or state securities laws, and Seller hereby acknowledges and agrees that the obligations of the Company under this Section 2.13 shall confer upon Seller only the rights of a general unsecured creditor under applicable state law.

     (f) For purposes of this Section 2.13:

     “Cash Inflow” means the sum of:

     (i) cash payments actually received by the Investors from the Company or an Independent Third Party with respect to, or as consideration or in exchange for, Investors Equity Interests, including, without duplication, all cash payments actually received by the Investors with respect to, or as consideration or in exchange for, any property (other than Readily Marketable Securities) received by the Investors with respect to, or as consideration or in exchange for, Investors Equity Interests and all cash dividends or other cash distributions received with respect to Investors Equity Interests, net of documented out-of-pocket costs and expenses payable or paid to Independent Third Parties incurred by the Investors in connection with the transactions in which such cash payments are received; and

     (ii) the Fair Market Value (determined as of date on which Readily Marketable Securities are actually received by the Investors) of all Readily Marketable Securities actually received by the Investors from an Independent Third Party as consideration or in exchange for Investors Equity Interests, or as consideration or in exchange for, any property (other than Investors Equity Interests or Readily Marketable Securities) received by the Investors with respect to, or as consideration or in exchange for, Investors Equity Interests, but excluding any Readily Marketable Securities of the Company received by the Investors by way of dividend, distribution or any subdivision or combination with respect to or of Investors Equity Interests, net of documented out-of-pocket costs and expenses payable or paid to Independent Third Parties incurred by the Investors in connection with the transactions in which such property or Readily Marketable Securities are received.

In addition, all transaction, advisory, consulting, management and similar fees paid by the Company or any of its Subsidiaries to the Investors, in any capacity, shall be treated as Cash Inflows.

     “Cash Outflows” means the aggregate amount of cash payments made, and the Fair Market Value of property contributed, by the Investors to the Company or an Independent Third Party to purchase or otherwise in exchange for Investors Equity Interests, including, but not limited to, the investment made by the Investors to acquire Investors Equity Interests in connection with the Closing.

     “Company” means (i) either Buyer or a Person holding 100% of the outstanding equity securities of Buyer, (ii) any Wholly-Owned Subsidiary of Buyer that acquired capital stock of the Transferred Subsidiaries and Transferred Assets pursuant to this Agreement or (iii) any successor to such a Person by reason of a merger, consolidation or other business combination.

     “Excess Cash Inflows” means, with respect to an IRR Payment Event, an amount equal to the amount by which the Cash Inflow in such IRR Payment Event could be reduced (but not below 0) without resulting in an IRR as of the date of such Cash Inflow of 25% or less.

     “Fair Market Value” means: (i) with respect to any Readily Marketable Securities, as of any date, the officially quoted closing price of such securities on the stock exchange or automatic quotations systems on which such securities are listed; and (ii) with respect to Non-Marketable Property, as of such date on which any Cash Outflows are received by the Company or an Independent Third Party in the form of Non-Marketable Property, the price a willing buyer would pay a willing seller in an arms’ length transaction, as determined in accordance with Section 2.13(c).

     “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not an Investor or a Person within the definition of the Company.

     “Investors” means, collectively, Onex Partners II LP and Onex Corporation and their respective Affiliates, excluding any Person within the definition of the Company.

     “Investors Equity Interests” means all capital stock or other equity securities of the Company held by the Investors as of the Closing and at any time thereafter, including any capital stock or other equity securities of the Company issued to Investors directly or indirectly with respect to Investors Equity Interests by way of dividend, distribution or any subdivision or combination, but excluding any Readily Marketable Securities taken into account pursuant to clause (ii) of the definition of Cash Inflows.

     “IRR” means the annual interest rate (compounded annually), if any, which, when used to calculate the net present value as of the Closing Date of all Cash Inflows and all Cash Outflows through the date of determination, causes such net present value of all Cash Inflows to equal such net present value of all Cash Outflows.

     “IRR Payment” means, with respect to any IRR Payment Event, an amount equal to 25% of the Excess Cash Inflow in such IRR Payment Event.

     An “IRR Payment Event” occurs if an IRR in excess of 25% is achieved immediately after giving effect to any Cash Inflow.

     “Readily Marketable Securities” means readily marketable securities listed or quoted on a U.S. national stock exchange or the NASDAQ Stock Market or a major international stock exchange or automatic quotation system.

     Section 2.14 Deferred Closings.

     (a) Notwithstanding anything to the contrary contained herein, in the event that all of the conditions to the Closing set forth in Article VI have been satisfied (or waived in writing) with respect to all of the countries in which the Transferred Assets are physically located or from which the Business derived revenues in 2005, other than one or more countries which in the aggregate contributed less than ten (10) percent of the Business’ 2005 revenues (the “Deferred Closing Countries”), based on the allocation of the Business’ 2005 revenues set forth on Schedule 2.14, the Closing shall be effected, including the payment of the Initial Purchase Price; provided, however, that the evidence to be delivered in connection with the Closing pursuant to Article VI shall be required only with respect to all of such countries, other than the Deferred Closing Countries. One or more subsequent closings (“Deferred Closings”) shall occur as soon as practicable following the receipt of all of the evidence to be delivered, with respect to each such Deferred Closing Country. Until such time as a Deferred Closing occurs with respect to a Deferred Closing Country, Seller shall, with any necessary cooperation from Buyer, operate the portion of the Business located in such Deferred Closing Country in trust for the account of Buyer in a manner consistent with the terms of this Agreement. In connection therewith, (i) Buyer and Seller shall net out the costs and benefits associated with the portion of the Business in each such Deferred Closing Country for the period between the Closing Date and the date of the Deferred Closing for such Deferred Closing Country on the date of the Deferred Closing for such Deferred Closing Country, (ii) all assets that would be Transferred Assets, but for the failure to receive the evidence to be delivered in connection with the Closing, shall be regarded as Transferred Assets for purposes of the calculations required under Section 2.5(b), (iii) the Assumed Liabilities relating to such Deferred Closing Country shall be deemed to have been assumed as of the Closing for purposes of Section 2.5(b) and (iv) the parties hereto shall use commercially reasonable efforts, and cooperate with each other, to obtain promptly the remaining evidence to be delivered to effectuate a Deferred Closing with respect to such Deferred Closing Country. To the extent that Buyer is required to pay any cash consideration for the Transferred Assets located in any Deferred Closing Countries at a Deferred Closing, Seller shall remit to Buyer, in immediately available funds, the amount of cash consideration allocated to such Deferred Closing Country in accordance with Section 5.4(k), and Buyer shall pay such consideration at such Deferred Closing.

     (b) Buyer and Seller shall use commercially reasonable efforts between the date hereof and Closing to develop and implement provisional arrangements for each potential Deferred Closing Country, including engaging in the activities set forth in Section 5.22.

     (c) In the event that a Deferred Closing does not occur with respect any Deferred Closing Country within 180 days after the Closing Date (the “Deferred Closing Deadline”), either Buyer or Seller may give notice to the other of its election to terminate the arrangements set forth in this Section 2.14 with respect to such Deferred Closing Country; if such notice is given, (i) within five (5) Business Days after such notice, Seller shall pay to Buyer such portion of the Initial Purchase Price allocable to the Business conducted at such Deferred Closing Country, as set forth on Schedule 5.4, together with interest thereon from the Closing Date to the date of payment at the rate of interest borne by Buyer and its Wholly-Owned Subsidiaries under the senior debt included in the Debt Financing, (ii) the temporary arrangements entered into prior to the Deferred Closing Deadline pursuant to Section 2.14(a) in respect of such Deferred Closing Country shall cease as of such time the payment contemplated in clause (i) immediately foregoing is made to Buyer and (iii) at Seller’s request, subject to Section 5.13, Seller and Buyer shall enter into mutually agreeable, commercially reasonable arrangements to allow Seller to continue to conduct the Business in such Deferred Closing Country. However, a party that has breached in any material respect any of its covenants under this Agreement in any manner that proximately contributed to the failure of a Deferred Closing to occur prior to the Deferred Closing Deadline with respect to a Deferred Closing Country may not give a notice pursuant to the immediately preceding sentence with respect to such Deferred Closing Country.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, except as set forth on the Seller Disclosure Schedule (each of which disclosures shall clearly indicate the Section, and, if applicable, the Subsections of this Article III to which it relates), as follows:

     Section 3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has all requisite corporate power and authority to own, lease and operate its assets, and to carry on the Business as currently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

     Section 3.2 Subsidiaries.

     (a) Schedule 3.2(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each Transferred Subsidiary, including the Newco Entities, together with its jurisdiction of organization and its authorized and outstanding capital stock or other equity interests as of the date hereof. Each Asset Transferring Subsidiary and each Transferred Subsidiary is duly organized, validly existing, and in good standing or active under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its portion of the Business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Seller has heretofore delivered or made available to Buyer complete and correct copies of the certificate of incorporation and the by-laws (or similar organizational documents) of each of the Transferred Subsidiaries as presently in effect. Seller or one or more of its Affiliates owns all right, title and interest in and to all outstanding stock and other equity interests of the Transferred Subsidiaries. All of the outstanding stock and other equity interests of the Transferred Subsidiaries have been duly authorized, and are validly issued, fully paid and non-assessable.

     (b) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Transferred Subsidiaries are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the Transferred Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding stock and other equity interests of the Transferred Subsidiaries are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of the Transferred Subsidiaries.

     (c) Seller or one or more of its Affiliates has good and valid title to the outstanding stock and other equity interests of the Transferred Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and upon delivery by Seller and/or any of its Affiliates of the outstanding stock and other equity interests of the Transferred Subsidiaries at Closing, good and valid title to the outstanding stock and other equity interests of the Transferred Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances and those resulting from Buyer’s ownership, will pass to Buyer.

     (d) Except as set forth on Schedule 3.2(d), no Transferred Subsidiary owns, directly or indirectly, any capital stock or other equity interests of any Person (other than a Transferred Subsidiary) or has any direct or indirect equity or ownership interest in any business (other than a Transferred Subsidiary), or is a member of or participant in any partnership, joint venture or similar Person (other than a Transferred Subsidiary).

     Section 3.3 Corporate Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party. Each Affiliate of Seller has or prior to the Closing will have full corporate power and authority to execute and deliver each Ancillary Agreement or Closing document to which it is a party and to perform its obligations thereunder. The execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or Closing document to which it is a party have been or prior to the Closing will have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or Closing documents to which such Affiliate is a party or signatory.

     Section 3.4 Consents and Approvals. (a) Except as set forth on Schedule 3.4(a), to the Knowledge of Seller, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Government Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement and the Ancillary Agreements.

     (b) Except as set forth on Schedule 3.4(b), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person which is not a Government Entity or Self-Regulatory Organization in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement and the Ancillary Agreements.

     Section 3.5 Non-Contravention. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Seller or any of its Affiliates, (b) except as set forth on Schedule 3.4(b) of the Seller Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, right of cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller or any of its Affiliates under, or result in a loss of any benefit to which Seller or any of its Affiliates is entitled under, any material Contract, or result in the creation of any material Encumbrance upon any of the Transferred Assets or any of the assets of the Transferred Subsidiaries, or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedules 3.4(a) and 3.4(b) of the Seller Disclosure Schedule, or required to be made or obtained by Seller, violate or result in a breach of or constitute a default under any Law to which Seller or any of its Affiliates is subject, or under any material Governmental Authorization.

     Section 3.6 Binding Effect. Each of this Agreement and the Ancillary Agreements, when executed and delivered by Buyer and the other parties thereto, constitutes a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in accordance with their respective terms.

     Section 3.7 Financial Statements. Schedule 3.7 sets forth true and complete copies of the Historical Carve-Out Financial Statements and the Unaudited Interim Pro Forma Transaction Balance Sheet and:

     (a) Except as described in the notes to the Historical Carve-Out Financial Statements, the Historical Carve-Out Financial Statements (i) have been prepared in accordance with GAAP (except for the absence of a five-year table as required by Regulation S-K) consistently applied, and fairly present, in all material respects, the financial position and results of operations and cash flows of the Business as of the dates thereof or the periods then ended and (ii) were derived from the books and records of Seller and its affiliates;

     (b) The Unaudited Interim Pro Forma Transaction Balance Sheet has been prepared based on adjustments to the Unaudited Carve-Out Financial Statements, such adjustments representing management’s good faith estimate (determined using reasonable judgment) of the Transferred Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities, as contemplated by this Agreement; and

     (c) Except as specifically set forth on Schedule 3.7(c), neither Seller nor any of its Affiliates has any material Liabilities related to the Business, except (a) to the extent accrued, reflected or reserved against in the Unaudited Interim Pro Forma Transaction Balance Sheet or the unaudited combined statement of financial position for the Business (excluding Non-Destructive Testing and Personal Monitoring) as of September 30, 2006; (b) Liabilities incurred in the Ordinary Course of Business since the date of the Unaudited Interim Pro Forma Transaction Balance Sheet, none of which relates to a breach of contract (other than customer write-offs, discounts or adjustments in the Ordinary Course of Business consistent with past custom and practice), breach of warranty, tort, violation of Law, any action, suit or proceeding (including, without limitation, any proceeding in eminent domain or other similar proceeding affecting any portion of any real property), any writ, injunction, decree, order, judgment or litigation affecting the ownership, lease, occupancy or operation of any real property; (c) Liabilities relating to any of the proceedings set forth on Schedule 3.8; (d) Liabilities under the Contracts or Divisible Contracts, other than Liabilities for breaches thereof; and (e) Liabilities under this Agreement and the Ancillary Agreements. This Section 3.7(c) does not apply to any Liabilities arising in connection with Intellectual Property which is addressed exclusively in Section 3.14.

     Section 3.8 Litigation and Claims. Except as set forth on Schedule 3.8:

     (a) There is no material civil, criminal, investigative, appellate or administrative action, suit, demand, claim, hearing, proceeding or investigation pending, or to the Knowledge of Seller threatened, against or relating to Seller or any of its Affiliates in connection with the Transferred Assets, any of the assets of the Transferred Subsidiaries, the Business or the transactions contemplated hereby.

     (b) None of the Transferred Assets or any of the assets of the Transferred Subsidiaries is subject to any material order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

     Section 3.9 Taxes. Except as set forth on Schedule 3.9 or as would not have a Material Adverse Effect, (a) all Tax Returns with respect to the Business that are required to be filed on or before the date of Closing (taking into account extensions) and any other Tax Returns required to be filed by each Transferred Subsidiary on or before the date of Closing (taking into account extensions) have been or will have been duly filed and all amounts shown to be due and owing thereon have been or will have been duly and timely paid; (b) there is no outstanding audit examination, deficiency or litigation with respect to material Taxes involving any Transferred Subsidiary; (c) there is no request for a ruling or determination in respect of any Tax pending between any Transferred Subsidiary and any Taxing authority; (d) no Transferred Subsidiary has been a member of a group that files any Tax Return on a consolidated, combined, unitary or similar basis with Seller or any of its Affiliates; (e) on the Closing Date, no Transferred Subsidiary will be a party to any Tax sharing agreement; (f) there is no outstanding waiver of the statute of limitations with respect to Taxes relating to any Transferred Subsidiary; (g) there is no lien for Taxes upon any of the Transferred Assets or any of the assets of the Transferred Subsidiaries other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action; (h) no Taxing authority has asserted in writing to any Transferred Subsidiary that such Transferred Subsidiary was required to file a material Tax Return in any jurisdiction where the Transferred Subsidiary has not filed a Tax Return; and (i) all Taxes that are or were required to be withheld or collected with respect to the Business or by any Transferred Subsidiary have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing authority.

     Section 3.10 Employee Benefits.

     (a) All material benefit and compensation plans, contracts, policies or arrangements covering Applicable Employees, including any trust instruments and insurance contracts forming a part thereof, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, any material deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation supplement, short term disability, vacation and severance plans and all material employment, severance and change in control agreements, and all amendments thereto (the “Benefit Plans”), other than Benefit Plans maintained outside of the U.S. primarily for the benefit of Employees working outside of the U.S. (such plans hereinafter referred to as “Non-U.S. Benefit Plans”) and Benefit Plans that are individual arrangements, are listed on Schedule 3.10(a). Benefit Plans other than Non-U.S. Benefit Plans are hereinafter referred to as “U.S. Benefit Plans”. All Benefit Plans sponsored by any Transferred Subsidiary for the benefit of Applicable Employees are hereinafter referred to as “Transferred Subsidiary Benefit Plans”; all U.S. Benefit Plans that are Transferred Subsidiary Benefit Plans, if any, are identified as such on Schedule 3.10(a) (the “U.S. Transferred Subsidiary Benefit Plans”). Seller has delivered or made available to Buyer (A) with respect to each U.S. Benefit Plan a copy of, or a plan level summary describing the types of benefits provided under, such U.S. Benefit Plan and any amendments thereto, and, a copy of any summary plan descriptions and summaries of material modifications to any such plan required to be prepared under applicable Law, and (B) with respect to each U.S. Transferred Subsidiary Benefit Plan: (i) if required to be prepared under ERISA or the Code, a copy of the two most recent annual reports(including all required attachments, schedules and financial statements), and the two most recent actuarial reports; (ii) if the Benefit Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement or document and the latest statement of assets and/or financial statements thereof; and (iii) a copy of the most recent favorable determination letter issued by the IRS with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code.

     (b) (i) Each U.S. Transferred Subsidiary Benefit Plan has been administered and complied in all material respects with its terms and all applicable Laws, or to the extent Section 409A of the Code applies to such plan, in reasonable good faith compliance in all material respects with the applicable requirements of Section 409A since January 1, 2005, (ii) no actions, suit, claims, litigation or disputes are pending, or to Seller’s Knowledge threatened, with respect to any U.S. Benefit Plan that would be material to the Business, and no audits, inquiries, reviews, proceedings or, to Seller’s Knowledge, investigations, involving any U.S. Benefit Plan that would be material to the Business are pending before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (iii) each U.S.

Transferred Subsidiary Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and, to Seller’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification, and (iv) there are no outstanding liabilities for material taxes, penalties or fees with respect to any U.S. Transferred Subsidiary Benefit Plan.

     (c) Neither Seller nor any of its Affiliates has incurred or expects to incur any obligation to contribute to, or any withdrawal liability under Subtitle E of Title IV of ERISA with respect to, any U.S. Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of any of its Affiliates under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”)).

     (d) No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66 (“Funding Waiver Reportable Event”), has been required to be filed for any U.S. Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or by any ERISA Affiliate within the 24 month period ending on the date hereof. Schedule 3.10(d) contains a description of the facts concerning any Funding Waiver Reportable Event.

     (e) With respect to each of the U.S. Transferred Subsidiary Benefit Plans, as of the date hereof, all required contributions have been timely made and all obligations have been properly accrued and reflected on the books and records of the Business. As of the date hereof, none of the U.S. Benefit Plans has any risk of incurring liability under Title IV or Section 302 of ERISA that would be material to the Business. No U.S. Transferred Subsidiary Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

     (f) The U.S. Transferred Subsidiary Benefit Plans have complied in all material respects with the requirements of Section 4980B of the Code.

     (g) Except as set forth on Schedule 3.10(g), no U.S. Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated thereby (whether alone or in connection with any subsequent event(s)), could result in the material increase, acceleration or provision of any payments, benefits or other rights to any Transferred Employee, whether or not any such payment, benefit or right would constitute a “parachute payment” within the meaning of Section 280G of the Code, or the immediate funding or financing of any compensation or benefits.

     (h) All Non-U.S. Benefit Plans comply in all material respects with the applicable Laws of the relevant jurisdiction (including any local regulatory or tax approval requirements), and the governing provisions of the relevant Non-U.S. Benefit Plan (hereinafter referred to as “Applicable Local Law”). As of the date hereof, there is no pending or, to the Knowledge of Seller, threatened material litigation relating to Non-U.S. Benefit Plans.

All the Non-U.S. Benefit Plans which are intended, to the extent allowable under Applicable Local Law, to obtain tax exemption on contributions, benefits and/or invested assets under Applicable Local Law now meet, and since their inception have met, the requirements for such tax exemption under Applicable Local Law except as would not reasonably be likely to have a Material Adverse Effect. To Seller’s Knowledge, the tax exemption of no Non-U.S. Benefit Plan is the subject of examination by any Government Entity or pending cancellation. To Seller’s Knowledge, no event has occurred that would subject any party to the imposition of any material penalty with respect to the administration of any Non-U.S. Benefit Plan so far as it relates to Transferred Employees. With respect to each Non-U.S. Benefit Plan, the benefits to be provided under such plan or in respect of Transferred Employees which have accrued in accordance with Applicable Local Law prior to the date hereof (but excluding any severance or similar such benefits outside of the U.S.), have been paid and/or properly reflected on the books and records and other financial reports of Seller.

     Section 3.11 Labor. Except as set forth on Schedule 3.11(a)(i) with respect to the U.S. and except as set forth on Schedule 3.11(a)(ii) for other jurisdictions, neither Seller nor any of its Affiliates is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the Employees.

     (a) There is no pending, or to the Knowledge of Seller threatened, strike, walkout or other work stoppage or any union organizing effort by any of the Employees.

     (b) Except as set forth on Schedule 3.11(c), there is no unfair labor practice, charge or complaint against the Business pending, or to Seller’s Knowledge threatened, before the National Labor Relations Board or other Government Entity.

     Section 3.12 Compliance with Laws. (a) Except as disclosed on Schedule 3.12(a), the Business has been since January 1, 2004 and currently is being conducted in all material respects in compliance with all applicable Laws, (b) neither Seller nor any of its Affiliates has received any notice alleging any material violation under any applicable Law, and (c) the Business has all material Governmental Authorizations necessary for the conduct of the Business as currently conducted.

     Section 3.13 Environmental Matters. Except for the matters set forth on Schedule 3.13:

     (a) the Business as currently conducted and the Real Property are in compliance in all material respects with all applicable Environmental Laws;

     (b) the Business possesses all material permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted and the Real Property, as presently conducted is in compliance in all material respects with all terms and conditions of such permits and licenses and has timely filed any application required for renewal of such material permits and licenses;

     (c) during the past five years Seller has not received from any Person any written notice, demand, claim, letter or request for information, relating to any material violation or alleged material violation of or liability under any Environmental Law in connection with the Business;

     (d) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Business;

     (e) there has been no transportation, release, discharge or disposal of any Hazardous Substance at the Real Property which has or is expected to result in material liability under Environmental Laws; and

     (f) Seller has made available to Buyer copies of any material reports, studies and assessments in its possession or control relating to the compliance with or liability under Environmental Laws of the Business and the Real Property.

     Notwithstanding any other representation and warranty in Article III, the representations and warranties contained in this Section 3.13 constitute the sole representations and warranties of Seller relating to any Environmental Law.

     Section 3.14 Intellectual Property. Except as set forth on Schedule 3.14, in all material respects, (a) Seller and/or its Affiliates own all the Scheduled Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, (b) to the Knowledge of Seller, the Scheduled Intellectual Property is valid, subsisting and enforceable, (c) to the Knowledge of Seller, Seller and its Affiliates have the right to use the Transferred Intellectual Property and Transferred Subsidiary Intellectual Property as such Intellectual Property is currently used in the Business, (d) to the Knowledge of Seller, neither the conduct of the Business nor any of the products sold or services provided by Seller or any of its Affiliates in connection therewith, infringes upon or otherwise violates the Intellectual Property of any other Person, and no claim is pending or, to the Knowledge of Seller, threatened in writing since January 1, 2004, against Seller or any of its Affiliates alleging any of the foregoing, (e) to the Knowledge of Seller, no Person is engaging in any activity that infringes upon or otherwise violates in any material respect any Transferred Intellectual Property or Transferred Subsidiary Intellectual Property, (f) there is no litigation, opposition, cancellation, proceeding, objection or claim pending or, to the Knowledge of Seller, threatened in writing since January 1, 2004, against Seller or any of its Affiliates concerning the ownership, validity, registerability, enforceability or use of any Transferred Intellectual Property or Transferred Subsidiary Intellectual Property, and (g) Seller and its Affiliates have taken reasonable measures to protect the secrecy, confidentiality and value of the Trade Secrets that are included in the Transferred Intellectual Property or Transferred Subsidiary Intellectual Property.

     Section 3.15 Contracts. (a) Schedule 3.15 sets forth a complete and accurate list of all of the following Contracts (each such Contract, a “Material Contract”):

          (i) any agreement involving annual revenues during the year ended December 31, 2005 of the Business in an amount in excess of $10,000,000;

          (ii) any sales representative, distribution or marketing agreement providing for annual payments during the year ended December 31, 2005 by Seller or any of its Affiliates relating to the Business of $10,000,000 or more;

          (iii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets involving annual payments during the year ended December 31, 2005 by Seller or any of its Affiliates relating to the Business of $7,500,000 or more;

          (iv) any lease of personal property providing for annual rental payments to or from Seller or its Affiliates relating to the Business in excess of $1,000,000;

          (v) any partnership, joint venture or other similar agreement or arrangement of Seller or its Affiliates;

          (vi) any agreement relating to the acquisition or disposition of any interest in another entity (whether by merger, sale of stock, sale of assets or otherwise);

          (vii) any agreement that limits the freedom of Seller or any of its Affiliates to compete in any line of business or with any Person or in any area, in each case, that would so limit the freedom of Buyer after the Closing Date;

          (viii) any Contract (or group of related Contracts) under which Seller or any of its Affiliates has created, incurred, assumed, or guaranteed any Indebtedness related to the Transferred Assets or Transferred Subsidiaries in excess of $1,000,000 or under which it has imposed an Encumbrance (other than a Permitted Encumbrance) on any of its assets, tangible or intangible;

          (ix) any Contract under which Seller or any of its Affiliates has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (x) any commitment of Seller or any of its Affiliates to make a capital expenditure or to purchase any capital asset in excess of $5,000,000 Related to the Business;

          (xi) any license agreement providing for annual payments during the year ended December 31, 2005 by Seller or its Affiliates relating to the Business in excess of $3,000,000.

     (b) Seller has delivered or made available to Buyer a correct and complete copy of each Material Contract (including all amendments thereto), except to the extent such delivery would constitute a breach of such Material Contract, in which event Seller has delivered to Buyer a true and correct summary of the material terms and conditions thereof (other than any material terms and conditions the summary of which would constitute a breach of such Material Contract). Each of the agreements, contracts, leases and subleases, purchase orders, tenders, arrangements, understandings, instruments, commitments and licenses set forth on Schedule 3.15 is in full force and effect and is enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Material Contract any material violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates or, to the Knowledge of Seller, any other party thereto. There are no material disputes pending or threatened under any Material Contract.

     Section 3.16 Absence of Changes. Between October 1, 2006 and the date hereof, (a) Seller and its Affiliates have conducted the Business only in the Ordinary Course; and (b) the Business has not experienced any event or condition, and to Seller’s Knowledge no event or condition is threatened, that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect. Except as set forth on Schedule 3.16, since October 1, 2006, none of the actions or events prohibited or circumscribed by Section 5.2 have been taken or have occurred, except as expressly permitted by this Agreement.

     Section 3.17 Sufficiency of Assets. Except for the services and assets set forth on Schedule 3.17, the Transferred Assets and the assets of the Transferred Subsidiaries, when taken together with any assets, services or rights to be provided by Seller or its Affiliates pursuant to the Ancillary Agreements, constitute all the assets that will be necessary for Buyer to continue to operate and conduct the Business immediately following the Closing in all material respects as currently conducted. The tangible assets included in such assets have been maintained substantially in accordance with normal industry practice, are in good operating condition (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

     Section 3.18 Title to Property. Except as set forth on Schedule 3.18, Seller and its Affiliates have, and at the Closing Seller and its Affiliates will transfer to Buyer or its Affiliates, (a) good and marketable fee simple title to, or subject to any required consents, a valid and binding leasehold interest in, the Owned Real Property and Leased Real Property, respectively, that are included in the Transferred Assets or any of the assets of the Transferred Subsidiaries and (b) good and valid title to the personal tangible property they own or lease that is included in the Transferred Assets or any of the assets of the Transferred Subsidiaries, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

     Section 3.19 Real Property. Seller has delivered to Buyer complete and accurate copies of each of the Assigned Leases. Schedule 1.1(a)(i) lists all parcels of Leased Real Property. Schedule 1.1(a)(ii) lists all parcels of leased Transferred Subsidiary Real Property.

     (b) Schedule 1.1(e) lists all parcels of Owned Real Property, including a legal description thereof, except with respect to the Building 214 Facility and the parcels of Owned Real Property located in Windsor, Colorado, to the extent either such legal description has not been obtained by Seller as of the date hereof. Except as set forth or listed on Schedule 3.19, neither the Owned Real Property (or any portion thereof) nor the owned Transferred Subsidiary Real Property (or any portion thereof) is subject to any written or oral lease, sublease, license, sublicense or other occupancy agreement, and no Person other than Seller or its Affiliates occupies or has the legal right to use the Owned Real Property or the owned Transferred Subsidiary Real Property except with respect to any such agreements that have been disclosed to, and delivered to or made available to, Buyer.

     (c) There are no pending or, to the Knowledge of Seller, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property, the owned Transferred Subsidiary Real Property or, to the Knowledge of Seller, the Leased Real Property or the leased Transferred Subsidiary Real Property, except as set forth on Schedule 3.19, or, in respect of proceedings commencing from and after the date hereof.

     (d) None of the Owned Real Property, the Transferred Subsidiary Real Property or the Leased Real Property have suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects, except as set forth on Schedule 3.19 or, with respect to damage occurring from and after the date hereof, except for any such damage that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (e) Except for assessments occurring on a regular basis or in accordance with applicable Laws or as a result of the transactions described herein, to the Knowledge of Seller, there is no contemplated reassessment of any parcel of Owned Real Property that would materially adversely increase the real estate tax assessment for such parcel.

     (f) Neither Seller nor its Affiliates are obligated under or a party to, any option, right of first refusal or other contractual right or obligation to purchase, acquire, sell or dispose of any portion of the Owned Real Property or any interest therein.

     (g) Other than those of the following, the breach of which would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (i) Seller or an Affiliate, as applicable, is in quiet, peaceful and exclusive possession of the Leased Real Property and the leased Transferred Subsidiary Real Property, except (solely with respect to the exclusivity of Seller’s possession) for those agreements, if any, that have been disclosed to and delivered or made available to Buyer, (ii) each Assigned Lease and each lease for any of the leased Transferred Subsidiary Real Property is in full force and effect, (iii) all rent and other sums and charges due and payable by Seller or its Affiliate, as lessee or sublessee thereunder, are current, (iv) Seller or its Affiliate, as the case may be, has complied in all material respects with the terms of each Assigned Lease and lease for any of the leased Transferred Subsidiary Real Property and (v) Seller or a Transferred Subsidiary has not received any notice of default from any of the landlords under any of the Assigned Leases or under a lease for any of the leased Transferred Subsidiary Real Property.

     Section 3.20 Warranties/Product Liability. Except as set forth on Schedule 3.20, as reflected or reserved against in the Historical Carve-Out Financial Statements or incurred since the date of the Historical Carve-Out Financial Statements in the Ordinary Course of Business and at a level consistent with past experience, (a) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business or any services provided by the Business (a “Product”), or claim or lawsuit involving a Product which is pending or, to Seller’s Knowledge, threatened, by any Person, and (b) there has not been, nor is there under consideration by the Business, any Product recall or post-sale warning of a material nature conducted by or on behalf of the Business concerning any Product. All Products materially complied and comply with applicable Governmental Authorizations, contractual commitments, express and implied warranties and Laws, and there have not been and there are no material defects or deficiencies in such Products. The applicable standard terms and conditions of sale or lease of products sold or provided by Seller or any of its Affiliates prior to the Closing is generally not subject to any guaranty, standard warranty, or other indemnity beyond a term of 18 months.

     Section 3.21 Insurance. Schedule 3.21 of the Seller Disclosure Schedule lists all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability, and workers’ compensation coverage), and a description of each such policy, and also includes (a) a summary of the loss experience since January 1, 2004 related to the Business under each policy and (b) a statement describing each claim since January 1, 2004, to the extent such claims can be identified as being solely related to the Business. All of such policies or renewals thereof are in full force and effect. All premiums with respect to such policies that are currently due have been paid. Neither Seller nor any of its Affiliates has within the past three years (i) been in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) with respect to its obligations under any such insurance policies, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default in any material respect, or permit termination, modification or acceleration under such policies, (ii) repudiated any provision of any such insurance policies or (iii) been denied insurance coverage related to the Business.

     Section 3.22 Finders’ Fees. Except for Goldman, Sachs & Co. and Lazard, Freres & Co., LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated hereby.

     Section 3.23 Customers and Suppliers. Schedule 3.23 accurately sets forth a list of the top ten (10) customers (the “Top Customers”) and suppliers (the “Top Suppliers”) of the Business by dollar volume of sales and purchases, respectively, for the fiscal year ended December 31, 2005. Neither Seller nor any of its Affiliates has received any written notice from any Top Supplier to the effect that such supplier will stop, decrease the rate of, or change the material terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither Seller nor any of its Affiliates has received any written notice from any Top Customer to the effect that such customer will stop, or materially decrease the rate of, purchasing services and/or products of the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

     Section 3.24 Affiliated Transactions. Except as set forth on Schedule 3.24, no Affiliated Person is party to any Material Contract or has any interest in any material property, asset or right used by, or necessary for, the Business or, since January 1, 2006, has received any funds in excess of $250,000 from or on behalf of the Business (other than compensation paid to employees of the Business in the Ordinary Course of Business). For purposes hereof, an “Affiliated Person” means (a) any officer or director of Seller or any of its Affiliates or any Person reporting directly to any officer or director of Seller or any of its Affiliates and (b) any immediate family member of any such Person, officer or director.

     Section 3.25 No Other Representations or Warranties. Except as otherwise provided in this Article III, the Transferred Assets and any of the assets of the Transferred Subsidiaries will be transferred to Buyer “AS IS”, “WHERE IS” and “WITH ALL FAULTS”, and Seller expressly disclaims all other representations and warranties, express or implied, with respect to the execution, delivery or performance of this Agreement, the Business, the Transferred Assets or any of the assets of the Transferred Subsidiaries or the Assumed Liabilities, including warranties of merchantability or fitness for a particular purpose and representations and warranties arising by course of dealing or performance, custom or usage in the trade or otherwise, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, except as set forth on the Buyer Disclosure Schedule (each of which disclosures shall clearly indicate the Section, and, if applicable, the Subsections of this Article IV to which it relates), as follows:

     Section 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective business as currently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its respective properties and assets or the conduct of its respective business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair or delay Buyer’s ability to perform its obligations hereunder.

     Section 4.2 Corporate Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements has been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements.

     Section 4.3 Consents and Approvals. (a) Except as set forth on Schedule 4.3(a), to the Knowledge of Buyer, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or made by Buyer or any of its Affiliates with, any Government Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by Buyer or any of its Affiliates of this Agreement and the Ancillary Agreements or the conduct of the Business by Buyer and its Affiliates immediately following the Closing.

     (b) Except as set forth on Schedule 4.3(b), no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, Buyer or any of its Affiliates with, any Person which is not a Government Entity or Self-Regulatory

Organization, in connection with the execution, delivery and performance by Buyer or any of its Affiliates of this Agreement and the Ancillary Agreements.

     Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificates of incorporation, bylaws or other organizational documents of Buyer or any of its Affiliates, (b) except as set forth on Schedule 4.3(b) of the Buyer Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, right of cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer or any of its Affiliates under, or result in a loss of any benefit to which Buyer or any of its Affiliates is entitled under, any material Contract, or result in the creation of any material Encumbrance upon any of the Transferred Assets or any of the assets of the Transferred Subsidiaries, or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedules 4.3(a) and 4.3(b) of the Buyer Disclosure Schedule, or required to be made or obtained by Buyer, violate or result in a breach of or constitute a default under any Law to which Buyer or any of its Affiliates is subject, or under any material Governmental Authorization.

     Section 4.5 Binding Effect. This Agreement, when executed and delivered by Seller, and each of the Ancillary Agreements, when executed and delivered by Seller and its Affiliates parties thereto, will constitute a valid and legally binding obligation of Buyer enforceable against it, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in accordance with its terms.

     Section 4.6 Finders’ Fees. Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated hereby.

     Section 4.7 Financing. Buyer has delivered to Seller true and correct copies of (a) the commitment letter dated January 9, 2007 from Credit Suisse, Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P. to Buyer (the “Debt Financing Commitments”), pursuant to which the financing parties thereto have agreed to lend the amounts set forth therein (the “Debt Financing”), and (b) the equity commitment letter dated January 9, 2007 from Onex Partners II LP to Buyer (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Onex Partners II LP has committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Each of the Financing Commitments is valid and in full force and effect and the respective commitments contained therein have not been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid as of the date of this Agreement. Subject to receipt in full of the financing contemplated by the Financing Commitments, Buyer will have on the Closing Date the financial ability to pay the aggregate purchase price payable by Buyer to Seller pursuant to Section 2.5 and for Buyer to pay Buyer’s fees and expenses in connection with the Transaction. As of the date of this Agreement, Buyer does not have any reason to believe, after due inquiry, that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on the Closing Date, provided that no representation or warranty is made as to any condition to the Financing or risk that the Financing will not be available to the extent that such condition or risk relates to the Business, the Transferred Assets or Assumed Liabilities.

     Section 4.8 Litigation and Claims. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing. Neither Buyer nor any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing. As of the date of this Agreement, there are no administrative actions, suits, demands, claims, hearings, proceedings or investigations by or against Buyer or any of its Affiliates pending or, to the Knowledge of Buyer, threatened, which would affect the legality, validity or enforceability of any Financing Commitment.

     Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer and Buyer expressly disclaims all other representations and warranties, express or implied, including representations and warranties arising by course of dealing or performance, custom or usage in the trade or otherwise, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing.

     Section 4.10 Subsidiaries. Set forth on Schedule 4.10 is a complete and accurate list of each subsidiary, whether direct or indirect, of Buyer, together with its jurisdiction of organization and its authorized and outstanding capital stock or other equity interests as of the date hereof.

     Section 4.11 Business of Buyer. As of the date hereof, to the Knowledge of Buyer, neither Buyer nor any of its Affiliates derives any revenue in the lines of business indicated in the NAICS Codes listed in Schedule 4.11 or is party to, or is negotiating, a contract to acquire a Person that derives revenue in such lines of business.

ARTICLE V

COVENANTS

     Section 5.1 Access and Information.

     (a) From the date hereof until the Closing, subject to any applicable Laws, Seller shall, and shall cause its Affiliates to: (i) afford Buyer and its representatives (including representatives of entities providing or arranging financing for Buyer) reasonable access, during regular business hours and upon reasonable advance notice, to the Employees, the Business, Business Books and Records and Transferred Assets, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests, (iii) instruct the Employees, its counsel and financial advisors to cooperate with Buyer in its investigation of the Business, and (iv) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Business and the Transferred Assets; provided, however, that in no event shall Buyer have access to any data, information or documentation that (w) based on reasonable advice of Seller’s counsel, would create any potential Liability under applicable Laws, including U.S. Antitrust Laws, Non-U.S. Competition Law or other similar Law, or would destroy any legal privilege, (x) in the reasonable judgment of Seller, would (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of Seller or any Affiliate with respect to confidentiality or data protection Laws, or (y) is data, information or documentation that (I) is excluded from the definition of “Business Books and Records” set forth in Section 1.1 or (II) relate solely to any Excluded Assets, Excluded Liabilities or any business of Seller or any of its Affiliates other than the Business; it being understood that Buyer shall reimburse Seller promptly for reasonable and documented out-of-pocket expenses it incurs in complying with any such request by or on behalf of Buyer; and it being further understood that any access shall be at the risk of Buyer and its representatives and agents, and in connection therewith, Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Parties with respect to any Losses resulting from or arising out of such access. All requests made pursuant to this Section 5.1(a) shall be directed to an officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement.

     (b) Following the Closing and until such time as any applicable statute of limitations (including periods of waiver) has run, Buyer and any of its Affiliates agree to retain all Business Books and Records included in the Transferred Assets in existence on the Closing Date, and to the extent permitted by Law and subject to confidentiality obligations, grant to Seller and any of its Affiliates and representatives, during regular business hours, upon reasonable advance notice and subject to reasonable rules and regulations, the right, at the expense of Seller (i) to inspect and copy the Business Books and Records included in the Transferred Assets that are in the possession of Buyer or any of its Affiliates or (ii) to have personnel of Buyer or any of its Affiliates made available to Seller or any of its Affiliates or have Buyer and any of its Affiliates otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax returns and/or any Tax inquiry, audit, investigation or dispute or (B) any litigation or investigation.

     (c) Following the Closing, Seller and its Affiliates shall retain all Business Books and Records included in the Excluded Assets in existence on the Closing Date consistent with its retention policies as in effect as of the date hereof. Following the Closing and until such time as any applicable statute of limitations (including periods of waiver) has run, Seller and its Affiliates agree, to the extent permitted by Law and subject to confidentiality obligations, to grant to Buyer and its representatives, during regular business hours, upon reasonable advance notice and subject to reasonable rules and regulations, the right, at the expense of Buyer, (i) to inspect and copy any Business Books and Records included in the Excluded Assets that are in the possession of Seller or any of its Affiliates or (ii) to have personnel of Seller or any of its Affiliates made available to Buyer or have Seller and any of its Affiliates otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax returns and/or any Tax inquiry, audit, investigation or dispute or (B) any litigation or investigation. Notwithstanding anything to the contrary herein, to the extent Buyer requests in writing that Seller and its Affiliates retain specified Business Books and Records for a specified period in order to comply with any change in Law relating to the Business, Seller and its Affiliates shall retain such Business Books and Records for such period irrespective of Seller’s retention policies as in effect as of the date hereof.

     (d) For the period commencing on the Closing Date and ending six (6) months thereafter, Buyer shall have reasonable access to all technical notebooks/ databases/experimental chemicals existing on the Closing Date relating to the Business that are not included in the Transferred Assets with a right to copy relevant portions of such notebooks or use relevant portions of such databases and chemicals, for the period commencing on the six-month anniversary of the Closing and ending on the 12-month anniversary thereof, up to 10 of Buyer’s employees shall be permitted reasonable access as set forth above. Thereafter, such items existing on the Closing Date shall be provided by Seller to Buyer’s employees upon reasonable request of Buyer to Seller and Buyer shall reimburse Seller for its reasonable costs in providing such access.

     Section 5.2 Conduct of Business. (a) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement, as set forth on Schedule 5.2 of the Seller Disclosure Schedule or as Buyer otherwise agrees in writing in advance, Seller shall conduct, and shall cause its Affiliates to conduct, the Business in the Ordinary Course and use its commercially reasonable efforts, to preserve intact the Business and its relationships with its customers, suppliers, creditors and employees.

Without limiting the generality of the foregoing, during the period from the date hereof to the Closing, Seller shall, and shall cause each of its Affiliates to:

          (i) operate the Business’ cash management in the Ordinary Course in accordance with past practices, including the payment of Indebtedness, collection of receivables, purchase of inventory, provision of services, payment of payables and incurrence of and payment or financing of capital expenditures;

          (ii) maintain the Transferred Assets and the assets of the Transferred Subsidiaries in a state of repair and condition consistent with the Ordinary Course;

          (iii) maintain all Books and Records in the Ordinary Course; and

          (iv) diligently pursue effectuating the subdivision of the Building 214 Facility in accordance with the drawing set forth as part of Schedule1.1(e), provided that Buyer shall reasonably cooperate with Seller in effectuating the foregoing.

     (b) During the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement or any Ancillary Agreement or as Buyer shall otherwise consent (such consent not to be unreasonably withheld or delayed (except for subsections (ii), (iii), (vi), (vii), (x), (xiv), (xv) and (xx) below, and with respect to the foregoing subsections only, subsection (xxiii), for which Buyer may withhold its consent in its sole discretion)) or as set forth on Schedule 5.2 of the Seller Disclosure Schedule, Seller shall not, and shall cause each of its Affiliates not to, except to the extent such failure would violate applicable Law, with respect to the Business:

          (i) incur, create or assume any Encumbrance on any of its assets other than a Permitted Encumbrance;

          (ii) sell, lease, license, transfer or dispose of any assets with a fair market value in excess of $1,000,000 in the aggregate, other than sales of inventory in the Ordinary Course of Business and other than sales and dispositions of obsolete Equipment;

          (iii) sell, lease, sublease, license, transfer or dispose of any portion of the Owned Real Property;

          (iv) terminate, amend or modify in any manner any Assigned Lease other than pursuant to its terms or in the Ordinary Course of Business or enter into any new lease, sublease or occupancy agreement except in the Ordinary Course of Business;

          (v) enter into any contract, arrangement or commitment that, had it been in place as of the date hereof would have been a Material Contract, or terminate or materially amend any Material Contract, or make any capital expenditure related to the Business, in each case other than any expenditure, contract or any extensions thereof which involve $5,000,000 or less and which are entered into or modified in the Ordinary Course of Business;

          (vi) amend in any material respect the certificate of incorporation, by-laws or other organizational documents of the Transferred Subsidiaries;

          (vii) issue, sell, pledge, transfer (other than to Seller or any Subsidiary of Seller), dispose of or Encumber any shares of the Transferred Subsidiaries’ capital stock or securities convertible into or exchangeable for any such shares, or any rights, warrants, options, calls or commitments to acquire any such shares or other securities;

          (viii) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding securities of the Transferred Subsidiaries (other than any acquisition by Seller or any Subsidiary of Seller);

          (ix) (i) dispose of or permit to lapse any rights in, to or for the use of any Transferred Intellectual Property or Transferred Subsidiary Intellectual Property, other than in the Ordinary Course of Business (subject to clause (ii) immediately following) or as required by Law, or (ii) license, transfer, agree not to assert or otherwise grant any rights in or with respect to any Transferred Intellectual Property or Transferred Subsidiary Intellectual Property, except as permitted under the Intellectual Property Agreement as if such agreement had been in effect from and after the date hereof;

          (x) assume or enter into any labor or collective bargaining agreement relating to the Business other than as required by Law;

          (xi) (i) increase the compensation of any of the Employees, except in the Ordinary Course of Business or pursuant to the terms of agreements or plans currently in effect and, as applicable, listed on Schedule 3.10(a) of the Seller Disclosure Schedule or (ii) hire any employee for the Business with annual remuneration in excess of $300,000;

          (xii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than to any Seller Subsidiary in the Ordinary Course);

          (xiii) settle any claims, actions, arbitrations, disputes or other proceedings that would result in Seller or any of its Affiliates being enjoined in any respect with respect to the Transaction or the Business;

          (xiv) accelerate the delivery or sale of products or the incurrence of capital expenditures or offer discounts on the sale of products or premiums on the purchase of raw materials other than in the Ordinary Course of Business;

          (xv) permit any Transferred Subsidiary to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization to the extent, in each case, inconsistent with the consummation of the Transaction, other than the liquidation or dissolution of a Transferred Subsidiary that does not contain any assets Related to the Business or an equity interest in any Transferred Subsidiary that contains assets Related to the Business;

          (xvi) make or rescind any election relating to Taxes of any Transferred Subsidiary in a manner that is inconsistent with prior practice; or (ii) make any change in any Transferred Subsidiary’s method of accounting, keeping of books of account, accounting practices, or material method of Tax accounting, unless required by GAAP (under applicable authoritative accounting pronouncements) or applicable Law;

          (xvii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein (other than any interest in a Transferred Subsidiary);

          (xviii) cancel or compromise any material debt or claim or waive any rights of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any material loss;

          (xix) create, incur or assume any Indebtedness that will not be satisfied or discharged at or prior to the Closing;

          (xx) institute any material increase in, enter into, adopt, terminate or materially amend any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, severance, termination, welfare or other employee benefit plan with respect to employees of the Business, other than in the Ordinary Course of Business, as required by any such existing plan, or pursuant to any existing employment or collective bargaining agreement or by Law, provided, that Seller and its Affiliates shall take all necessary action to cause the Transferred Subsidiaries to terminate participation in all applicable Benefit Plans other than the Transferred Subsidiary Benefit Plans immediately prior to the Closing;

          (xxi) change the manner in which Seller or any of its Affiliates provides warranties, discounts, credits, accommodations or other concessions to direct customers of the Business other than in the Ordinary Course;

          (xxii) terminate or permit the lapse of any material insurance policies (unless replaced with a comparable insurance policy); or

          (xxiii) authorize or enter into any agreement or commitment with respect to any of the foregoing.

     Section 5.3 Commercially Reasonable Efforts.

     (a) Seller and Buyer shall cooperate and use commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, subject to Section 2.11, neither Seller nor Buyer shall be required to pay any money or to pay or agree to any other consideration or condition in connection with obtaining the consent, approval, waiver or authorization of any Person that is not a Governmental Entity. To the extent that, as an accommodation to Buyer and with Buyer’s prior written consent, Seller incurs costs that Buyer otherwise would have to incur in order to secure any authorization, consent, waiver, license or approval, Buyer shall promptly reimburse Seller for any such costs that are invoiced by Seller to Buyer.

     (b) Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts to separate, to the extent reasonably practicable, prior to the Closing the Business Books and Records from those Books and Records that relate to any Excluded Assets or Excluded Liabilities or relate to any business of Seller or any of its Affiliates other than the Business. For the avoidance of doubt, Seller shall be deemed to use “commercially reasonable efforts” for purposes of the prior sentence if Seller engages in the separation activities set forth on Schedule 5.3(b).

     (c) Without limiting the generality of the foregoing, Buyer and Seller will make all filings and submissions required by U.S. Antitrust Laws and for the purpose of obtaining the Non-U.S. Merger Clearances as soon as practicable after the date of signing of this Agreement or, if applicable, after determination by the parties, as soon as reasonably practicable thereafter and promptly file any additional information requested as soon as practicable after receipt of such request therefor and promptly file any other information that is necessary, proper or advisable to permit consummation of the Transaction. Buyer shall pay the filing fee under the HSR Act.

     (d) Seller and Buyer shall cooperate with each other and shall furnish to the other party all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to U.S. Antitrust Laws and in connection with the Non-U.S. Merger Clearances and in connection with resolving any investigation or other inquiry by any Governmental Entity under any competition Laws with respect to the transactions contemplated by this Agreement (all such filings, the “Antitrust Filings”). Notwithstanding the foregoing, to the extent that any such information consists of confidential information or business secrets, the party otherwise required to furnish such confidential information or business secrets in accordance with the sentence immediately foregoing may withhold it and notify the other party of the existence of such confidential information or business secrets, describing in reasonable detail the reason such confidential information or business secrets are treated as such, and, to the extent that the other party reasonably determines that such confidential information or business secrets, or any portion thereof, must be furnished to such other party because they will be required by such other party in connection with making the Antitrust Filings (the extent of such confidential information or business secrets, the “Reasonably Required Confidential Information”), the furnishing party shall be required to furnish only such Reasonably Required Confidential Information to the other party’s outside antitrust counsel, but only if such outside antitrust counsel enters into an agreement reasonably satisfactory to the furnishing party to keep such Reasonably Required Confidential Information confidential, not to disclose it to any person (including its client and its client’s transactional counsel (even if within the same law firm as antitrust counsel)) and to use such Reasonably Required Confidential Information solely in connection with the Antitrust Filings. Each of the parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither Seller nor Buyer shall participate in any meeting or substantive conversation with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of and reasonable opportunity to participate in the meeting or substantive conversation unless such Governmental Entity objects, provided, however that if a Governmental Entity objects to the other party’s participation in the meeting or substantive conversation, the party that does participate in the meeting or substantive conversation shall inform the other party that such a meeting or conversation took place and provide a summary of such meeting or conversation. The parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to the HSR Act, the Non-U.S. Merger Clearances or other competition Laws (including, with respect to making a particular filing, by providing copies of all such documents (which may be redacted to exclude confidential information and business secrets) to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

     (e) During the period from the date hereof to the Closing Date, Buyer agrees not to enter into, or permit any of its Affiliates (excluding any Affiliate, other than Onex Corporation, that has outstanding publicly-traded equity securities and the Subsidiaries of such Affiliates) to enter into, any transaction, or any contract to effect any transaction (including any merger or acquisition), that would cause the representation and warranty set forth in Section 4.11 not to be true and correct assuming such representation and warranty is read without giving effect to the words “As of the date hereof,” contained therein.

     (f) In the event that Buyer or any of its Affiliates enters into any transaction, or any contract to effect any transaction (including any merger or acquisition)

(i) before the date of this Agreement that causes the representation and warranty contained in Section 4.11 to be inaccurate (assuming such representation and warranty is read without giving effect to the words “to the Knowledge of Buyer” contained therein) or (ii) between the date of this Agreement and the Closing that would cause the representation and warranty contained in Section 4.11 to be inaccurate (assuming that such representation and warranty were made on the date of such contract or transaction and is read without giving effect to the words “to the Knowledge of Buyer” contained therein), and in either case entry into such transaction or contract materially delays or prevents the consummation of the Transaction under any antitrust, competition or trade regulation or law, Buyer agrees to, and to cause all of its Affiliates (excluding any Affiliate that controls Onex Corporation and any Affiliate, other than Onex Corporation, that has outstanding publicly-traded equity securities and the Subsidiaries of such Affiliates) to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted as a result of such breach, so as to enable the parties hereto to close the Transaction as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its or its Affiliates’ (excluding any Affiliate that controls Onex Corporation and any Affiliate, other than Onex Corporation, that has outstanding publicly-traded equity securities and the Subsidiaries of such Affiliates) assets, properties or businesses or of the Transferred Assets to be acquired by it pursuant hereto, and the entry into such other arrangements, as are necessary or reasonably advisable in order to avoid the entry of and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order or decision in any suit or proceeding, in each case, except as would (i) individually or in the aggregate result in a Material Adverse Effect or materially impair the benefits of the Transaction to be realized by Buyer or (ii) require Buyer to hold separate a material portion of the Business. In addition, Buyer shall use its reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable.

     Section 5.4 Tax Matters. For purposes of this Section 5.4 and Section 7.8(b), the term “Taxes” shall include (i) all amounts described in the definition of Taxes in Section 1.1, (ii) any amounts described in clause (i) for which a party may be liable by virtue of the application of a statute or regulation imposing joint or several liability for taxes on members of a consolidated, combined, affiliated or unitary group of taxpayers and (iii) any amounts described in clauses (i) or (ii) for which a party is liable pursuant to a tax sharing agreement, tax indemnity agreement or other similar agreement.

     (a) Transferred Subsidiaries. Buyer agrees, except to the extent it has received Seller’s express written consent, to not make (and to cause each of its Affiliates to not make) any election under Section 338 (including but not limited to Section 338(h)(10)) of the Code or any similar provision of any U.S. state or local or foreign Law with respect to any of the transactions contemplated by this Agreement.

          (b) Seller Liability for Taxes. Seller shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any of the assets of the Transferred Subsidiaries or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, other than any such Taxes that would not have arisen but for a transaction or action (except for any transaction required by this Agreement) carried out or effected in bad faith by Buyer or any Affiliate of Buyer (including, after the Closing, any Transferred Subsidiary), and (B) Losses directly or indirectly relating to or arising out of any liability for Taxes referred to in clause (A) of this Section 5.4(b).

          (c) Buyer Liability for Taxes. Buyer shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any of the assets of the Transferred Subsidiaries or any income or gains derived with respect thereto (i) for any taxable period, or portion thereof, beginning after the Closing Date, and (ii) for the taxable periods, or portions thereof, ended on or before the Closing Date if such Taxes would not have arisen but for a transaction or action (except for any transaction required by this Agreement) carried out or effected in bad faith by Buyer or any Affiliate of Buyer (including, after the Closing, any Transferred Subsidiary), and (B) Losses directly or indirectly relating to or arising out of any liability for Taxes referred to in clause (A) of this Section 5.4(c).

          (d) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that any property taxes, exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

          (e) Tax Returns. (i) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any Transferred Subsidiary, any Transferred Asset or any income or gains derived with respect thereto for all taxable years or periods ending on or before the Closing Date (a “Pre-Closing Period”), and shall pay any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any Transferred Subsidiary, any Transferred Asset or any income or gains derived with respect thereto for all taxable years or periods ending after the Closing Date (including any Straddle Periods) and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay to Buyer any Taxes for which Seller is liable pursuant to Section 5.4(b) (but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence) within three Business Days prior to the due date for the filing of such Tax Returns or the due date for the payment of such Taxes, whichever is later.

               (ii) Except as provided in Section 5.4(f) with respect to Transfer Taxes, if either party shall be liable hereunder for any portion of the Tax shown due on any Tax Returns required to be filed by the other party, the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and written approval not less than 30 Business Days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions); and Buyer shall also deliver to Seller any other Tax Returns that are required to be filed by or with respect to any Transferred Subsidiary for any taxable period beginning before and ending after the Closing Date for Seller’s review and written approval not less than 30 Business Days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). If the parties disagree as to any item reflected on any return described in this Section 5.4(e)(ii), Seller shall determine how the disputed items are to be reflected, if at all, and Seller’s determination shall be reflected on the return when it is filed.

               (iii) In each relevant Tax jurisdiction, to the extent permitted under law or administrative practice, the taxable year of each Transferred Subsidiary will be closed as of the close of the Closing Date.

          (f) Transfer Taxes.

               (i) Definitions. For purposes of this Agreement,

     (A) “Transfer Taxes” means all U.S. federal, state and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees; and

     (B) “Reimbursable Value Added Tax” means any Transfer Tax (together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties) (1) imposed as a result of the Transaction, as a result of any Newco Formation, as a result of any transfers occurring after the Closing pursuant to Section 2.10 or 2.14 or as a result of any Pre-Closing Tailoring Transfer, (2) levied by reference to added value, sales and/or consumption and (3) the payment of which enables Buyer or any of its Affiliates (including the Transferred Subsidiaries) to claim a refund, or a credit, benefit or other recovery against Transfer Taxes otherwise payable by such party after the Closing Date or some other type of Tax credit or recoupment (together, a “Recoupment”).

               (ii) Who Bears Which Transfer Taxes and Is Entitled To Which Refunds and Recoupments.

     (A) All Transfer Taxes, other than any Reimbursable Value Added Taxes, that may be imposed or assessed as a result of the Transaction, as a result of any Newco Formation, as a result of any transfers occurring after the Closing pursuant to Section 2.10 or 2.14 or as a result of any Pre-Closing Tailoring Transfer, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, “Transaction Transfer Taxes”), shall be borne and paid by Seller.

     Any refund, credit or rebate of any Transaction Transfer Tax shall be for the benefit of Seller and, to the extent received by Buyer, shall be paid to Seller.

     (B) The first $40 million of Reimbursable Value Added Taxes shall be borne and paid by Buyer (with amounts due in currencies other than the US Dollar being converted at the spot rate on the date payment is made to the taxing authority for purposes of the computation of the first $40 million of such Taxes); any additional amount of Reimbursable Value Added Taxes shall be borne and paid by Seller (and the aggregate total so paid by Seller shall be referred to as the “Seller VAT Payment”).

     If there is no Seller VAT Payment, then all Recoupments in respect of Reimbursable Value Added Taxes realized by Buyer or any of its Affiliates after the Closing shall be for the benefit of Buyer and its Affiliates; and

     If the Seller VAT Payment is greater than zero, Recoupments in respect of Reimbursable Value Added Taxes realized by Buyer and its Affiliates after the Closing shall be shared with Seller in proportion to the amount of Reimbursable Value Added Taxes paid by each (i.e., in the ratio that $40 million bears to the amount of the Seller VAT Payment) until the total amount received by Seller from Buyer and its Affiliates pursuant to this Section 5.4(f)(ii)(B) equals the Seller VAT Payment.

               (iii) Tax Returns for Transfer Taxes. Tax Returns that must be filed in connection with Transaction Transfer Taxes and Reimbursable Value Added Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns (the “Filing Party”), and such party will use commercially reasonable efforts to provide such Tax Returns to the other party at least 10 Business Days prior to the date such Tax Returns are due to be filed. Such Tax Returns shall be prepared in a manner consistent with the allocation of Consideration pursuant to Section 5.4(k) hereof.

               (iv) Payments Due With Tax Returns. The Filing Party shall promptly pay all Transfer Taxes due with respect to Tax Returns to be filed by such party under this Section 5.4(f); and the parties shall cooperate to insure all Transaction Transfer Taxes, Reimbursable Value Added Taxes (including any Seller VAT Payment) and any refunds and Recoupments of such amounts shall be borne by and given over to the appropriate party in accordance with Section 5.4(f)(ii). Any Transfer Taxes resulting from any subsequent increase in Consideration shall be borne in accordance with the provisions of this Section 5.4(f) and any Tax Returns required to be filed in connection therewith shall be prepared and filed in accordance with the provisions of this Section 5.4(f).

               (v) Cooperation With Respect to Transfer Taxes. Buyer and Seller agree to cooperate diligently and in good faith (A) to identify and agree upon the Transaction Transfer Taxes and Reimbursable Value Added Taxes, (B) in promptly seeking all applicable waivers and/or exemptions to any Transfer Taxes (including any going concern, bulk sale or similar exemptions), (C) in timely completing and filing all Tax Returns relating to Transfer Taxes, (D) if the Seller VAT Amount is greater than zero, in determining the amount due to Seller under Section 5.4(f)(ii)(B) and seeing to it that the provisions of Section 5.4(f)(ii)(B) operate in the manner intended by the parties, and (E) to execute, acknowledge and deliver any instruments, or enter into any arrangements as may be reasonably necessary to effectuate the foregoing (including, but not limited to complying with all relevant procedural requirements or other formalities of any relevant jurisdiction (including, if required, VAT registering entities and opting any Owned Real Property or Leased Real Property to VAT in the relevant jurisdiction) to qualify for all applicable exemptions and reductions of all possible Transfer Taxes).

               (vi) Post-Closing Transfers. For the avoidance of doubt, any Transfer Taxes resulting from any transfer by Buyer or its Affiliates after the Closing of any Transferred Asset or Assumed Liability, any asset or liability of any Transferred Subsidiary, or any other property owned after the Closing by Buyer or any of its Affiliates (other than any Transfer Taxes resulting from any transfers occurring after the Closing pursuant to Section 2.10 or 2.14) shall be borne by Buyer and any Tax Returns relating thereto shall be prepared and filed by Buyer. To the extent that any refund, credit or rebate reduces the amount of any Transfer Taxes referred to in the preceding sentence, such refund, credit or rebate shall be for the benefit of Buyer.

          (g) Contest Provisions. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder. Seller shall be entitled to participate at its expense in the defense of and, at its option, take control of the complete defense of, any Tax audit or administrative or court proceeding to the extent that it relates to Taxes for which it may be liable, and to employ counsel and other advisors of its choice at its expense. Neither party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld.

          (h) Buyer’s Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing, Buyer or any of its Affiliates (including any Transferred Subsidiary) (A) receives any refund arising from or relating to any Tax paid by Seller or any of its Affiliates or which is the subject of indemnification by Seller hereunder, or (B) utilizes the benefit of any overpayment or prepayment of Taxes which, in each case, arose from or relates to a Tax paid by Seller or any of its Affiliates or which is the subject of indemnification by Seller hereunder, Buyer shall promptly transfer, or cause to be transferred, to Seller the entire amount of the refund, overpayment, or prepayment (including interest) received or utilized by Buyer or its Affiliates (including any Transferred Subsidiary) after deducting any Tax cost actually realized, or other out of pocket cost or expense attributable incurred in the utilization of such refund, overpayment or prepayment (including interest). Buyer agrees to notify Seller promptly of both the discovery of a right to claim any such refund, overpayment or prepayment and the receipt of any such refund or utilization of any such overpayment or prepayment. Buyer agrees to claim any such refund or to utilize any such overpayment or prepayment as soon as possible, and to furnish to Seller all information, records and assistance necessary to verify the amount so claimed or utilized and the amount due from Buyer under this section.

          (i) Seller’s Rights With Respect to Loss Sharing With Respect to Transferred Subsidiaries and Pre-Closing Periods.

               (i) Seller’s Right to Utilize Pre-Closing Losses of the Transferred Subsidiaries. With respect to any tax losses of any Transferred Subsidiary which arose during any Pre-Closing Period or arose during the portion of any Straddle Period ending on the Closing, Seller reserves the right to utilize such losses to reduce any Taxes for which Seller would otherwise be liable (including Taxes of any Transferred Subsidiary or of Seller or any Affiliate of Seller that is not a Transferred Subsidiary), whether utilizing such losses occurs by operation of law, pursuant to an election, such as an election to surrender losses of one entity to another entity, or by any other means.

               (ii) Seller’s Right to Reduce Pre-Closing Taxes of Transferred Subsidiaries Using Losses of Retained Subsidiaries. Seller reserves the right to reduce any Taxes of any Transferred Subsidiary for which Seller would otherwise be liable by utilizing any tax losses of Seller or any Affiliate of Seller that is not a Transferred Subsidiary), whether utilizing such losses occurs by operation of law, pursuant to an election, such an election to surrender losses of one entity to another entity, or by any other means.

          (j) Post-Closing Actions That Could Affect Seller’s Liability for Taxes.

               (i) After the Closing except to the extent that Seller has given its prior written consent neither Buyer nor any of its Affiliates (including any Transferred Subsidiary) shall (A) amend any Tax Return filed by or with respect to any Transferred Subsidiary for any taxable period or portion thereof beginning before the Closing Date or (B) file any Tax Return or claim with any Taxing authority for the carry-back of any loss, deduction or credit from any taxable period or portion thereof ending after the Closing Date to any taxable period or portion thereof beginning prior to the Closing Date.

               (ii) During any taxable year of any Transferred Subsidiary beginning before the Closing Date and ending on or before the following December 31, Buyer shall not permit any Transferred Subsidiary to (A) sell, exchange, distribute, reorganize or otherwise dispose of any property (including but not limited to the stock of any subsidiary corporation) or engage in any other transaction that is treated for U.S.

federal income tax purposes as a sale, exchange, distribution, reorganization or disposition of any property if, in each case, such transaction produces foreign personal holding company income within the meaning of Section 954(a)(1) of the Code or income that would be passive income or passive category income within the meaning of Section 904(d)(1)(A) of the Code or (B) make or cause any distribution (including a deemed distribution) to shareholders in excess of the amount of earnings and profits (as computed for U.S. federal income tax purposes) derived during the period beginning after the Closing and ending at the end of that taxable year (as if such period were a single taxable year).

          (k) Determination and Allocation of Consideration. The parties to this Agreement agree to determine the amount of the Consideration (as defined below) transferred by Buyer and its Affiliates to Seller and its Affiliates pursuant to this Agreement and to allocate that Consideration in accordance with the fair market value of the assets and liabilities transferred. At least 30 days prior the Closing, Seller shall provide Buyer with one or more schedules setting forth the total amount of the expected Consideration as of the first Business Day following the Closing and its allocation among the Transferred Assets, which allocation shall be consistent with the allocation (if any) set forth in Schedule 5.4 as of the date hereof. If Buyer notifies Seller of its disagreement with any items reflected on the schedules so provided, Seller and Buyer shall attempt to resolve the disagreement; to the extent Seller and Buyer cannot agree within 10 days after Seller delivers such schedules to Buyer, Seller and Buyer shall jointly submit their disagreement to the New York City office of an independent “Big Four” accounting firm or such other accounting firm reasonably acceptable to both Seller and Buyer for resolution and the decision of such accounting firm shall be rendered within 10 days after such firm is retained and shall final and binding on the parties. Seller and Buyer shall share equally the costs of employing such accounting firm. Seller and Buyer agree to prepare and file any Tax Returns or forms required to be filed with any Taxing authority with respect to such allocation in a timely fashion in accordance with the applicable rules. To the extent that the Consideration is finally determined or is adjusted after the Closing Date, the parties agree to revise and amend the schedule(s) and any such Tax Returns or forms in the same manner and according to the same procedure. The determination and allocation of the Consideration derived pursuant to this Section 5.4(k) shall be binding on Seller and Buyer and all their respective Affiliates for all Tax reporting purposes. Any amounts paid pursuant to Section 2.13 shall be allocated in accordance with the provisions of this Section, except to the extent the parties agree that all or any portion of such payment is disproportionately attributable to a specific asset or assets, in which case that portion will be allocated to the asset(s) to which it is attributable. “Consideration” shall mean, as of the time it is being determined, the sum of (i) the Initial Purchase Price or the Total Purchase Price, as the case may be; and (ii) Assumed Liabilities; reduced by (iii) the net amount paid by Seller or any of its Affiliates to Buyer or any of its Affiliates pursuant to Section 5.5(p)(iii) (but not taking into account any interest paid pursuant to Section 5.5(p)(iii)) and by (iv) any Delayed Closing Payment.

          (l) Newco Entities and Pre-Closing Tailoring Transfers. Seller agrees to cooperate with Buyer and use commercially reasonable efforts to take any actions requested by Buyer so as to cause an increase in the basis for any relevant Tax purposes of any asset transferred to a Newco Entity or transferred in a Pre-Closing Tailoring Transfer, provided that any additional cost incurred by Seller or any Affiliate as a result of taking any such action will be borne by Buyer to the extent that Buyer has given its prior written consent and in the absence of having received such written consent Seller shall be free to conduct the transfer in any way that Seller determines.

          (m) Assistance, Cooperation, Notification and Correspondence Sharing. After the Closing Date, each party (and its Affiliates) shall (i) cooperate fully and provide assistance to the other party (and its Affiliates) in preparing any Tax Returns and preparing for and handling any audits by or disputes with any Tax authorities and (ii) provide timely notice to the other party in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a liability under this Agreement and furnish the other with copies of all relevant correspondence received from any Tax authority in connection therewith.

          (n) Employee Withholding and Reporting Matters. Seller and Buyer agree to cooperate to coordinate all employee-related Tax withholding and reporting for the year in which the Closing occurs.

          (o) Maintenance of Buyer’s Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer shall, and shall cause its Affiliates to, retain all Business Books and Records included in the Transferred Assets with respect to the Business in existence on the Closing Date and after the Closing Date will provide Seller access to such Business Books and Records for inspection and copying by Seller, or its agents upon reasonable request and upon reasonable notice. After the expiration of such period, no such Business Books and Records shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof, any costs of transferring such Business Books and Records to be paid by Seller.

          (p) No Double Recovery. For the avoidance of doubt, neither Buyer nor Seller shall be entitled to receive indemnification from the other in respect of (i) the amount of any Tax has already been paid by such other party to the appropriate Taxing Authority or (ii) all or any portion of any Loss more than once, in each case, whether proceeding under this Section 5.4 or Article 7.

          Section 5.5 Employee Matters. (a) For purposes of this Agreement, (i) “Applicable Employees” means the following:

          (A)All persons who are Employees on the Closing Date, but, other than with respect to Employees of a Transferred Subsidiary, excluding any Employees who have formally elected to retire and whose retirement date is no later than the first day of the calendar month immediately following the Closing Date; and

          (B) All non-U.S. employees of Seller and its Affiliates as required by the Acquired Rights and country and local Laws; and

               (ii) “Transferred Employees” means those Applicable Employees who, effective as of the Closing Date (A) accept offers of employment with Buyer or one of its Affiliates or (B) transfer automatically under the Acquired Rights or applicable local Laws or as a result of being employed by a Transferred Subsidiary. Except as otherwise provided pursuant to the Acquired Rights, Seller shall retain all Liabilities related to any STD Employees unless and until such STD Employee accepts Buyer’s offer of employment and commences employment with Buyer, at which time such STD Employee shall be treated as a Transferred Employee.

          (b) Where and to the extent that the transfer of the Business will constitute the transfer of an undertaking or business for the purposes of the Acquired Rights or the Applicable Employees are employees of a Transferred Subsidiary, and in either case the employment of the Applicable Employees will automatically transfer to Buyer or one of its Affiliates, the employment of the Applicable Employees shall not be terminated upon the Closing and the rights, powers, duties, liabilities and obligations of Seller or any of its Affiliates to or in respect of such employees in respect of any contract of employment with such employees in force immediately before the Closing shall be transferred to Buyer and/or one of its Affiliates in accordance with the Acquired Rights or local employment or other Laws (including, if applicable, in accordance with the requirements of any applicable works council or other employee body agreement).

          To the extent that Acquired Rights or the local employment or other Laws do not provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern (or in any jurisdiction where the Acquired Rights or local employment or other Laws do provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern but for any reason any employee does not transfer automatically by operation of law) or upon the transfer of a Transferred Subsidiary, Buyer shall, or shall cause one of its Affiliates to, at least 15 days prior to the Closing Date (or within the period of time required by local Law), offer employment in writing to each Applicable Employee, and Buyer and its Affiliates shall allow each such Applicable Employee 10 days (or the period of time required by local Law) to consider such offer and shall notify Seller promptly (but not later than 5 days prior to Closing) whether each such offer has been accepted or rejected. Each offer of employment made by Buyer or one of its Affiliates pursuant to this Section 5.5(b) shall provide for employment on the Current Employment Terms commencing on the Closing Date, or, if as of the Closing such Applicable Employee is an STD Employee, upon the return of such Applicable Employee to active service in accordance with the terms of such Employee’s leave, provided that Buyer and its Affiliates shall have no obligation to hire any such Applicable Employee who does not return to active service prior to the first anniversary of the Closing Date unless otherwise required by applicable Law.

          (c) Effective immediately following the Closing Date and except as may be required by applicable Law or this Section 5.5, for a period ending on the second anniversary of the Closing Date (the “Continuation Period”), Buyer shall cause all Transferred Employees to receive total cash compensation and other benefits that are substantially comparable in the aggregate to those provided to such employees by Seller and its Affiliates immediately prior to the Closing Date (excluding any stock-based benefits, “pension benefits” and post-retirement welfare benefits, as defined in and to extent excluded from “Current Employment Terms” and subject to the qualifications therein) and any other additional terms and conditions of employment required by applicable Law. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer or one of its Affiliates shall, for the Continuation Period, maintain a severance or termination arrangement for the benefit of each Transferred Employee that is no less favorable than, as applicable, the severance and termination arrangements provided by Seller or any of its Affiliates to such Employee immediately prior to the Closing Date. Notwithstanding anything to the contrary herein, Seller shall retain all responsibility in respect of any Transferred Employees who on the Closing Date are eligible for retirement under the terms of the applicable benefit plans of Seller and its Affiliates in the jurisdictions set forth on Schedule 5.5(c) for the accrued post-retirement welfare benefits, if any, to which such employees may be entitled after their termination of employment with Buyer and its Affiliates in accordance with the terms of such plans as the same may be amended by Seller or its Affiliates from time to time. Notwithstanding the foregoing or anything therein to the contrary, nothing contained herein is intended to, and to the full extent permitted by applicable Law, shall not (i) be treated as an amendment to any particular Benefit Plan, (ii) other than as required by applicable Law, obligate Buyer or any of its Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular Employee, each of whose employment may be terminated by Buyer or its Affiliates at any time, or (iii) give any third party the right to enforce any of the provisions of this Agreement.

          (d) Buyer shall assume and be responsible for (i) any liabilities or Losses arising out of or related to any claim in relation to termination of employment, including any claim for severance, termination pay or similar such benefits under any plan, policy, practice or agreement of Seller by (A) any Applicable Employee who is (i) not offered employment on the Current Employment Terms by Buyer and/or one of its Affiliates pursuant to Section 5.5(b) or (ii) is offered employment on the Current Employment Terms, but the process by which such offer is made by Buyer and its Affiliates is not consistent with the requirements of applicable Law and (B) any Transferred Employee who is entitled to severance due to Buyer’s noncompliance with Section 5.5(c), 5.5(o) or 5.5(p) and (ii) all liabilities and obligations to provide any severance to any Transferred Employee pursuant to any individual arrangements covering any such Transferred Employee as set forth on Schedule 5.5(d)(which shall describe for each applicable Transferred Employee the terms of such severance and the period during which such severance obligation applies) and whose employment is terminated by Buyer or its Affiliates within 12 months following the Closing Date (or to the extent applicable under any individual arrangement, within such longer period as set forth on Schedule 5.5(d)), which severance shall offset any severance provided for under the second sentence of Section 5.5(c). Notwithstanding anything to the contrary herein, Seller shall be responsible for any liabilities or Losses arising out of or related to any claim in relation to termination of employment, including any claim for severance, termination pay or similar such benefits under any plan, policy, practice or agreement of Seller by any Applicable Employee, who is entitled to any such claim (i) notwithstanding the receipt of an offer on the Current Employment Terms made by Buyer or one of its Affiliates using a process consistent with the requirements of applicable Law and/or (ii) solely as a result of the consummation of the transactions contemplated by this Agreement.

          (e) Except as otherwise set forth in this Section 5.5, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any Losses imposed on the Seller Indemnified Parties resulting from the violation of the Acquired Rights or other local Laws by Buyer or its Affiliates. Except as otherwise provided in Sections 5.5(c) and (d), Buyer agrees that it shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any Losses imposed on the Seller Indemnified Parties directly or indirectly relating to or arising out of the termination of employment of, or the wrongful discharge, including constructive discharge, by Buyer or its Affiliates of any Transferred Employee or the violation by Buyer or its Affiliates of any law, regulation or agreement (including employee contracts) with respect to any Employee. Seller shall retain, and Buyer shall not be responsible for, any Liabilities (other than Liabilities related to the Transferred Subsidiary Benefit Plans) that could be imposed on Buyer by reason of the Business being part of a “controlled group of corporations” with Seller within the meaning of Section 414(b) or (c) of the Code.

          (f) Buyer shall, and shall cause its relevant Affiliates to, on a timely basis, provide Seller with such information as Seller may reasonably request as is necessary for Seller and its Affiliates to comply with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body), to consult with the Applicable Employees (or any of them), a relevant trade union, a relevant works council or any other employee representatives in relation to the transactions contemplated by this Agreement.

          (g) Seller shall remain liable and retain responsibility for, and continue to pay in accordance with the terms of the applicable plans, all medical, life insurance and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee (or such Employee’s covered dependents) on or prior to the Closing Date, and shall remain liable for workers compensation claims (including medical, disability, permanency and expense claims) incurred by any Transferred Employee on or prior to the Closing Date. Buyer shall be liable and responsible for all expenses and benefits with respect to claims incurred by Transferred Employees (or their covered dependents) after the Closing Date. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; and in the case of accidental death and dismemberment or workers compensation claims, when the event giving rise to the claim occurs. Notwithstanding the foregoing, effective as of the Closing Date, each Transferred Subsidiary shall remain responsible for all such expenses and benefits with respect to claims incurred under the Transferred Subsidiary Benefit Plans whether incurred before, on or after the Closing Date, as well as for any and all obligations under the Transferred Subsidiary Benefit Plans with respect to long term disability benefits for the Transferred Employees employed by the Transferred Subsidiaries.

          (h) With respect to any Buyer Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA), or any non-U.S. Buyer Plan that would be considered a “welfare benefit plan” if it were subject to ERISA, Buyer shall, or shall cause its Affiliates to, to the extent practicable and commercially reasonable, (i) waive any pre-existing condition, actively at work requirements and waiting periods that were applicable to such Transferred Employees under the coverage provided by Seller and its Affiliates prior to the Closing Date and (ii) cause such plans to honor any expenses incurred by the Transferred Employees and their beneficiaries under similar plans of Seller and its Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

          (i) The Transferred Employees shall be given credit for all service with Seller and any of its Affiliates (and their respective predecessors), to the same extent as such service was credited for such purposes by Seller or any of its Affiliates under each Buyer Plan in which such Transferred Employees are eligible to participate, effective as of the Closing Date for purposes of eligibility, vesting, benefit accrual (including without limitation with respect to vacation and severance benefits, but, unless otherwise required by applicable Law, in all cases excluding any defined benefit pension plans, severance benefit plans and other severance arrangements to the extent such service credit would result in a duplication of such benefits) and, to the extent applicable to any non-U.S. Transferred Employees, seniority.

          (j) Except as required by applicable Law or with respect to any Transferred Subsidiary Benefit Plan, and except as otherwise provided in this Section 5.5, as of the Closing Date (or, as applicable, as of such later date that an STD Employee becomes a Transferred Employee), the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Seller and its Affiliates (other than the Transferred Subsidiaries) and shall commence participation in Buyer Plans.

          (k) Seller shall not, and shall cause its Affiliates not to, engage in any activity intended to discourage any Applicable Employee from accepting an offer of employment from Buyer and/or one of its Affiliates and shall use commercially reasonable efforts to provide that Applicable Employees (other than Applicable Employees who have applied for a position outside the Business prior to the date hereof) will not be offered employment by businesses of Seller (other than the Business) after the date hereof and prior to the Closing Date; provided, however, that Seller and its Affiliates shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.

          (l) With respect to any accrued but unused vacation time (including flexible time-off) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date (the “Vacation Policy”), Buyer shall assume the liability for such accrued vacation time and allow such Transferred Employee to use such accrued vacation or to cash out such accrued vacation time as and to the extent required by applicable Law.

          (m) Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Transferred Employees and governmental authorities required by WARN or by any other applicable Law relating to plant closings or employee separations or severance pay that are required to be provided before the Closing as a result of the transactions contemplated by this Agreement, and Buyer shall be responsible for any and all such matters following the Closing. Seller shall cooperate in preparing and distributing any notices that Buyer may desire to provide prior to the Closing in connection with actions by Buyer after the Closing that would result in a notice requirement under such Laws. For purposes of this Section 5.5(m), Buyer shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Buyer’s failure to offer to employ the Transferred Employees in accordance with the terms of this Agreement.

          (n) Buyer shall be liable under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable U.S. Law, for any liability arising from the actions (or inactions) of Buyer or its Affiliates with respect to the Transferred Employees after the Closing Date. Seller shall be responsible for providing all Employees (and their dependents) with any notices required by COBRA with respect to any qualifying events that occur on or prior to the Closing Date and retain all obligations with respect to continued coverage under COBRA (and any similar state law), Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder for all Applicable Employees who do not become Transferred Employees; provided that the Transferred Subsidiaries and Buyer shall be liable for all obligations under COBRA in respect of current and former employees of the Transferred Subsidiaries whether arising before, on or after the Closing Date under any Transferred Subsidiary Plan. Notwithstanding anything to the contrary in the immediately preceding sentence, to the extent required by Treasury Regulations Section 54.4980B-9, Q&A 8(c), Buyer shall perform all obligations under COBRA and the foregoing provisions of the

Code and ERISA with respect to each employee of Seller who is an “M&A qualified beneficiary” with respect to the transactions contemplated by this Agreement, as such term is defined by Treasury Regulations Section 54.4980B-9, Q&A 4.

     (o) (i) Effective as of the Closing Date, Buyer shall cause a Buyer Plan that is intended to be a U.S. tax-qualified defined contribution pension plan (the “Buyer U.S. Pension Replacement Plan”) to accept the enrollment of the Transferred Employees who participated in the Kodak Retirement Income Plan immediately prior to the Closing Date (the “U.S. Pension Replacement Plan Employees”). During the Continuation Period, Buyer shall cause the U.S. Pension Replacement Plan Employees to be provided with benefits under the Buyer U.S. Pension Replacement Plan that are no less favorable than the benefits described on Schedule 5.5(o)(i).

          (ii) Effective as of the Closing Date, Buyer shall cause Buyer Plans that are “defined contribution pension plans” within the meaning of FAS87 (each, a “Non-U.S. Pension Replacement Plan”) to accept the enrollment of the Transferred Employees who participated in the defined benefit pension plans in the jurisdictions set forth on Schedule 5.5(o)(ii) immediately prior to the Closing Date (the “Non-U.S. Pension Replacement Plan Employees”). During the Continuation Period, Buyer shall cause the Non-U.S. Pension Replacement Plan Employees to be provided with benefits under the applicable Buyer Non-U.S. Pension Replacement Plans that are no less favorable than the applicable benefits described on Schedule 5.5(o)(ii).

     (p) (i) Buyer shall assume and be responsible for the liabilities in respect of each Transferred Employee who participated in a plan that is a “defined benefit pension plan” within the meaning of Statement of Financial Accounting Standards No. 87 (“FAS87”) listed on Schedule 5.5(p)(i) (each such plan, a “Seller Non-U.S. Pension Plan”) on the Closing Date (the “Non-U.S. Pension Plan Employees”). Except as set forth on Schedule 5.5(p)(i) or (ii), no such pension liabilities shall be assumed by and no such pension assets shall be transferred to Buyer in any jurisdiction.

          (ii) To the extent provided in Schedule 5.5(p)(ii), Seller shall effect a transfer of assets from the Seller Non-U.S. Pension Plans in respect of the liability for each Non-U.S. Pension Plan Employee in such amounts as shall be determined in accordance with Schedule 5.5(p)(ii), and Buyer shall cause a Buyer Plan to accept such assets, Seller shall select the kind of assets to be transferred if there are alternate forms of assets that may be transferred under local Law or existing agreement, provided that such form is reasonably acceptable to Buyer. Where no assets are required to be transferred hereunder, Seller and Buyer shall take such other steps to effectuate the provision of benefits under the applicable Seller Non-U.S. Pension Plans to the Non-U.S. Pension Plan Employees as set forth on Schedule 5.5(p)(ii). For purposes of this Section 5.5(p)(ii), the amount to be transferred shall be equitably adjusted to take into account benefit payments made from the Seller Non-U.S. Pension Plans to the applicable Non-U.S. Pension Plan Employees after the Closing Date but prior to the date of transfer (“Interim Pension Payments”). Any transfer of assets pursuant to Section 5.5(p) shall take place within one year after the Closing Date; provided, however, that in no event shall such transfer take place until the receipt of any approval required by any Governmental Entity.

          (iii) As soon as practicable after the Closing Date, for each Seller Non-U.S. Pension Plan, the actuary for Seller with respect to that plan shall determine the applicable actuarial liability for the Transferred Employees who participated in such plan and who will become participants in a corresponding Buyer Plan from and after the Closing Date using the applicable valuation method and the applicable actuarial assumptions as set forth on Schedule 5.5(p)(iii) for each such Seller Non-U.S. Pension Plan (each such amount, an “Actuarial Liability”). The aggregate amount of such Actuarial Liabilities shall be referred to as the “Maximum Shortfall Amount”. On the Closing Date, Seller shall pay Buyer $20,000,000 in cash on account of and to be credited in calculating the payment contemplated in the next sentence. Subject to Section 5.5(q) and to adjustment in the event that a Deferred Closing does not occur pursuant to Section 2.14(c), on the earlier to occur of (A) the date on which the last transfer of assets required pursuant to Section 5.5(p)(ii) occurs and (B) the first anniversary of the Closing Date (the “Shortfall Payment Date”), Seller shall pay Buyer in cash the amount equal to the excess of (x) ninety percent (90%) of the excess of the Maximum Shortfall Amount over the aggregate amount of (i) all Interim Pension Payments and (ii) the value of all assets transferred or otherwise made available to Buyer for purposes of satisfying its obligations in respect of the Non-U.S. Pension Plan Employees as contemplated by Section 5.5(p)(ii) over (y) $20,000,000, together with interest on such excess amount credited from the Closing Date through the Shortfall Payment Date at the interest rate determined in accordance with Schedule 5.5(p)(iii) (the “Final Shortfall Amount”). If there is no excess and, instead, $20,000,000 exceeded the amount determined pursuant to clause (x) of the immediately preceding sentence, Buyer shall promptly return to Seller the amount of such overpayment with interest determined in accordance with Schedule 5.5(p)(iii). If any transfer of assets from a Seller Non-U.S. Pension Plan pursuant to Section 5.5(p)(ii) occurs after the Shortfall Payment Date, within 10 days following the date of such transfer, Buyer shall pay Seller in cash an amount equal to the value of the assets then transferred plus the amount of any Interim Pension Payments made from such Seller Non-U.S. Pension Plan.

     (q) All amounts described in Sections 5.5(p), including without limitation the Maximum Shortfall Amount and the Final Shortfall Amount, shall be reasonably determined by the relevant actuary for the Seller Non-U.S. Pension Plan, subject to review and approval by an actuary designated by Buyer. If there is a good faith dispute between the relevant actuary for the Seller Non-U.S. Pension Plan and Buyer’s designated actuary as to the amounts described therein and such dispute remains unresolved for fourteen (14) days, Seller and Buyer shall select and appoint a third actuarial firm with international operations that is mutually satisfactory to both Seller and Buyer. At such time, the respective Buyer and Seller actuaries shall exchange with each other and submit to the third actuary their last best offer(s) to the other with respect the disputed amount(s). For each such disputed amount, the third actuary shall select one or the other of such two offers and shall award such selection within thirty (30) days, which selection shall be conclusive and binding on both Buyer and Seller. The cost of such third actuary shall be divided equally between Seller and Buyer. Each of Seller and Buyer shall be responsible for the cost of its own actuary.

     (r) Buyer shall take all steps necessary to permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Eastman Kodak Employees’ Savings and Investment Plan or the Kodak Subsidiaries’ Savings Plan (together, the “Seller’s 401(k) Plans”), if any, to rollover such eligible rollover distribution, including any associated loan of cash as part of any lump sum distribution to the extent permitted by Seller’s 401(k) Plans into an account under a U.S. Pension Replacement Plan as of the Closing Date. In addition, Buyer shall take all steps necessary to cause one or more analogous Buyer Plans to accept the enrollment of any non-U.S. Transferred Employees who participated in any Non-U.S. Benefit Plan that is a “defined contribution plan” ; within the meaning of FAS87 immediately prior to the Closing Date, and, except to the extent otherwise required by applicable Law, Seller shall cause to be transferred from each such plan the liabilities, and as applicable, the assets, for the account balances of those non-U.S. Transferred Employees.

     (s) Unless such delivery would be unduly burdensome to Seller, and to the extent delivery to Buyer is permitted by applicable Law, subject to and after giving effect to a consent or waiver from each Transferred Employee to which such records relate, Seller shall deliver to Buyer such medical records relating to the Transferred Employees as may be reasonably requested by Buyer for purposes of providing medical coverage to the Transferred Employees after the Closing Date, or such other purpose as may be reasonably necessary for Buyer’s management or administration of the Business from and after the Closing Date.

     Section 5.6 Ancillary Agreements. At the Closing, Seller shall, and shall cause each of its Affiliates party to an unexecuted Ancillary Agreement to, execute and deliver each unexecuted Ancillary Agreement to which it is a party, and Buyer shall execute and deliver each of the unexecuted Ancillary Agreements.

     Section 5.7 Transfer and Assignment of Assets of Transferred Subsidiary.

     (a) Seller has no obligation to make available to Buyer any agreements, instruments and other documentation relating to the transfer prior to the Closing by any Transferred Subsidiary of any assets intended to be Excluded Assets to Seller or any of its Affiliates.

     (b) Notwithstanding anything to the contrary in this Agreement, Seller or its Affiliates shall be permitted to transfer any Excluded Assets out of any Transferred Subsidiary prior to Closing. Buyer will reasonably cooperate to the extent Seller or its Affiliates, after Closing, seeks to remove any Excluded Asset from any Transferred Subsidiary.

     Section 5.8 Transfer of Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller or any of its Affiliates shall be permitted to remove, at any time and at its own cost, any Excluded Asset from any Owned Real Property or Leased Real Property that itself is a Transferred Asset. Buyer will reasonably cooperate to the extent Seller or its Affiliates, after Closing, seeks to remove any Excluded Asset from any Owned Real Property or Leased Real Property that itself is a Transferred Asset.

     Section 5.9 Non-Solicitation.

     (a) Unless Buyer agrees otherwise in writing or as otherwise required by applicable Law, Seller agrees that as of the date hereof and expiring on the third (3rd) anniversary of the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly, either individually or acting in concert with another Person or Persons: (i) induce or encourage any Applicable Employee to reject Buyer’s offer of employment or to accept any other position or employment or (ii) solicit for employment or any similar arrangement, or hire or assist any other Person in hiring, any Transferred Employee who (A) is employed by Buyer or any of its Affiliates or (B) terminated employment with Buyer and its Affiliates within the six months preceding any such hiring, provided, however, that this Section 5.9(a) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed at employees of the Business

     (b) Unless Seller agrees otherwise in writing or as otherwise required by applicable Law, Buyer agrees that as of the date hereof and expiring on the third (3rd) anniversary of the Closing Date, neither Buyer nor any of its Affiliates will directly or indirectly, either individually or acting in concert with another Person or Persons: (i) solicit for employment or any similar arrangement, or hire or assist any other Person in hiring, any (A) employee of Seller or its Affiliates or (B) any former employee of Seller or any of its Affiliates who terminated employment with Seller and its Affiliates within the six months preceding any such hiring, provided, however, that this Section 5.9(b) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed at employees of Seller or its Affiliates nor the solicitation of Applicable Employees and the hiring of Employees in accordance with Section 5.5(b).

     Section 5.10 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer or assumption reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby. Without limiting the generality of the foregoing, (1) to the extent that Buyer or Seller discover following Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Seller shall or shall cause its Affiliates promptly to assign and transfer to Buyer all right, title and interest in such asset and (2) to the extent that Buyer or Seller discover following Closing that any asset that was not intended to be transferred pursuant to this Agreement was transferred at Closing, Buyer shall or shall cause its Affiliates promptly to assign and transfer to Seller all right, title and interest in such asset.

     Section 5.11 Trademarks. Buyer acknowledges and agrees that, as between Buyer and Seller, all Excluded Trademarks are the sole and exclusive property of Seller or its Affiliates (other than the Transferred Subsidiaries). Except as set forth in the Transitional Trademark Use Agreement, following the Closing Date, neither Buyer nor any of its Affiliates, nor any of the Transferred Subsidiaries, shall use or have any interest in any Excluded Trademark or any confusingly similar derivation or modification thereof. Notwithstanding anything in this Agreement to the contrary, Buyer agrees that Seller and its Affiliates (other than the Transferred Subsidiaries), in addition to any other remedies available for any breach or threatened breach of this Section 5.11, shall be entitled to obtain a preliminary injunction, temporary restraining order or other equivalent relief restraining Buyer, any of its Affiliates, and/or any of the Transferred Subsidiaries from any such breach or threatened breach.

     Section 5.12 Confidentiality. (a) Seller shall, and shall cause its Affiliates to, treat as confidential and take all reasonable measures to safeguard Confidential Information included in the Transferred Assets or relating to the Business and Confidential Information relating to the business of Buyer and its Affiliates that becomes known to Seller as a result of the transactions contemplated by this Agreement, except as otherwise agreed to by Buyer in writing; provided, however, that nothing in this Section 5.12(a) shall prevent the disclosure of any such Confidential Information to any directors, officers or employees of Seller or its Affiliates or any third party to whom such disclosure is necessary in the conduct of Seller’s or its Affiliates’ business if such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to comply with the provisions of this Section 5.12(a), provided, further, that Seller shall, in any event, be liable to Buyer for any actions taken by any such directors, officers or employees of Seller or its Affiliates or any such third party which would constitute a breach of the obligations under this Section 5.12(a) if taken by Seller. Notwithstanding the foregoing, with regard to Confidential Information relating to the Business that is also pertinent to the conduct of Seller’s or its Affiliates’ businesses, Seller and its Affiliates may, in their sole discretion, disclose such Confidential Information as necessary or desirable in the ordinary course of Seller’s and its Affiliates’ businesses. For the avoidance of doubt, Confidential Information that is made available to Buyer under a license agreement or an Ancillary Agreement shall remain the property of Seller and may be disclosed in Seller’s sole discretion by Seller to third parties with respect to Seller or its Affiliates’ businesses, as operated by them as of the date hereof (other than the Business) (the “Seller’s Business”).

     (b) Buyer shall treat as confidential and shall safeguard any and all Confidential Information included in (i) the Seller Leased Property, and (ii) any Confidential Information relating to the business of Seller and its Affiliates other than the Business that becomes known to Buyer as a result of the transactions contemplated by this Agreement, except as otherwise agreed to by Seller in writing; provided, however, that nothing in this Section 5.12(b) shall prevent the disclosure of any such Confidential Information to any directors, officers or employees of Buyer to whom such disclosure is necessary or desirable in the conduct of the Business if such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to comply with the provisions of this Section 5.12(b), provided, further, that Buyer shall, in any event, be liable to Seller for any actions taken by any such directors, officers or employees of Buyer or any such third party which would constitute a breach of the obligations under this Section 5.12(b) if taken by Buyer.

     (c) Notwithstanding anything to the contrary in this Section 5.12, either party may disclose the other party’s Confidential Information solely to the extent such disclosure is required by applicable Law (including in connection with the registration of securities), provided that the disclosing party shall (i) provide the other party reasonable prior written notice of such disclosure and (ii) use commercially reasonable efforts to obtain or to assist the other party in seeking to obtain, confidential treatment or a protective order for such information.

     Section 5.13 Non-Competition.

     (a) Seller acknowledges that it is familiar with the trade secrets related to the Business and with other confidential information concerning the Business, including all (i) inventions, technology and research and development related to the Business, (ii) customers and clients and customer and client lists related to the Business, (iii) products (including products under development) and services related to the Business and related costs and pricing structures and manufacturing techniques, (iv) accounting and business methods and practices related to the Business and (v) similar and related confidential information and trade secrets related to the Business. Seller further acknowledges that Seller has been substantially responsible for the growth and development of the Business and the creation and preservation of the Business’ goodwill. Seller acknowledges and agrees that the Business would be irreparably damaged if Seller were to violate the provisions of this Section 5.13(a). Seller further acknowledges and agrees that the covenants and agreements set forth in Section 5.9 and this Section 5.13(a) were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Seller were to breach the provisions of Section 5.9 or this Section 5.13(a). Therefore, in further consideration for the payment of consideration to Seller hereunder, and in order to protect the value of the Business acquired by Buyer hereunder (including the goodwill inherent in the Business), Seller hereby agrees that for a period of three (3) years, except in the United States, where it shall be five (5) years, following the Closing Date, it shall not, and it shall cause each of its Subsidiaries not to, directly or indirectly, in any manner whatsoever, including, either individually or in association with any other Person, or as principal, licensor, agent, representative, equity holder, distributor, manufacturer, co-venturer, director or partner, compete with Buyer and its Affiliates in the Healthcare Field anywhere in the world; provided that Seller and its Subsidiaries shall be entitled to (i) be a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) (a “Beneficial Owner”) of not more than 5% of the total debt and equity interests, in the aggregate, in any business that competes with the Business so long as no directorship or other governance rights are held by Seller or any of its Subsidiaries in conjunction with the ownership of such interest; (ii) engage in activities expressly contemplated by this Agreement and the Ancillary Agreements; (iii) manufacture, market, sell or distribute products with multiple market functionality not designed specifically to be used in the Business; (iv) sell, manufacture, market or distribute (A) sensors contained in Seller’s product catalog as of the date hereof (regardless of optimization for the Healthcare Field), (B) new sensor products, provided that the new sensor products are not optimized for the Healthcare Field and (C) new sensor products which are optimized for the Healthcare Field, subject to Buyers consent, which consent shall not be unreasonably withheld; and (v) transfer, license, sublicense or enter into an agreement not to assert, as the case may be, patents to or against third parties that may include, but shall not be limited to, use of such patents to manufacture, have manufactured, use, offer to sell, sell and import products in the Healthcare Field (but no such transfer, license, sublicense or agreement not to assert may provide for payments based on net income from such activities or any management rights with respect to such activities) and, provided further that Seller or any of its Subsidiaries may acquire a Person that competes in the Healthcare Field, so long as (x) the portion of such Person’s business that competes in the Healthcare Field generates annual revenues of no more than 25% of such Person’s consolidated annual revenues for the most recent fiscal year of such Person prior to the acquisition (the “Competing Business”), and (y) the terms and conditions set forth in the paragraph immediately following are satisfied.

     In the event that any Competing Business is acquired by Seller or any of its Subsidiaries, Seller shall provide written notice to Buyer no later than 15 days after the consummation of such acquisition, describing in reasonable detail the nature of the Competing Business and the manner in which such Competing Business competes in the Healthcare Field. Any such Competing Business shall be operated on a “stand-alone” basis, without sales or marketing support by Seller or any of its Subsidiaries and without use of Seller’s or any of its Subsidiaries’ Intellectual Property. Further, in the event that the consolidated annual revenues for the most recent fiscal year of the Competing Business prior to the acquisition of such Competing Business exceed 1% of the consolidated annual revenues of the Business as of the most recent fiscal year of the Business prior to the acquisition of such Competing Business, Seller shall, and shall cause its Subsidiaries to, cease to operate the Competing Business prior to the one (1) year anniversary of the consummation of the acquisition of the Competing Business or cause a complete divestiture of the Competing Business as follows:

     (1) Buyer shall have the right, within 90 days from the closing of the acquisition of the Competing Business by Seller or any of its Subsidiaries (the “Divesting Business Offer Period”), to make a binding offer (to remain open for six (6) months) to acquire the Competing Business (a “Divesting Business Offer”). During the Divesting Business Offer Period, subject to customary confidentiality arrangements, Seller shall make available to Buyer an offering memorandum, if one exists, and reasonable due diligence information relating to the Competing Business. Any Divesting Business Offer must specify the proposed purchase price and other material terms for the acquisition of the Competing Business. If Buyer timely submits a Divesting Business Offer and no Transfer (as defined below) of the Competing Business is consummated during the six (6)-month period following such submission of a Divesting Business Offer, Buyer shall have the right, within 30 days following the end of such six (6)-month period (the period from the closing of the acquisition of the Competing Business through the end of such 30-day period is the “First Period”), to make another binding offer (to remain open for six (6) months) to acquire the Competing Business (a “Second Divesting Business Offer”). Any Second Divesting Business Offer must specify the proposed purchase price and other material terms for the acquisition of the Competing Business. In the event that Buyer does not timely make a Divesting Business Offer, Seller shall be free to directly or indirectly effect a transfer, assignment or sublicense, whether through sale of assets, sale of stock, change of control, operation of law or otherwise (a “Transfer”) of the Competing Business to any Person upon any terms and conditions. In the event that Buyer timely makes a Divesting Business Offer but does not timely make a Second Divesting Business Offer, Seller shall be free following the expiration of the First Period to directly or indirectly effect a Transfer of the Competing Business to any Person upon any terms and conditions.

     (2) Neither Seller nor any of its Subsidiaries shall have any affirmative obligation to accept any Divesting Business Offer or Second Divesting Business Offer, provided, however, that (xx) neither Seller nor any of its Subsidiaries may Transfer the Competing Business to any Person other than Buyer (a “Third-Party Divesting Buyer”) (A) during the First Period for a purchase price and other material terms less favorable to Seller or any of its Subsidiaries than those contained in Buyer’s Divesting Business Offer; provided, further, that whether the purchase price and other material terms are less favorable in the aggregate to Seller or any of its Affiliates shall be determined in the good faith judgment of Seller, or (B) following the expiration of the First Period for a purchase price and other material terms less favorable to Seller or any of its Subsidiaries than those contained in Buyer’s Second Divesting Business Offer; provided, further, that whether the purchase price and other material terms are less favorable in the aggregate to Seller or any of its Affiliates shall be determined in the good faith judgment of Seller; and (yy) Seller and its Subsidiaries shall be required to either (i) accept the Second Divesting Business Offer or (ii) cease to operate the Competing Business in the event that a Transfer of the Competing Business to a Third-Party Divesting Buyer is not consummated on or prior to the Divestiture Deadline (as defined below).

     (3) Notwithstanding anything to the contrary contained herein, Seller must Transfer the Competing Business no later than one (1) year following the earlier to occur of (x) the expiration of the Divesting Business Offer Period and (y) the receipt of a Divesting Business Offer (the earlier to occur of such dates, the “Divesture Deadline”).

     (b) Buyer acknowledges and agrees that Seller would be irreparably damaged if Buyer were to violate the provisions of this Section 5.13(b). Buyer hereby agrees that for a period of three (3) years, except in the United States, where it shall be five (5) years, following the Closing Date, it shall not, and it shall cause each of its Subsidiaries not to, directly or indirectly, in any manner whatsoever, including, either individually or in association with any other Person, or as principal, licensor, agent, representative, equity holder, distributor, manufacturer, co-venturer, director or partner, or by agreeing not to assert against a third party any of Buyer’s or any of its Affiliates’ Intellectual Property rights, compete with Seller’s Business, provided that Buyer and its Affiliates shall be entitled to (i) be a Beneficial Owner of not more than 5% of the total debt and equity interests, in the aggregate, in any business that competes with Seller’s Business so long as no directorship or other governance rights are held by Buyer or any of its Affiliates in conjunction with the ownership of such interest and (ii) engage in activities expressly contemplated by this Agreement and the Ancillary Agreements.

     (c) Notwithstanding anything to the contrary, sensors sold by Seller in accordance with Sections 5.13(a)(iv)(A) to the extent sensors are optimized for the Healthcare Field and 5.13(a)(iv)(C) above shall not contain Seller’s branding.

     (d) Notwithstanding anything in Section 5.9 or 5.13(a) to the contrary, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in such sections is found by a final order of a court of competent jurisdiction or arbitrator(s) to be unreasonable or otherwise unenforceable under circumstances then existing, Buyer and Seller each agrees that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court and arbitrator(s) to enforce the restrictions to the extent such provisions are allowable under applicable law, giving effect to the agreement and intent of the parties that the restrictions contained in such sections shall be effective to the fullest extent permissible. Buyer and Seller agree that the restrictions contained in Section 5.9 and Section 5.13 are reasonable in all respects and necessary to protect Buyer’s interest in and the value of the Business and Seller’s interest in and the value of Seller’s Business, respectively.

     (e) The parties acknowledge and agree that in the event of a breach by either party or any of their respective Affiliates of any of the provisions of Section 5.9, 5.12 or 5.13, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, either party or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

     (f) Notwithstanding anything contained in this Agreement to the contrary, nothing contained in this Section 5.13 shall prevent Seller or any of its Affiliates from operating the Business in any Deferred Closing Country after the Closing and before the applicable Deferred Closing to the extent contemplated by Section 2.14.

     Section 5.14 Contractual Arrangements. In order to perform the partial assignment of the Divisible Contracts to Buyer, Seller undertakes to notify, or cause its Affiliates to notify, the counterparties thereto of the partial assignment of the Divisible Contracts by Seller or an Affiliate to Buyer or, to the extent required under any Divisible Contract, to use its commercially reasonable efforts to obtain the prior consent of the counterparties to the partial assignment of such Divisible Contracts. Buyer agrees to commit to the terms set forth on Schedule 5.14 relating to the Divisible Contracts. Buyer further agrees to cooperate with Seller in connection with the arrangement of the partial assignment or any other appropriate arrangement (including the jointly determined allocation of Seller’s and Buyer’s respective rights and obligations thereunder) in connection with the Divisible Contracts.

     Section 5.15 Real Estate Matters.

     (a) Non-Transferability of the Owned Real Property.

          (i) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Owned Real Property or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing or would require operational separation from other assets owned by Seller or its Affiliates and such operational separation shall not have been completed prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For purposes of this Agreement, operational separation shall be deemed to include the physical separation or disconnection of any portion of the Owned Real Property from any other real property owned by Seller or its Affiliates (including the disconnection of infrastructure such as utility pipes, lines, wires and other interconnections), the purchase and installation of new infrastructure or assets or the upgrading and improvement of existing infrastructure or assets to replace the disconnected infrastructure or to provide the service previously provided by such disconnected infrastructure, as may be required by Law, applicable regulatory authorities or as deemed necessary or appropriate in the reasonable discretion of Seller and Buyer, and all costs related thereto. Any component or aspect of such operational separation that solely affects the Building 214 Facility (and does not affect any other building at Kodak Park) shall be made in the sole discretion of Buyer. Following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers and/or effectuate such separation and the parties agree to execute, acknowledge and deliver any instruments, or enter into any arrangements as may be reasonably necessary to effectuate the foregoing. The cost and expense relating to operational separation shall be the responsibility of Buyer and all work required to accomplish an operational separation which is necessary or required to be performed as a condition to obtaining any authorizations, approvals, consents or waivers in connection with such operational separation shall be the responsibility of Buyer. Except as set forth in the previous sentence, the cost and expense relating to obtaining any governmental or third party authorizations, approvals, consents or waivers (including with respect to the subdivision of the Building 214 Facility) relating to the Owned Real Property shall be the responsibility of Seller. To the extent that any portion of the Owned Real Property cannot be transferred to Buyer at the Closing pursuant to this Section 5.15, then Buyer and Seller shall, subject to applicable Law, enter into one or more ground lease arrangements of the Owned Real Property to provide to Buyer the economic (taking into account Tax costs and benefits) and operational equivalent, of Seller and/or its Affiliates transferring ownership of such Owned Real Property to Buyer, with the result being that all benefits, rights and privileges of ownership shall inure to the benefit of Buyer and Buyer shall assume liability for all obligations associated with such ownership from and after the date of Closing. Seller hereby consents to the grant by Buyer to its lenders of a mortgage and security interest on any such leasehold interest and further agrees that each such lease shall contain customary lender protection provisions reasonably acceptable to Seller, including lenders’ rights of notice and cure and collateral access agreements. Once authorization, approval, consent or waiver or operational separation, as applicable, required for the sale, assignment, transfer, conveyance or delivery of any Owned Real Property not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall, or shall cause a Subsidiary to, promptly assign, transfer, convey and deliver such Owned Real Property to Buyer at no additional cost, such conveyance to be in all other respects in accordance with the terms and provisions of this Agreement. To the extent permitted under applicable Tax law, for all Tax purposes the parties shall treat all such assets as having been transferred by Seller to Buyer at the Closing.

     (ii) The parties agree to cooperate with each other, and to cause their Affiliates to cooperate, subject to the rules and regulations, if any, then in force and effect by either of the respective parties (provided that copies of such rules and regulations have been provided to the other party), to allow reasonable access during regular business hours and the right of ingress, egress and passage, to (A) Seller and its Affiliates, with respect to the Owned Real Property, and (B) Buyer with respect to the real properties owned by Seller or its Affiliates adjacent to the Owned Real Property, in each case as necessary to allow such party to maintain, operate and control the real property it owns in a manner consistent with commercially reasonable operating standards for such property; provided, however, that in no event shall such right of access granted hereunder cause an unreasonable interference with or disruption to the other party’s quiet enjoyment of its real property. The parties further agree to execute, acknowledge and deliver any instruments, or enter into similar arrangements as may be reasonably necessary to effectuate the foregoing on such terms and conditions as are reasonably acceptable to Seller and Buyer. Each party shall bear and pay its own costs and expenses, including attorneys’ fees, incurred in connection with the preparation, execution, delivery and recordation of any such instruments.

     (b) Consent Decree.

          (i) Buyer hereby acknowledges that one of the Owned Real Properties, known as the Building 214 Facility, is a portion of the “Kodak Park Facility” which is the subject of a certain Consent Decree by and between the United States of America and Seller entered in the United States District Court for the Western District of New York (Civil Action No. 94-CV-6503T) (the “Consent Decree”).

          (ii) Buyer agrees to conduct Buyer’s operations at the Building 214 Facility in accordance with, and to otherwise comply with, each and every requirement of the Consent Decree applicable to the Building 214 Facility and Buyer’s operations at the Building 214 Facility from and after the Closing Date for the remaining term of the Consent Decree. Without limiting the generality of the foregoing, Buyer hereby agrees specifically to allow access to the Building 214 Facility, from and after the Closing Date for the remaining term of the Consent Decree, by (A) Seller and Seller’s representatives; (B) the United States and the representatives of the United States (including but not limited to the Environmental Protection Agency (“EPA”), and the EPA’s employees, authorized agents, contractors and subcontractors); (C) the New York State Department of Environmental Conservation (“DEC”), and the DEC’s employees, authorized agents, contractors and subcontractors and (D) any other persons, authorities, agencies and entities as may be required by the Consent Decree, in each case for the purpose of conducting the testing, verification, inspections, investigations and monitoring required thereunder (collectively, the “Consent Decree Activities”). Furthermore, without limiting the generality of the first sentence of this paragraph (b)(ii), Buyer agrees to: (i) maintain the environmental management program as it pertains to the Building 214 Facility in a manner sufficient to satisfy all requirements of the Consent Decree; and (ii) maintain the waste characterization program with respect to any waste generated by Buyer or any tenant in a manner sufficient to satisfy all requirements of the Consent Decree.

          (iii) After the Closing and from time to time thereafter until termination of the Consent Decree, Seller shall reimburse Buyer, for any actual out-of-pocket expenditures incurred by Buyer in connection with Buyer’s compliance with the Consent Decree, other than expenditures which Buyer would otherwise be required to make in order to comply with applicable laws, rules, permits and regulations of any governmental authority; provided, however, that (A) such expenditures that Buyer would otherwise be required to make shall in no event be deemed to include expenditures otherwise covered by Section 2.4(d), (B) Buyer shall be required to submit to Seller reasonable supporting documentation substantiating any such expenditures for which Buyer seeks reimbursement pursuant to the foregoing, and (C) in any given calendar year in which Buyer has already incurred Five Thousand Dollars ($5,000) in aggregate expenditures for which Buyer seeks reimbursement pursuant to the foregoing, Buyer shall thereafter be required to obtain Seller’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) of any additional out-of-pocket expenditures incurred by Buyer during such calendar year; provided that Buyer shall have no obligation hereunder to incur any costs which Seller has not agreed to reimburse.

          (iv) The deed conveying title to the Building 214 Facility to Buyer shall contain a notice referencing that Seller has continuing obligations at the Building 214 Facility pursuant to the Consent Decree, and setting forth the case caption, Civil Action No. and the court having jurisdiction over the Consent Decree.

          (v) When the Consent Decree is terminated, Seller will promptly provide written notice to Buyer and provide documentation of same, and Seller shall prepare and file a corrected deed, and/or record a memorandum evidencing the termination of the Consent Decree, at Seller’s expense and in either case in form and substance reasonably satisfactory to Buyer and the Title Company.

     (c) Interpretation. The terms, conditions and obligations of this Section 5.15 shall inure to the benefit of and be binding upon the respective successors and permitted assigns of Seller and Buyer, and shall survive the Closing, and the transfer of the Owned Real Property to Buyer.

     Section 5.16 Financing. (a) Prior to the Closing, Seller shall provide to Buyer, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting employees and advisors, of Seller to provide to Buyer, all cooperation reasonably requested by Buyer in connection with the Financing, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) assisting Buyer in its ability to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably required of Buyer, (iv) furnishing Buyer and their Financing sources with financial and other pertinent information regarding the Business and the Transferred Assets as may be reasonably requested by Buyer, including all financial statements and financial data for the fiscal years ended 2004 and 2005 and the quarterly periods during each of 2005, 2006 and any quarterly periods ending prior to the Closing during 2007 of the type and form customarily included in syndicated bank financings and auditable carve-out divisional financial statements for the Business for fiscal year 2006 on the same basis as the

Audited Carve-Out Financial Statements and for the auditing of such financial statements by Seller’s independent auditors, to consummate the syndication contemplated by the Debt Financing Commitments at the time during Seller’s fiscal year such syndication will be made, (v) furnishing the financial statements described in paragraph 5 of Exhibit C of the Debt Financing Commitments promptly upon their becoming available, (vi) to the extent Seller learns of any material inaccuracy with respect to any financial statements contemplated in (v) above, Seller shall correct and refurnish such financial statements described in paragraph 5 of Exhibit C of the Debt Financing Commitments, (vii) using commercially reasonable efforts to enable Buyer to obtain accountants’ comfort letters, legal opinions, certificates, surveys and title insurance as reasonably requested by Buyer, (viii) taking all actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate the current assets included in the Transferred Assets or the assets of the Transferred Subsidiaries, and the cash management and accounting systems, policies and procedures associated therewith for the purposes of establishing collateral arrangements and (B) assist Buyer to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (ix) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Buyer and Seller. Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable, documented out-of-pocket costs incurred by Seller or its Subsidiaries in connection with Seller’s obligations hereunder.

     (b) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Buyer may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms are not materially less beneficial to Buyer, including with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date hereof as determined in the reasonable judgment of Buyer), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitments in all material respects, (ii) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Financing set forth therein (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments), (iii) enter into definitive agreements with respect thereto, substantially on the terms and conditions contemplated by the Debt Financing Commitments or on other terms not materially less beneficial to Buyer, including with respect to conditionality, as determined in the reasonable judgment of Buyer and (iv) consummate the Financing at or prior to Closing. In the event Buyer becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less beneficial (in the reasonable judgment of Buyer) to Buyer as promptly as practicable following the occurrence of such event. Buyer shall give Seller prompt notice of any breach by any party of the Debt Financing Commitments of which Buyer becomes aware or the termination of the Debt Financing Commitments. Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to Seller copies of all documents related to the Debt Financing, subject to Buyer redacting customarily confidential information.

     (c) Until the Closing, neither Buyer nor any of its Subsidiaries shall incur any indebtedness for borrowed money that constitutes “Total Debt” (as defined in the Debt Financing Commitments), except for the Debt Financing, any Assumed Liabilities and any Liabilities of a Transferred Subsidiary, if the incurrence of such indebtedness would result in the failure of a condition to the funding obligations of the lenders under the Debt Financing Commitments.

     (d) Buyer agrees that initial proceeds under the Revolving Facility (as that term is defined under the Debt Financing Commitments) equal to the least of (x) $20,000,000, (y) the Reimbursable Value Added Tax and (z) the aggregate borrowing under the Revolving Facility shall be used to satisfy Buyer’s obligation to pay for Reimbursable Value Added Tax pursuant to Section 5.4(f)(ii)(B).

     Section 5.17 Financial Information. From the date hereof until the third anniversary of the Closing Date, Seller shall provide Buyer with the following assistance in connection with the preparation of financial statements and financial data relating to the Business, the Transferred Assets, the Assumed Liabilities and the Transferred Subsidiaries for periods prior to the Closing Date for use in connection with the registration of securities by Buyer or its Affiliates: (i) providing Buyer and its advisors and auditors with reasonable access to Books and Records of Seller and its Affiliates to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities, the Transferred Subsidiaries and any allocation of cost, (ii) permitting the independent public accountants retained by Buyer as auditors for such periods to conduct an examination of the financial statements of the Business, the Transferred Assets, the Assumed Liabilities and the Transferred Subsidiaries for such periods in accordance with the standards of Public Company Accounting Oversight Board, (iii) providing the independent public accountants referred to in clause (ii) with such information and access to records as they may reasonably request in connection with the matter referred to in such clause, and (iv) to the extent not resulting in an unreasonable burden on Seller and its Affiliates, providing Buyer and its independent public accountants with such other assistance as Buyer may reasonably request as required to obtain audited financial statements and selected financial data of the Business, the Transferred Assets, the Assumed Liabilities and the Transferred Subsidiaries meeting the requirements of Rules promulgated by the Securities and Exchange Commission for use in a registration statement filed on Form S-1, Form S-4 or any equivalent successor form. Seller shall retain the independent public accountants to provide the opinion (and related consent) and customary comfort letters, in each case for periods prior to the Closing, and shall authorize and request the independent public accountants under these circumstances to provide Buyer and its advisors and auditors with access to their workpapers to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities and the Transferred Subsidiaries. Buyer shall reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with the matters referred to in this Section 5.17.

     Section 5.18 Kodak-Trophy SAS Name Change. Effective as of the Closing, Buyer shall change the name of Kodak-Trophy SAS, a Transferred Subsidiary, to a name that does not include Kodak.

     Section 5.19 Certificates of Delivery. Buyer shall make any and all filings which are necessary in connection with certificates of delivery to ensure that, after the Closing, Seller and its Affiliates continue to receive any and all duty drawbacks for which they may be entitled in connection with the Dental Business. All such filings in connection with certificates of delivery shall be prepared by Seller, and Seller shall, promptly upon request of Buyer, reimburse Buyer for all reasonable and documented out-of-pocket costs incurred by Buyer in connection with such filings.

     Section 5.20 GECC Arrangements. Seller and Buyer agree to use their commercially reasonable efforts to negotiate and conclude an agreement with General Electric Capital Corporation (“GECC”) pursuant to which at Closing Buyer will assume certain liabilities and obligations and succeed to certain rights of Seller and its Affiliates relating to the Business under the Second Amended and Restated Operating Agreement, dated as of December 31, 1996, among Eastman Kodak Company and Imaging Financial Services, Inc. and Unconditional Guarantee by General Electric Capital Corporation, as amended, pursuant to which GECC provides, among other things, equipment leasing and financing arrangements to Seller.

     Section 5.21 Certain Accounts Payable. Buyer and Seller agree to cooperate to instruct any vendor to re-invoice Buyer regarding any Accounts Payable related to goods and services that have not yet been delivered as of the Closing.

     Section 5.22 Closing and Deferred Closings. Seller and Buyer shall use commercially reasonable efforts (a) to cause the Closing to occur as soon as practicable after the date hereof, (b) to cause as many countries as practicable to be included in the Closing so as to minimize the number of Deferred Closing Countries and (c) to cause each Deferred Closing to occur as soon as practicable after the Closing. For the avoidance of doubt, Buyer shall use commercially reasonable efforts to close the Transaction in all countries where the Business currently operates as soon as practicable, irrespective of whether Buyer intends to continue to operate the Business in any particular country. Without limitation to the foregoing, Seller’s and Buyer’s use of “commercially reasonable efforts” herein and in Section 2.14 shall include using commercially reasonable efforts to obtain all Seller Required Approvals and Buyer Required Approvals, effectuate an Inventory build-up, sell and manufacture equipment, negotiate and document necessary ancillary arrangements and agreements and engage in import and export (or the equivalents thereof) in each country in which the Business operates on or to March 31, 2007

     Section 5.23 Exclusivity. Until the earlier to occur of the termination of this Agreement and the consummation of the Closing, Seller shall not, and shall cause its Affiliates and its and its Affiliates’ representatives (including, without limitation, its officers, directors, employees, agents, attorneys, accountants and financial advisors) not to: (a) solicit or initiate any proposal or offer from any Person relating to, or enter into or consummate any Alternative Transaction; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. In addition, Seller shall, and shall cause its Affiliates and its and its Affiliates’ representatives to (including, without limitation, its officers, directors, employees, agents, attorneys, accountants and financial advisors), cease all discussions with any Persons other than Buyer with respect to any Alternative Transaction, and Seller shall promptly notify Buyer if any Person makes any proposal, offer, inquiry, or contact with respect to a possible Alternative Transaction with Seller. For purposes hereof, “Alternative Transaction” means any (i) reorganization, dissolution, liquidation, refinancing or recapitalization of or involving any of the Transferred Subsidiaries; it being understood that the foregoing shall not apply to mergers, liquidations or similar transactions involving subsidiaries of the Business with or into Seller or other subsidiaries of the Business; (ii) merger, consolidation, share exchange or acquisition of or involving any of the Transferred Subsidiaries or any equity interest therein; it being understood that the foregoing shall not apply to mergers, liquidations or similar transactions involving subsidiaries of the Business with or into Seller or other subsidiaries of the Business; (iii) sale of any material amount of assets of Seller or its Affiliates Relating to the Business; (iv) any similar transaction or business combination involving Seller or any of the Transferred Subsidiaries or the capital stock (or other equity interests) of Seller or any of the Transferred Subsidiaries or the assets of Seller or any its Affiliates relating to the Business or (vi) other transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated hereby.

     Section 5.24 Right of First Offer on Kodak Colorado Sensitizing and Polyester Operation.

     (a) In the event that Buyer or any of its Affiliates elects to Transfer all or any portion (other than any portion that does not include any of the Seller Core Manufacturing Technology, as defined in the Intellectual Property Agreement) of its right, title or interest in, but limited to, to the Kodak Colorado Sensitizing and Polyester Operation to any party that is not an Affiliate of Buyer, no later than sixty (60) days prior to initiating any formal process with respect to any such Transfer, Buyer shall deliver a written notice (a “Private Offer Notice”) to Seller stating that Buyer proposes to Transfer the Kodak Colorado Sensitizing and Polyester Operation. Seller and its Affiliates shall have sixty (60) days from the receipt of the Private Offer Notice to make a binding offer

(to remain open for six months) to acquire the Kodak Colorado Sensitizing and Polyester Operation (a “Kodak Colorado Sensitizing and Polyester Operation Offer”). A Kodak Colorado Sensitizing and Polyester Operation Offer must specify the proposed purchase price and other material terms (including economic terms relating to any ancillary arrangements to be entered into in connection with such Transfer (“Ancillary Economic Terms”)) for the acquisition of the Kodak Colorado Sensitizing and Polyester Operation. In the event that Seller and its Affiliates do not timely make a Kodak Colorado Sensitizing and Polyester Operation Offer, Buyer and its Affiliates shall be free to Transfer the Kodak Colorado Sensitizing and Polyester Operation to any Person upon any terms and conditions. Neither Buyer nor any of its Affiliates shall have any affirmative obligation to accept any Kodak Colorado Sensitizing and Polyester Operation Offer, provided, however, that, until such time as such Kodak Colorado Sensitizing and Polyester Operation Offer expires, neither Buyer nor any of its Affiliates shall Transfer the Kodak Colorado Sensitizing and Polyester Operation to any Person other than Seller or its Affiliates or any of Buyer’s Affiliates (a “Third-Party Buyer”) for a purchase price and other material terms (including Ancillary Economic Terms) less favorable in the aggregate to Buyer and its Affiliates than those contained in such Kodak Colorado Sensitizing and Polyester Operation Offer, provided, further, that whether the purchase price and Ancillary Economic Terms are less favorable in the aggregate to Buyer or any of its Affiliates shall be determined in the good faith judgment of Buyer.

     (b) In the event that Buyer or any of its Affiliates proposes to initiate a formal process to explore a Transfer to any party that is not an Affiliate of Buyer or any of its Affiliates, which Transfer includes, but is not limited to Kodak Colorado Sensitizing and Polyester Operation, Buyer shall notify Seller of such potential sales process no later than thirty (30) days prior to contacting any Person (other than any legal, financial or similar advisor of Buyer or its Affiliates) regarding such process, in order that Seller and its Affiliates may make an offer to purchase the Kodak Colorado Sensitizing and Polyester Operation. Seller and its Affiliates shall have no obligation to make an offer for the Kodak Colorado Sensitizing and Polyester Operation and, in the event that Seller or its Affiliates makes an offer for Kodak Colorado Sensitizing and Polyester Operation, Buyer shall have no obligation to accept any such offer and may consummate a Transfer that includes, but is not limited to, the Kodak Colorado Sensitizing and Polyester Operation upon any terms and conditions. For the avoidance of doubt, Section 5.24(a) shall not apply to any Transfer subject to the Section 5.24(b).

     (c) For the avoidance of doubt, any Transfer to a Third-Party Buyer, as contemplated in this Section 5.24, will be subject to any and all supply and other obligations of Buyer and its Affiliates to Seller and its Affiliates relating to the Kodak Colorado Sensitizing and Polyester Operation.

     (d) In the event that Buyer does not enter into a definitive agreement in connection with a Transfer of Kodak Colorado Sensitizing and Polyester Operation to a Third-Party Buyer within 240 days of delivering a Private Offer Notice to Seller, the mechanics of the right of first offer set forth in this Section 5.24 shall become effective with respect any subsequent proposed Transfer of the Kodak Colorado Sensitizing and Polyester Operation.

     Section 5.25 Indemnification by Buyer. (a) Any Transferred Employee may serve as a director and/or officer of Buyer or its Affiliates in order to effectuate the creation of a new legal entity for Buyer or its Affiliates within any of the countries in which the Business operates between the date hereof and either (x) the Closing or (y) the Deferred Closing with respect to a Deferred Closing Country, as applicable. Notwithstanding anything to the contrary contained in this Agreement, any Transferred Employee who, at Buyer’s request, serves as a director and/or officer of Buyer or its Affiliates in order to effectuate the creation of a new legal entity for Buyer or its Affiliates as contemplated by the sentence immediately foregoing shall be indemnified and held harmless by Buyer for any Liability relating to, arising out of or in connection with such position (including for any representations made to any Governmental Entity or other third-party on behalf of Buyer or its Affiliates), but only if such Transferred Employee acted in good faith and in conformity with instructions from Buyer in connection therewith.

     (b) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall indemnify and hold harmless Seller and its Affiliates for any Liability relating to, arising out of or in connection with any and all actions taken by Seller or its Affiliates (or either of their respective representatives) at Buyer’s request and in good faith and in conformity with instructions from Buyer between the date hereof and the later of (x) the Closing and (y) the last of the Deferred Closings on behalf of Buyer or its Affiliates including in connection with the creation of new legal entities, obtaining Governmental Authorizations and obtaining tax registrations. The foregoing indemnity shall not apply to any Liability relating to, arising out of or in connection with any action that Seller or any of its Affiliates are required to take pursuant to this Agreement, whether or not at the request of Buyer.

     Section 5.26 Execution of Ancillary Agreements. Prior to the Closing, Seller and Buyer shall negotiate in good faith to (i) finalize those portions of any Ancillary Agreement that indicate expressly the need to be so finalized, (ii) finalize any exhibits, schedules, or appendices, as applicable, to any Ancillary Agreement contemplated but not attached to this Agreement as of the date hereof and (iii) to convert the terms sheets identified herein into the forms of agreements referenced therein.

     Section 5.27 Consents Regarding Certain Leased Real Property. With respect to each of the parcels of Leased Real Property set forth on Schedule 5.27, (a) Buyer and Seller shall use their commercially reasonable efforts to secure the consent of each counterparty to the assignment of the lease related to each such parcel of Leased Real Property; (b) to the extent Buyer and Seller cannot secure the consent of any such counterparty after exercising their commercially reasonable efforts, Seller shall (1) guarantee Buyer's obligations under such lease and (2) be entitled to take any and all action that Seller deems necessary in its discretion to secure the consent of any such counterparty; and (c) to the extent that the consent to assignment of any counterparty is not obtained and Buyer, Seller or their respective Affiliates receive written notice that the landlord intends to terminate the lease related to such parcel of Leased Real Property, Seller shall indemnify Buyer for the reasonable and documented cost of relocating that portion of the Business located at such parcel of Leased Real Property (it being understood that Seller shall not be responsible for any of Buyer's costs in connection with its operations at the new location for that portion of the Business).

ARTICLE VI

CONDITIONS TO CLOSING

     Section 6.1 Conditions to the Obligations of Buyer and Seller. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) as of the Closing of the following conditions:

     (a) HSR and Other Competition Laws. The waiting periods, merger control approvals or clearances required under the following shall have been obtained, expired, terminated or deemed to have been obtained:

          (i) the HSR Act;

          (ii) the EC Merger Regulation; and

          (iii) the applicable merger control rules of any other jurisdiction (to be jointly determined by the parties promptly in writing, based on advice from relevant local counsel) which require the transactions under this Agreement to be cleared prior to consummation, subject always to Buyer’s right to waive all or part of the requirements of this Section 6.1 in consultation with Seller (who shall not unreasonably object to any such waiver).

     (b) No Prohibitions or Injunctions. No law shall be in effect prohibiting the Transaction. No suit, action or other proceeding by any Governmental Entity shall be pending before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated hereby.

     (c) Consents and Approvals. All Seller Required Approvals and Buyer Required Approvals that are required to be obtained, have expired, have been terminated or deemed to be obtained on or prior to the Closing (other than with respect to the Deferred Closing Countries) shall have been obtained, have expired, have been terminated or be deemed to be obtained prior to the Closing, except to the extent that the failure to satisfy the foregoing would not, including after taking into account the actions taken pursuant to Section 5.22, (x) interfere with the conduct of the Business by Buyer in any jurisdiction in any material respect or (y) subject the parties or their respective Affiliates (or their respective directors, officers, employees or agents) to risk of criminal sanction or material liability.

     Section 6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or written waiver by Buyer) as of the Closing of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and shall be true and correct as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) without regard to any qualifications or references to “Material Adverse Effect”, “material” or any other materiality qualifications or references contained in any specific representation or warranty with only such exceptions as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

     (b) Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

     (c) No Material Adverse Effect. Since the date of this Agreement, no event or condition shall have occurred that, individually or in the aggregate as of the Closing Date, has had or is reasonably likely to have a Material Adverse Effect.

     (d) Ancillary Agreements. Seller and its Affiliates shall have executed and delivered the Ancillary Agreements to which they are a party.

     (e) Payoff Letters. Seller shall have obtained payoff letters with respect to all of the Transferred Subsidiaries Indebtedness (other than in respect of capitalized leases) in form and substance satisfactory to Buyer.

     (f) Financing. Buyer shall have received the funds contemplated by the Debt Financing Commitments or any alternate financing arrangement as contemplated by Section 5.16.

     (g) Deliveries. Seller shall have delivered to Buyer at Closing all of the items specified to be delivered by Seller in Section 2.8, except that Seller shall not be required (i) with respect to Section 2.8(o), to deliver such items to the extent that Seller is unable despite the exercise of its commercially reasonable efforts to deliver such items specified therein, (ii) with respect to Section 2.8(d), Section 2.8(e), Section 2.8(f) and Section 2.8(n), to deliver such items, to the extent that Seller is unable despite the exercise of its commercially reasonable efforts to deliver such items specified therein, so long as the failure to deliver any such items as of the Closing Date is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and (iii) with respect to Section 2.8(q), to deliver such estoppel certificates, to the extent that Seller is unable despite the exercise of its commercially reasonable efforts to deliver such estoppel certificates specified therein, so long as any matters disclosed in any such estoppel certificates delivered are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

     (h) Certificate. Buyer shall have received a certificate, signed on behalf of Seller by an officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

     (i) Resignations. Each director and officer of the Transferred Subsidiaries set forth on Schedule 6.2(i) shall have resigned or been removed effective as of the Closing.

     (j) Consents. The consents, approvals, waivers, releases and notices set forth on Schedule 6.2(j) shall have been obtained and delivered to Buyer, and shall be in full force and effect.

     Section 6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement that is qualified by a materiality standard shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) and each of the representations and warranties of Buyer contained in this Agreement that is not qualified by a materiality standard shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

     (b) Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

     (c) Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which it is a party.

     (d) Certificate. Seller shall have received a certificate, signed on behalf of Buyer by an officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

     Section 7.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of 24 months after the Closing Date, except that (a) the representations and warranties contained in Section 3.9 (Taxes) and Section 3.10 (Employee Benefits) shall terminate sixty (60) days following the expiration of the applicable statute of limitations with respect to the underlying issue (including any extensions thereto to the extent that such statute of limitations may be tolled) and (b) the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Corporate Authorization), Section 3.6 (Binding Effect), Section 3.18 (Title to Property) and Section 3.22 (Finders’ Fees) shall survive forever and shall not expire, (in each case, the “Indemnification Deadline”); it being understood that in the event notice of any claim for indemnification under Section 7.2(a) or Section 7.3 hereof has been given (within the meaning of Section 9.1) prior to the Indemnification Deadline, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, and obligations contained in this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations. For purposes of this Article VII, the representations and warranties contained in Section 3.3 (Corporate Authorization), Section 3.6 (Binding Effect), Section 3.9 (Taxes) and Section 3.22 (Finders’ Fees) are referred to herein as the “Special Representations.”

     Section 7.2 Indemnification by Seller.

     (a) Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”; collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of, and reimburse the Buyer Indemnified Parties for, any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, costs and expenses (including reasonable attorneys’ fees and reasonable out-of-pocket disbursements) (collectively, “Losses”) that are, or may be, imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of, in connection with, by virtue of or resulting from, (i) any breach of any representation or warranty made by

Seller or any of its Affiliates contained in this Agreement or in any certificate delivered with respect thereto for the period such representation or warranty survives, (ii) any breach of any covenant or other agreement made by Seller or any of its Affiliates contained in this Agreement, (iii) any Excluded Liability, (iv) any Liability of Buyer arising by operation of law under any bulk transfer law or any common law doctrine of de facto merger or successor liability which is related to, the result of or arises out of the transactions contemplated hereby and which is not an Assumed Liability, (v) any Liability arising out of actions Seller takes or fails to take in relation to WARN, or (vi) any Losses relating to the contamination at, around and under Building 214 and existing at the Closing Date. For indemnification purposes, any qualifications or references to “Material Adverse Effect”, “Knowledge”, “material” or any other materiality or similar qualifications or references contained in the representations and warranties of Seller shall be disregarded.

     (b) Other than with respect to claims under the Special Representations, Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i) unless the Losses therefrom exceed an aggregate amount equal to 1.0% of the Initial Purchase Price and then only for Losses in excess of that amount and up to an aggregate amount equal to 10.0% of the Initial Purchase Price.

     (c) Seller shall not be liable to the Buyer Indemnified Parties for any individual occurrence, event, circumstance, act or omission (or series of related or similar occurrences, events, circumstances, acts or omissions) until and unless the Losses relating thereto, arising out of or resulting therefrom are at least $50,000 (and upon satisfaction of such amount this paragraph (c) shall be disregarded in determining the Losses for which the Buyer Indemnified Parties are entitled to indemnification or reimbursement under this Article VII with respect to such occurrence, event, circumstance, act or omission (or series of related or similar occurrences, events, circumstances, acts or omissions)); it being understood that nothing in Section 7.2(b) or this Section 7.2(c) shall be deemed to establish in any way a materiality threshold for purposes of this Agreement.

     Section 7.3 Indemnification by Buyer. Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”), from, against and in respect of, and reimburse the Seller Indemnified Parties for any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives, (ii) any breach of a covenant or agreement of Buyer contained in this Agreement, and (iii) any Assumed Liabilities.

     Section 7.4 Third-Party Claim Indemnification Procedures.

     (a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than fifteen (15) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have fifteen (15) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

     (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense and shall be responsible (with no reservation of any rights) for all Losses and Liability relating to such Third-Party Claim or the defense thereof. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense at its expense and to employ separate counsel of its choosing. Once the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party agrees to keep the Indemnified Party informed regarding the defense or settlement of such Third-Party Claim and to consider in good faith any suggestions made by the Indemnified Party regarding the defense or settlement of such Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right, by notice to the Indemnifying Party, to retain control of the defense of any Third-Party Claim if such Third-Party Claim solely seeks non-monetary, equitable or injunctive relief against Buyer or its Affiliates.

     (c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within fifteen (15) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party.

     (d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

     (e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

     (f) For the avoidance of doubt, contests and claims with respect to Taxes shall be governed by Section 5.4(g).

     Section 7.5 Environmental Indemnity Claims. In addition to the other provisions in this Article VII, to the extent that indemnified Losses relate to Section 3.13 or to a Section 2.4(d) Excluded Liability, the following provisions apply:

     Seller shall upon notice have the right to assume control of any remedial action relating to a Third Party Claim or covered Losses and may utilize the most cost effective remediation method permitted under Environmental Laws including, without limitation, the use of risk assessment, institutional controls, deed notice and use restrictions. Seller’s liability for any matter in this regard is limited to the amount of any Liability for such Third Party Claim or covered Losses and the costs to correct any violation of any Environmental Law and shall not include any investigation or other costs not required by Environmental Laws or any Losses arising out of any investigation, sampling, excavation or voluntary contacts with any Government Entity by Buyer or Affiliates after the Closing, but excluding any such action taken by Buyer or its Affiliates to the extent (i) taken with the reasonable good faith belief that such actions are required by Law or (ii) incidental to ordinary course maintenance, repairs or operations. Seller shall use commercially reasonable efforts to minimize interference with business operations. Buyer and Seller shall cooperate fully in the conduct of any remediation, including site access, the provision of accurate information, including subsurface utility locations, site condition, and records and the execution, implementation and maintenance of any filings, consents, institutional controls or deed restrictions. The parties agree that the indemnification provisions of this Article VII are the sole and exclusive remedy for any matter covered under this Section 7.5 and Buyer hereby waives, to the extent it may do so, any other rights or remedies that would otherwise have been available to it under common law, statute, or otherwise.

     Section 7.6 Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except (i) to the extent awarded by a court of competent jurisdiction to a third-party in connection with a Third-Party Claim, (ii) to the extent of Losses directly or indirectly relating to, arising out of, in connection with, by virtue of or resulting from any intentional or willful breach by the non-claiming party and (iii) Seller shall be liable for consequential damages and lost profits, including for interruption of business, directly or indirectly relating to, arising out of, in connection with, by virtue of or resulting from (1) environmental remediation activities engaged in (x) by Seller or (y) with respect to any matter for which Buyer is entitled to indemnification, by Buyer (to the extent that Buyer (A) is permitted to engage in such environmental remediation activities under the terms of this Agreement, (B) consults with Seller prior to engaging in such environmental remediation activities and (C) uses reasonably prudent and diligent measures in conducting such environmental remediation activities) and (2) Buyer’s inability to operate the Business, or any material interference with or disruption of such operations, at any parcel of Owned Real Property on account of Seller’s failure (x) to deliver the limited warranty deeds, as contemplated by Section 2.8(d) or (y) to transfer such Owned Real Property free of Encumbrances (other than Permitted Encumbrances); provided, however, that such failure to operate the Business, or material interference with or disruption of such operations, at any such parcel of Owned Real Property must take place between the Closing and the later to occur of (I) the date on which Seller delivers the limited warranty deed related to such parcel of Owned Real Property and (II) the date on which all Encumbrances (other than Permitted Encumbrances) to which the Owned Real Property was subject when transferred by Seller to Buyer are released.

     Section 7.7 Payments. The Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

     Section 7.8 Adjustments to Losses. (a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim or other claim, net of any actual costs, expenses or premiums (including the net present value of any increases in future premiums) incurred in connection with securing or obtaining such proceeds, shall be deducted. In the event that an Indemnified Party has any rights against an insurer with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

     (b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit to the party claiming such Loss actually realized (if and when received and treating any such benefit as the last item of deduction for the taxable year) and there shall be added an amount equal (on an after-tax basis) to any Tax cost actually incurred by the party receiving such indemnity payment.

     (c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss.

     Section 7.9 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 5.4, 7.2 or 7.3 hereof shall be treated as adjustments to the Total Purchase Price for all Tax purposes.

     Section 7.10 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

     Section 7.11 Remedies. The rights and remedies of Seller and Buyer under this Article VII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise against each other with respect to the Transaction for monetary relief with respect to (i) any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, other than those which are intentional or willful, and (ii) the Assumed Liabilities or the Excluded Liabilities, and Buyer and Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof. However, nothing herein shall limit a party’s rights and remedies for fraud.

     Section 7.12 Specific Performance. Each party acknowledges and agrees that any breach of this Agreement by such party would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy. Each party accordingly agrees that, in addition to other remedies, such party shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement.

ARTICLE VIII

TERMINATION

     Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Seller and Buyer.

     Section 8.2 Termination by Either Buyer or Seller. (a) This Agreement may be terminated at any time prior to the Closing by either Buyer or Seller, by giving written notice of termination to the other party, if (i) the Closing shall not have occurred by September 30, 2007 (unless extended by written agreement of the parties hereto), so long as the party proposing to terminate has not breached in any material respect any of its covenants under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to so occur; or (ii) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable.

     (b) This Agreement may be terminated by Buyer at any time prior to the Closing if any of the conditions to Closing set forth in Article VI that are for Buyer’s benefit are or become impossible to satisfy so long as Buyer is not in material breach of its obligations under this Agreement.

     (c) This Agreement may be terminated by Seller at any time prior to the Closing if any of the conditions to Closing set forth in Article VI that are for Seller’s benefit are or become impossible to satisfy so long as Seller is not in material breach of its obligations under this Agreement.

     Section 8.3 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.3 and in Article IX (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.3 shall relieve any party from liability for any intentional or willful breach of this Agreement that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE IX

MISCELLANEOUS

     Section 9.1 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

Onex Partners LP
712 Fifth Avenue
New York, New York 10019
Telephone:	(212) 582-2211
Telecopy:	(212) 582-0909
Email:	Bobby@Onex.com
Attn:	Robert M. LeBlanc

With a copy (which shall not constitute notice) to:

Onex Corporation
161 Bay Street
Toronto, Ontario M5J 2S1
Canada
Telephone:	(416) 362-7711
Telecopy:	(416) 362-5765
Email:	ADaly@Onex.com
Attn:	Andrea E. Daly, General Counsel

and

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telephone:	(212) 836-8201
Telecopy:	(212) 836-8211
Email:	jigreenberg@kayescholer.com
Attn:	Joel I. Greenberg

To Seller:

Eastman Kodak Company
343 State Street
Rochester, New York 14650
Telephone:	(585) 724-4000
Telecopy:	(585) 724-9549
Email:
Attn:	Joyce P. Haag, General Counsel &
Sr. Vice President

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone:	(212) 558-4000
Telecopy:	(212) 558-3588
Email:	kotrans@sullcrom.com
Attn:	Stephen M. Kotran

     Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in Article VII hereof.

     Section 9.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except as provided in Section 9.5 and except that Buyer may assign any and all of its rights under this Agreement or any Ancillary Agreement to (i) one or more of its wholly owned subsidiaries or a Person with the same equity security holders as Buyer (provided that such Person (1) has the same equity security holders in the same percentages as Buyer up until the Closing and (2) unconditionally assumes Buyer’s obligations under this Agreement, the Ancillary Agreements and Financing Commitments), (ii) in connection with a merger or consolidation involving Buyer or the Business or other disposition of all or substantially all of the assets or any of the divisions of Buyer or the Business, or (iii) any lender providing financing to Buyer or any of its Affiliates, for collateral security purposes and any subsequent acquiror of assets from or at the direction of such lender (but no such assignment pursuant to clauses (i), (ii) or (iii) shall relieve Buyer of any of its obligations hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. For the avoidance of doubt, nothing contained in this Section 9.3 shall require Buyer’s consent for an (i) acquisition of Seller, whether by merger, operation of Law or otherwise or (ii) assignment by Seller of the IRR Payment contemplated by Section 2.14.

     Section 9.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

     Section 9.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely and without any adverse legal implications to the obligee, by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 9.6 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by both parties hereto. Each party shall provide the other with such advance notice of any such required disclosure as may be practicable under the circumstances.

     Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

     Section 9.8 Interpretation. All of the parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of interpretation arises, this Agreement and the other documents and instruments executed in connection with this Agreement shall be construed as if drafted jointly, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or such other documents and instruments. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Any reference to any particular Code Section or any other statute, law or regulation will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified. The disclosure of any fact or item in any Seller Disclosure Schedule or Buyer Disclosure Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to other Sections in this Agreement only to the extent the relevance of such disclosure to such other Sections is readily apparent from the actual text of such disclosure.

     Section 9.9 Bulk Sales. Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

     Section 9.10 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1 of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     Section 9.11 Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, the parties shall attempt to resolve any dispute, controversy, or claim arising out of, or in connection with, this Agreement or any Ancillary Agreement (each, a “Dispute”) amicably and promptly by negotiations between executives from each party. Either party may give the other party written notice of any

Dispute not resolved in the normal course of business, in which case, the parties’ executives (vice president or higher) shall negotiate alone (except for one assistant who is not an attorney) in good faith to resolve the Dispute within thirty (30) days after such notice is provided. In the event, however, that (a) the Dispute is not resolved within such thirty (30) day period (or any extension thereto to which the parties may mutually agree) or (b) that a meeting between such executives has not occurred within such thirty (30) day period, then regardless of whether any such good faith negotiations have actually occurred, either party may bring a claim against the other with respect to the subject matter of such Dispute. Notwithstanding the foregoing, either party may, at any time and without first engaging in any negotiations with the other party, seek provisional injunctive relief that may be required to maintain the status quo. The parties hereby acknowledge and agree that such negotiations shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent litigation or in any arbitration or other dispute resolution proceeding involving the parties. It is further understood and agreed that any disclosure in any form, including oral, by any person participating in such negotiations shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof.

     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts and via facsimile, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

     Section 9.13 Headings. The headings herein and the table of contents hereof are for convenience only, and shall not be deemed to limit or affect any of the provisions hereof.

     Section 9.14 Precedence. To the extent there is any conflict between this Agreement and either any Ancillary Agreement or any General Conveyance Assignment Agreement, this Agreement shall govern, unless this Agreement, such Ancillary Agreement or General Conveyance Assignment Agreement expressly states otherwise.

     Section 9.15 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

EASTMAN KODAK COMPANY

By:	/s/ Theodore D. McNeff

Name: Theodore D. McNeff
Title: Vice President, Eastman Kodak
Company

ONEX HEALTHCARE HOLDINGS, INC.

By:	/s/ Robert M. Le Blanc

Name: Robert M. Le Blanc
Title: President and Assistant Secretary,
Onex Healthcare Holdings, Inc.

Exhibit (10) CC. Amendment

AMENDMENT NO. 1 TO THE
ASSET PURCHASE AGREEMENT

          AMENDMENT No. 1, dated as of April 30, 2007 (this “Amendment”), amends the Asset Purchase Agreement, by and between Eastman Kodak Company, a New Jersey corporation (“Seller”), and Carestream Health, Inc., a Delaware corporation, formerly known as Onex Healthcare Holdings, Inc. (“Buyer”), dated as of January 9, 2007 (the “Initial Agreement” and, as amended hereby, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Initial Agreement.

          WHEREAS, the parties have determined that it is in their mutual interest to amend the Initial Agreement as set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          References in the Initial Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall in each case be deemed to be references to the Agreement (as defined herein).

1. The title of Exhibit SS within the Agreement and the Seller Disclosure Schedule is hereby amended and restated as follows:

     Manaus Wide Roll Supply Agreement by and between Eastman Kodak Company and Carestream Health, Inc., formerly known as Onex Healthcare Holdings, Inc.

2. A definition of “Currency Exchange Rate” is hereby added to Section 1.1 as follows:

     “Currency Exchange Rate” has the meaning set forth in Section 2.5(b).

3. The definition of “Employees” in Section 1.1 of the Agreement is hereby amended and restated as follows:

     “Employees” means, as of the Closing Date, (i) all current employees of Seller or any of its Affiliates (including those employees who are on the active payroll of Seller or any of its Affiliates but who are not actively at work on the Closing Date, such as employees on vacation or similar leave, on a regularly scheduled day off from work, on temporary leave for purposes of jury or annual national service/military duty, on maternity, paternity or adoption leave, on leave under the Family and Medical Leave Act of 1993 (or any similar state or local Law), on leave under the Kodak Family Medical Leave Plan, or on other nonmedical leave of absence, and including all employees on military leave with veteran’s reemployment rights under applicable Law whether or not such employees are on the active payroll of Seller or any of its Affiliates on the Closing Date) who are identified by Seller as allocated to the Business, as set forth on Schedule 1.1(b), which schedule shall include (1) the name and location of such employee and (2) where no employee has been designated prior to the date hereof, a description of the job function to be filled prior to Closing with Buyer’s consent (such Schedule to be amended at least 15 days prior to the Closing Date and again within 5 days prior to the Closing Date to include the employee names agreed upon for such positions), (ii) all current and former employees of the Transferred Subsidiaries and (iii) such other individuals as are mutually agreed on in good faith by Seller and Buyer at any time. Any Employees described in clauses (i) and (iii) of the immediately preceding sentence who are on leave on the Closing Date and have been receiving short-term disability pay or workers compensation supplement pay as of the date hereof shall be referred to as “STD Employees”.

4. A definition of “Euro Exchange Rate” is hereby added to Section 1.1 as follows:

     “Euro Exchange Rate” has the meaning set forth in Section 5.4(r).

5. The definition of “Owned Real Property” in Section 1.1 of the Agreement is hereby amended and restated as follows:

     “Owned Real Property” means only those parcels of real property listed on Schedule 1.1(e), including any and all buildings, plants, structures, and the improvements and infrastructure located thereon and fixtures attached thereto and all easements, rights-of-way, appurtenances and other rights benefiting such real property and all of Seller’s right, title and interest, if any, in and to (a) all oil, gas and mineral rights related to the foregoing and (b) any condemnation award or any payment in lieu thereof for any taking thereof or for any change in grade of any street, road or avenue adjacent thereto. Notwithstanding the foregoing, the utility improvements, infrastructure and fixtures marked on Schedule 1.1(e)(A) as being retained by Seller shall not be deemed to be part of the Owned Real Property and the utility improvements, infrastructure and fixtures marked on Schedule 1.1(e)(A) as being transferred to Buyer (whether located on the parcel of land described in Schedule 1.1(e) or not) shall be deemed to be a part of the Owned Real Property. Schedule 1.1(e)(A) is attached hereto as Annex A. The Owned Real Property shall include the pedestrian bridge which connects Building 20 located at Kodak Office, Rochester, NY to Building 15, located at Kodak Office, Rochester, NY.

6. The definition of “Transferred Employees’ Records” in Section 1.1 of the Agreement is hereby amended and restated as follows:

     “Transferred Employees’ Records” means all personnel records with respect to the Transferred Employees to the extent the delivery to Buyer is required by applicable Law, and the following current employment and current personal information with respect to each Transferred Employee, to the extent the delivery to Buyer is permitted by applicable Law after giving effect to any consent or waiver given by the Transferred Employee to which it relates: salary, wage grade, job function, variable compensation targets and business and personal mailing addresses and telephone numbers, including as applicable, FMLA (or similar) records, Forms I-9 and “Kodak Employee Development Plans” related to such Transferred Employee, provided that unless otherwise required by Law, Transferred Employees’ Records shall not include any medical records (other than pursuant to Section 5.5(s)) or performance counseling, performance appraisal and/or Goal Setting and Appraisal documentation, other than the most recent Goal Setting and Appraisal documentation.

7. The definition of “Wholly-Owned Subsidiary” in Section 1.1 of the Agreement is hereby amended and restated as follows:

     “Wholly-Owned Subsidiary” or “wholly owned subsidiary” of a Person means any other Person whose equity securities or other equity ownership interests (other than director's qualifying shares and similar interests) are owned only by the first Person and/or its Wholly-Owned Subsidiaries and shall be deemed in respect of Carestream Health, Inc. to include Carestream Health Philippines, Inc. and Carestream Health (Thailand) Company Limited.

8. Schedule 1.1(a)(i) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex B to this Amendment.

9. Schedule 1.1(a)(ii) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex C to this Amendment.

10. Annex 1.1(b) to Schedule 1.1(b) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex D to this Amendment.

11. Schedule 1.1(e) of the Seller Disclosure Letter is hereby deleted and replaced in its entirety by Annex E to this Amendment.

12. Schedule 1.1(g) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex F to this Amendment.

13. Section 2.1(a) of the Agreement is hereby amended and restated as follows:

     all Accounts Receivable (the determination of such Accounts Receivable will be made as of 11:59 P.M. local time on April 30, 2007 in each jurisdiction where the owner of such Accounts Receivable is located);

14. Section 2.1(b) of the Agreement is hereby amended and restated as follows:

     Inventory (the determination of such Inventory will be made as of 11:59 P.M. local time on April 30, 2007 in each jurisdiction where such Inventory is located);

15. Schedule 2.1 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex G to this Amendment.

16. Section 2.2(g) of the Agreement is hereby amended and restated as follows:

     all cash and cash equivalents of the Business (the determination of such cash and cash equivalents of the Business will be made as of 11:59 P.M. local time on April 30, 2007 in each jurisdiction where the owner of such cash or cash equivalents of the Business is located), except to the extent (x) a check is deposited but uncleared as of 11:59 P.M. local time on April 30, 2007 in each jurisdiction where such check was deposited, (y) representing proceeds of insurance not constituting an Excluded Asset under Section 2.2(d) or (z) cash and cash equivalents held by Rayco (Shanghai) Medical Products Company Limited, Rayco (Xiamen) Medical Products Company Limited (with such cash and cash equivalents of Rayco (Shanghai) Medical Products Company Limited and Rayco (Xiamen) Medical Products Company Limited to be determined as of the Closing) and cash and cash equivalents of Soluciones MJdicas Exportacion, S. de R.L. de C.V., Soluciones MJdicas Comercial, S.A. de C.V., Soluciones MJdicas Manufacture S.A. de C.V. and Medical Flow Solutions S.A. (and, notwithstanding anything in this Agreement to the contrary, all such cash and cash equivalents described in clauses (x), (y) and (z) shall be Transferred Assets);

17. Schedule 2.2(p) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex H to this Amendment.

18. Schedule 2.2(s) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex I to this Amendment.

19. Section 2.3(g) of the Agreement is hereby amended and restated as follows:

     all Accounts Payable and Other Current Liabilities (the determination of such Accounts Payable and Other Current Liabilities will be made as of 11:59 P.M. local time on April 30, 2007 in each jurisdiction where obligor of such Accounts Payable and Other Current Liabilities is located);

20. Schedule 2.4 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex J to this Amendment.

21. Section 2.5(b) of the Agreement is hereby amended to insert the following at the end of thereof, and a new Annex K is hereby added to the Agreement in the form of Annex K to this Amendment:

     In the event that it is determined by the mutual agreement of the parties that any amount allocated to a jurisdiction in accordance with the preceding sentence is required by the Law of such jurisdiction to be paid from a Subsidiary of Buyer organized pursuant to the Law of such jurisdiction to an Affiliate of Seller organized pursuant to the Law of such jurisdiction and, if applicable, in the currency of such jurisdiction, then on the Closing Date, Buyer shall cause an entity organized by it or one of its Affiliates pursuant to the Law of the relevant jurisdiction to pay to an entity that is owned by Seller or one of its Affiliates and is organized pursuant to the Law of the relevant jurisdiction the amount allocated to such jurisdiction and, if applicable, in the currency of such jurisdiction, including, without limitation, those payments described on Annex K, which the parties agree to. To the extent that the payment described in the preceding sentence is required to be made in the currency of the relevant jurisdiction, such required payment amount shall be determined by converting the U.S. dollar amount allocated to such jurisdiction into the relevant currency at the Currency Exchange Rate, except as set forth on Annex K. To the extent the parties mutually agree that escrow arrangements will need to be established in order to effect any of the payments contemplated by the preceding two sentences, the parties will cooperate with each other in good faith to establish such escrow arrangements, including any related escrow agreements. The “Currency Exchange Rate” shall be the NDF Currency Fixings rate and the LATAM NDF Currency Fixings rate as shown on the NDFF and NDFL pages on Bloomberg (or other equivalent Bloomberg pages for other currencies), as of the close of business on the last Business Day prior to Closing (i.e., shown as the “previous close” following such Business Day), between U.S. dollars and the currency of the jurisdiction in which a local payment is required. The parties hereto covenant and agree to comply with the provisions set forth in Annex K as if they were set forth in this Agreement and if any provision of this Agreement and Annex K are in conflict with one another, the provisions of Annex K shall control.

22. Section 2.6(a) of the Agreement is hereby amended and restated as follows:

     The Closing shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, New York City time, on April 30, 2007. For purposes of the transfer of title of the issued and outstanding capital stock of the Top-Tier Transferred Subsidiaries and the Transferred Assets and the assumption of the Assumed Liabilities, the Closing shall be deemed effective as of the time on the Closing Date the parties agree to in writing and unless otherwise provided herein, all references to the Closing shall mean that time on the Closing Date as the parties agree upon; provided, however, that for bookkeeping, tax and accounting purposes and for purposes of Section 5.5 the Closing shall be deemed effective as of 11:59 P.M. on April 30, 2007 in each jurisdiction where such Closing will take place. The date on which the Closing occurs is called the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

23. Section 2.7(a) of the Agreement is hereby amended and restated as follow:

     the Initial Purchase Price in immediately available funds (subject to Section 2.5(b) and after giving effect to the arrangements described in Annex K) by one or more wire transfers to those accounts which are designated by Seller at least two (2) Business Days prior to the Closing Date, with the portion of the Initial Purchase Price being delivered to each account as designated by Seller (after giving effect to Annex K);

24. Section 2.8(t) of the Agreement is hereby amended and restated as follows:

     a certificate of the Secretary or an Assistant Secretary of each Transferred Subsidiary, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the lack of amendments to (i) the certificate of incorporation (or equivalent organizational document) of such Transferred Subsidiary since the date of the certificate referred to in Section 2.8(r) above; and (ii) the bylaws (or equivalent organizational document) of each Transferred Subsidiary;

25. Schedule 2.9(d) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex L to this Amendment.

26. Section 2.10 of the Agreement is hereby amended to insert the following at the end thereof:

     Without limiting the generality of the foregoing, Seller agrees to collect, or cause one of its Subsidiaries to collect, following the Closing, on behalf of Buyer or one of its Subsidiaries, all Accounts Receivable which are Transferred Assets and cannot be transferred to Buyer at Closing. Seller further agrees to pay, or cause one of its Subsidiaries to pay, Buyer or one of its Affiliates, in each case, who would have been entitled to collect such Accounts Receivable had such Accounts Receivable been transferred at Closing, promptly after receipt thereof by Seller or any of its Subsidiaries, all income, proceeds and other monies derived from such Accounts Receivable (net of any Taxes (determined as provided below, the “2.10 Taxes”) (and any other costs) imposed upon Seller or any of its Subsidiaries in connection with any arrangements under this Section 2.10). If the Taxes (as so determined) and other costs imposed upon Seller or any Subsidiary in respect of such Accounts Receivable exceed the income, proceeds and other monies received by Seller or the applicable Subsidiary in respect thereof, Buyer shall promptly reimburse Seller or the applicable Subsidiary for such excess. To the extent permitted under applicable Tax law, for all Tax purposes the parties shall treat all such Accounts Receivable as having been transferred by Seller (or the Affiliate thereof who held such Accounts Receivable) to Buyer (or the Affiliate thereof who would be entitled to collect such Accounts Receivable had such Accounts Receivable been transferred at Closing) at the Closing. In the event that Seller (or one of its Affiliates) recognizes taxable income after the Closing with respect to or arising from its holding such Accounts Receivables, then the “2.10 Taxes” shall be computed by (i) taking into account that taxable income and any items of deduction or other Tax offset recognized by Seller (or its relevant Affiliate) as a result of holding such Accounts Receivable and the payment to Buyer or its relevant Affiliate required by this Section 2.10 and (ii) determining the net tax cost (or tax savings) resulting from those items as if they were taxable on a stand-alone basis at the highest effective marginal corporate income tax rate for a corporate taxpayer doing business in the relevant jurisdiction where such items are recognized. Buyer may request that any income, proceeds and other monies derived from Accounts Receivable that are to be paid by Seller or one of its Subsidiaries to Buyer or one of its Affiliates pursuant to the preceding four sentences be converted from the currency that is collected by Seller or one of its Subsidiaries into another currency at the Exchange Rate; provided, that any commissions, costs and expenses incurred by Seller or one of its Subsidiaries in converting any income, proceeds and other monies derived from Accounts Receivable shall be deducted from such income, proceeds and other monies derived from Accounts Receivable prior to payment to Buyer or one of its Affiliates. The “Exchange Rate” shall be the NDF Currency Fixings rate and the LATAM NDF Currency Fixing rate as shown on the NDFF and NDFL pages on Bloomberg (or other equivalent Bloomberg pages for other currencies), as of the close of business on the last Business Day prior to payment from Seller or any of its Subsidiaries to Buyer or one of its Affiliates of any income, proceeds and other monies derived from Accounts Receivable (i.e., shown as the “previous close following such Business Day”), between the currency in which such income, proceeds and other monies are collected by Seller or one of its Subsidiaries and the currency that Buyer requests, on behalf of itself or one of its Affiliates, to receive such income, proceeds and other monies.

27. Section 2.14(a) of the Agreement is hereby amended to insert the following at the end thereof:

     Notwithstanding the foregoing, any payments made by Seller to Buyer or its Affiliates pursuant to this Section 2.14(a) shall be made in U.S. dollars.

28. Schedule 3.2(a) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex M to this Amendment.

29. Annex 3.4(b) to Schedule 3.4(b) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex N to this Amendment.

30. Schedule 3.8 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex O to this Amendment.

31. Schedule 3.9 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex P to this Amendment.

32. Schedule 3.10(g) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex Q to this Amendment.

33. Schedule 3.12 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex R to this Amendment.

34. Schedule 3.14 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex S to this Amendment.

35. Schedule 3.18 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex T to this Amendment.

36. Schedule 3.20 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex U to this Amendment.

37. Section 5.4(a) of the Agreement is hereby amended to insert the following at the end thereof:

     Notwithstanding the foregoing provisions of this Section 5.4(a), Buyer shall be permitted to make elections under Section 338(g) of the Code with respect its acquisition of the shares of each of OREX Computed Radiography Ltd (“OREX”) and Algotec Systems Limited (“Algotec”).

38. Section 5.4(f) of the Agreement is amended by replacing Sections 5.4(f)(iii) and (iv) with the following and adding a new Section 5.4(f)(vii) as follows and a new Annex V is hereby added to the Agreement in the form of Annex V to this Amendment:

     (iii) Tax Returns for Transfer Taxes. Tax Returns that must be filed in connection with Transaction Transfer Taxes and Reimbursable Value Added Taxes shall be prepared and filed (or caused to be prepared and filed) by the Filing Party. For this purpose, the “Filing Party” shall mean the party primarily or customarily responsible (or whose Affiliates are primarily or customarily responsible) under applicable local Law for filing such Tax Returns. The Filing Party will use commercially reasonable efforts to provide such Tax Returns to the other party at least 5 Business Days prior to the date such Tax Returns are due to be filed. Such Tax Returns shall be prepared in a manner consistent with the allocation of the Purchase Price and the Consideration, as applicable, pursuant to Section 5.4(k) hereof.

     (iv) Payments Due With Tax Returns. The Filing Party shall promptly pay all Transfer Taxes due with respect to Tax Returns to be filed by such party under this Section 5.4(f). Notwithstanding the immediately preceding sentence, if Buyer (or an Affiliate thereof) is the Filing Party with respect to any Transfer Tax for which Seller would be otherwise liable hereunder with respect to any Transferred Asset (including any shares of stock), Seller shall pay (or cause to be paid) to Buyer (or one of its Affiliates, as directed by Buyer pursuant to this Section 5.4(f)(iv)) the amount shown as due with respect to such asset on any Tax Return provided by Buyer to Seller with respect to such Transfer Tax no later than 2 Business Days prior to the Transfer Tax Due Date (as defined below) for such Tax if, no later than 5 Business Days prior the Transfer Tax Due Date, Buyer provides Seller (1) a copy of such Tax Return reflecting an amount of Tax payable that is equal to the product of (A) the value of the asset (determined consistently with the allocation of Purchase Price and Consideration as agreed to by the parties and used to determine the amount of Reimbursable Value Added Taxes payable by Buyer pursuant to Section 5.4(f)(vii)) and (B) the rate of such Tax shown in the Microsoft Excel document produced by Ernst & Young LLP, entitled “Project Emerald: Transaction Taxes”, dated March 9, 2007 and (2) written payment instructions regarding the manner in which such payment is to be made (including the entity to receive such payment and wire instructions necessary to complete such payment); and once Seller has paid (or caused to be paid) to Buyer (or one of its Affiliates) any such amount in respect of any such Transfer Tax, Buyer shall thereafter be responsible for the payment of that amount of that Transfer Tax, shall not seek to collect such amount from Seller again and shall hold Seller harmless in the event that such amount is not used to pay such Transfer Tax.

     For purposes of the foregoing, the “Transfer Tax Due Date” shall mean, with respect to any Transfer Tax payable by Seller (or an Affiliate thereof) pursuant to this Section 5.4(f)(iv), the date Buyer (or an Affiliate thereof) reasonably determines to file (and certifies to Seller that it will file) such Tax Return in compliance with its obligations to file such Tax Return pursuant to applicable law (but in any event, no later than the final due date for such Tax). The parties shall cooperate to insure all Transaction Transfer Taxes, Reimbursable Value Added Taxes (including any Seller VAT Payment) and any refunds and Recoupments of such amounts shall be borne by and given over to the appropriate party in accordance with Section 5.4(f)(ii). Any Transfer Taxes resulting from any subsequent increase in the Consideration shall be borne in accordance with the provisions of this Section 5.4(f) and any Tax Returns required to be filed in connection therewith shall be prepared and filed in accordance with the provisions of this Section 5.4(f).

     (vii) Payment Procedures for Reimbursable Value Added Tax. Each of the parties acknowledges that despite the best efforts of the Seller the final balance sheet figures for the Closing Date will not be available as of the Closing Date. Therefore, the parties agree to calculate the Initial VAT as described in this subsection. Without limiting the generality of Buyer’s obligation to pay and indemnify Seller for Reimbursable Value Added Taxes pursuant to Section 5.4, at the Closing, Seller (and its Affiliates) shall provide Buyer (and its Affiliates) with invoices showing Reimbursable Value Added Taxes due in the amounts and with respect to the assets and jurisdictions listed on Annex V hereto (the “Initial VAT”). For any jurisdiction not listed on Annex V, the Initial VAT shall equal zero. Buyer (together with its Affiliates) shall pay the Initial VAT at the Closing together with and in addition to their payment of the Initial Purchase Price hereunder, in each case in the manner set forth in this Section 5.4(f)(vii). All Initial VAT paid by Buyer shall be paid directly to Seller, except that, if any Initial VAT is being charged with respect to assets in a jurisdiction in which the portion of the Initial Purchase Price allocated to that jurisdiction is being paid (pursuant to Section 2.5(b)) by Buyer (or one of its Affiliates) to an Affiliate of Seller that is organized under the laws of such jurisdiction, such Initial VAT shall be paid directly to local Seller Affiliate together with and in addition to the portion of the Initial Purchase Price being paid to such local Seller Affiliate and shall be paid in the currency in which such portion of the Initial Purchase Price is being paid (pursuant to Section 2.5(b)). With respect to any jurisdiction or assets for which Seller (or its Affiliate) has not provided Buyer (or its Affiliate) with an invoice showing the amount of Initial VAT due within 15 days (or such shorter period mandated by relevant law) after the Closing Date and, as a result of Buyer’s not receiving such invoice, payments of VAT made by Buyer (or its Affiliates) to Seller (or its Affiliates) do not qualify as Reimbursable Value Added Tax, then Seller promptly shall (or shall cause its Affiliate to) reimburse Buyer for the amount of such payment that no longer so qualifies.

     Within 30 days after the Closing Date (or such shorter time as required by applicable law), Buyer shall provide to Seller a jurisdiction-by-jurisdiction schedule (and, where required by applicable law, an asset by asset schedule) setting forth, for each jurisdiction in which the Transferred Assets were located prior to Closing, the amount of Reimbursable Value Added Tax that would have been payable by Buyer with respect to such assets on the Closing on the basis of the value of such assets set forth on the balance sheets of Seller (and its Affiliates) dated as of the Closing Date (such amounts, as agreed by the parties pursuant to the terms of this Section 5.4(f)(vii), the “Closing Date VAT”).

     If Seller notifies Buyer of its disagreement with any item reflected on such schedule within 5 days of receipt thereof, Seller and Buyer shall attempt to resolve the disputed items. To the extent Seller and Buyer resolve any such disputed items, such schedule shall be revised to reflect the agreed amounts. To the extent Seller and Buyer cannot resolve any disputed items within 10 days after Buyer delivers such schedules to Seller, then Seller and Buyer shall jointly submit the disputed items for resolution to the New York City office of an independent “Big Four” accounting firm (or other accounting firm) mutually agreed upon by Seller and Buyer. The decision of such accounting firm with respect to the disputed items shall be rendered within 10 days after such firm is retained and shall be final and binding on Seller and Buyer and the schedule shall be revised to reflect such decision. Seller and Buyer shall share equally the costs of employing such accounting firm. To the extent that, for any specific jurisdiction, the Closing Date VAT is greater than the Initial VAT, Seller shall charge Buyer for Reimbursable Value Added Tax in an amount equal to the difference and Buyer shall promptly pay such additional amount in accordance the foregoing procedures for, and in the same jurisdiction and the same currency as applicable in, paying the Initial VAT. To the extent that, for any specific jurisdiction, the Initial VAT is greater than the Closing Date VAT, Seller shall credit Reimbursable Value Added Tax in an amount equal to the difference (an “Overpayment”) and shall, upon receiving reimbursement of such amount from the relevant taxing authorities (whether through refund, offset or credit against any other liability), promptly pay back such previously charged Initial VAT to Buyer or whichever Affiliate of Buyer paid the Initial VAT, together with any interest received by Seller (or any of its Affiliates) from such taxing authority with respect to reimbursed Initial VAT. Twenty-four (24) months after the Closing Date Seller shall give notice to Buyer identifying any Overpayment or portion thereof with respect to which either (i) the relevant Taxing authority has denied Seller’s claim for such reimbursement or (ii) no determination as to the claim for such reimbursement has been made by the relevant Taxing authority (the Overpayment or portion thereof described in this clause (ii), a “Unresolved Overpayment”). Buyer and Seller shall jointly request from an independent “Big Four” accounting firm (or other accounting firm) mutually agreed upon by Buyer and Seller an opinion that it is more likely than not that such Unresolved Overpayment constitutes Reimbursable Value Added Tax. If such independent accounting firm fails to render such an opinion, then Seller shall pay to Buyer 50% of the amount of the Unresolved Overpayment, and neither party shall thereafter be entitled to payment from the other for any amounts so reimbursed by any Taxing authority with respect to such Unresolved Overpayment. Nothing in the two immediately preceding sentences shall affect the parties’ respective rights to reimbursement from the other under this Agreement in a case in which Seller has claimed and obtained such a reimbursement with respect to any Overpayment prior to the end of such two-year period and the applicable Taxing authority subsequently asserts that such reimbursement was improper. Any Reimbursable Value Added Tax not subject to the provisions of this Section 5.4(f)(vii) shall be subject to the foregoing provisions of this Section 5.4(f). To the extent that any Local APA defines the purchase price for such assets by reference, in whole or in part, to the amount of VAT payable with respect thereto, then such Local APA shall be interpreted in a manner that allows the transactions contemplated by such Local APA to close on the Closing Date upon payment of the purchase price calculated by reference to the Initial VAT relevant to such transactions.

39. Schedule 5.4 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex W to this Amendment, and Section 5.4 of the Agreement is hereby amended to insert the following at the end thereof:

Section 5.4(q) Certain Withholding Taxes.

     (i) In the event that either Buyer or Seller determines that Buyer (or an Affiliate thereof) may be required by the applicable Law in any particular jurisdiction to withhold from the Initial Purchase Price or from any payment made pursuant to Section 2.13 any Taxes (other than any Transfer Taxes (including, without limitation, any value added taxes)) or other amount in respect of any potential Tax obligation of Seller, such party shall notify the other of such potential obligation. Following receipt of each such notice, each party shall cooperate diligently and in good faith (and shall cause their respective advisors and employees to cooperate diligently and in good faith) to reach a mutual agreement as to whether any such Taxes or other amounts are required to be withheld and, if so, the availability of any exemptions, exceptions or reductions and, if appropriate, the amount of any such required withholding. To the extent that any exemption, exception, or reduction of any such withholding tax depends on the reliance by a party on any certification, representation, notice or other statement by the other party, then such other party indemnifies and holds harmless the relying party for any liability, loss or damage resulting from any inaccuracy contained in such certification, representation, notice or other statement. If the parties agree that any exemptions, exceptions or reductions are available, the parties shall (and shall cause their respective advisors and employees to) cooperate diligently and in good faith so that all reasonable steps are taken in order to qualify for any such exemption, exception or reduction. To the extent that the parties do not agree that any such exemption, exception or reduction is available (or qualified for), Buyer (or its Subsidiary) shall (i) withhold from the Initial Purchase Price or the payment made pursuant to Section 2.13, as applicable, the amount the parties have agreed is required by such Law, (ii) pay the amount withheld directly and promptly (and in all events prior to the due date) to the appropriate Taxing authority), and (iii) provide Seller with proof in any form or forms that Seller reasonably requests evidencing that such amount has been properly and promptly paid to the appropriate Taxing authority. Any amount withheld from the Initial Purchase Price or any amount paid pursuant to Section 2.13 in accordance with the terms of the immediately preceding sentence shall be treated for all purposes of this Agreement as if it had been paid directly to Seller as a part of the Initial Purchase Price or the amount required to be paid pursuant to Section 2.13, as the case may be.

     (ii) Israeli Escrow For Withholding Tax.

     Buyer acknowledges that Seller has presented Buyer with a letter from the Israeli taxing authority stating that a payment of US$9.9 million to the Seller Affiliate’s Trustee

(as described below) will satisfy any obligation that Buyer or its Affiliate might have had under Israeli law to withhold from the purchase price. Accordingly, (i) Buyer will not withhold or pay over to the Israeli taxing authority any amount in respect of Israeli withholding taxes from the portion of the Initial Purchase Price to be paid for the shares in Orex and Algotec; (ii) Buyer will instead deduct US$9.9 million from that portion of the Initial Purchase Price; and (iii) Buyer will pay such sum to David Schottenfels, Ben-Zvi Koren and Co., Law Offices, as Trustee for the Seller Affiliate that is selling the shares of Orex and Algotec.

Section 5.4(r) Italian Purchase Price Adjustment.

     (i) Due to frequent changes in the HG Business assets in Kodak Italy, the portion of the Initial Purchase Price allocated to the purchase by Buyer of the quotas of Carestream Health Italia s.r.l. (the “Italy PPA”) will be adjusted after the Closing so that the price, expressed in Euros, is equal to the greater of: (i) 110 million Euros and (ii) the Italy Closing Book Value (expressed in Euros) plus 21 million Euros, but in no event will the revised purchase price exceed the “Initial Euro Payment.” The Initial Euro Payment minus this adjusted price (in Euros) is the “Euro Reduction.”

     (ii) The “Initial Euro Payment” equals the Italy PPA translated from U.S. dollars into Euros at the Euro Exchange Rate (defined below) on April 27, 2007 (i.e., the last Business Day prior to the Closing Date). “Italy Closing Book Value” means the net book value in Euros of the assets contributed to Carestream Health Italia s.r.l. on the Closing Date, as determined no later than 30 days after the Closing Date by the parties cooperating diligently and in good faith.

     (iii) Any Euro Reduction in the Italy PPA will be translated from Euros into U.S. dollars at the Euro Exchange Rate on the last Business Day before the adjustment payments described in this paragraph are made, and that U.S. dollar amount will be re-allocated as follows: (1) 50% to the amount paid for the shares of PW-US and (2) 50% to the amount paid for other Transferred Assets in the U.S. Promptly after such re-allocation of the Euro Reduction, Kodak shall cause Kodak Italy to pay the Euro Reduction to the Buyer in Euros and, on the same day, Buyer shall pay the same amount to Seller in U.S. dollars, translated from Euros to U.S. dollars at the Euro Exchange Rate on the last Business Day before the adjustment payments are made. These adjustments (in U.S. dollars) will be reflected on a revised Schedule 5.4(k) which will thereafter govern for all purposes.

     (iv) For those purposes, the Euro Exchange Rate shall mean the rate shown on Bloomberg under page EUCFUSD (Euro Exchange US), Index HP.

40. Schedule 5.5(p)(i) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex X to this Amendment.

41. Annex 5.5(p)(iii) to Schedule 5.5(p)(iii) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex Y to this Amendment.

42. Section 5.7(b) of the Agreement is hereby amended to insert the following at the end thereof:

     (i) On the day after the Closing Date, Buyer shall cause each Transferred Subsidiary to provide a schedule with supporting bank statements setting forth the cash remaining in such Transferred Subsidiary as of the Closing and the Excluded Cash remaining in such Transferred Subsidiary as of the Closing, with the determination of such remaining cash and Excluded Cash to be made as of 11:59 P.M. local time on the Closing Date of the location of each Transferred Subsidiary. If Seller notifies Buyer of its disagreement with any items reflected on the schedules so provided within 5 days of receipt thereof, Seller and Buyer shall attempt to resolve the disputed items. To the extent Seller and Buyer resolve any such disputed items, the schedules shall be revised to reflect the agreed amounts. To the extent Seller and Buyer cannot resolve any disputed items within 10 days after Buyer delivers such schedules to Seller, then Seller and Buyer shall jointly submit the disputed items for resolution to the New York City office of an independent “Big Four” accounting firm (or such other accounting firm) mutually agreed upon by Seller and Buyer. The decision of such accounting firm with respect to the disputed items shall be rendered within 10 days after such firm is retained and shall be final and binding on Seller and Buyer and the schedules shall be revised to reflect such decision. Seller and Buyer shall share equally the costs of employing such accounting firm. “Excluded Cash” means any cash described in Section 2.2(g)(x), 2.2(g)(y) or 2.2(g)(z), any cash that is intended to be left in a Transferred Subsidiary in Argentina, Mexico, China or India and is a Transferred Asset as contemplated by Annex K, the Buyer Cash and the Israeli Left-Behind Cash. “Buyer Cash” means any cash contributed or paid by Buyer or one of its Affiliates to a Transferred Subsidiary prior to Closing.

     (ii) Within 5 business days after the schedules are finalized in accordance with this Section 5.7(b), Buyer shall pay or cause to be paid to Seller the total amount by which the cash remaining as so determined exceeds the Excluded Cash.

     (iii) Notwithstanding the specific provisions relating to the Israeli Cash set forth in Section 5.7(c), any cash remaining in OREX and Algotec shall be taken into account in applying this Section 5.7(b).

     (iv) On July 1, 2007, Buyer shall cause each Transferred Subsidiary to provide a schedule with supporting bank statements setting forth the interest amount attributable to the period prior to the Closing (and not paid or credited to the Transferred Subsidiary at or prior to the Closing) with respect to the cash in such Transferred Subsidiary as of the Closing or at any time prior to the Closing (other than the Excluded Cash remaining in such Transferred Subsidiary), which interest amount had not been reflected on the schedule contemplated by Section 5.7(b)(i) or 5.7(b)(ii) because it was not paid or credited to a Transferred Subsidiary on or prior to the preparation of the schedule contemplated by Section 5.7(b)(i) or Section 5.7(b)(ii) (“Unreported Interest”). If Seller notifies Buyer of its disagreement with any Unreported Interest amount on the schedules so provided within 5 days of receipt thereof, Seller and Buyer shall attempt to resolve the disputed items. To the extent Seller and Buyer resolve any such disputed items, the schedules shall be revised to reflect the agreed amounts. To the extent Seller and Buyer cannot resolve any disputed items within 10 days after Buyer delivers such schedules to Seller, then Seller and Buyer shall jointly submit the disputed items for resolution to the New York City office of an independent “Big Four” accounting firm (or such other accounting firm) mutually agreed upon by Seller and Buyer. The decision of such accounting firm with respect to the disputed items shall be rendered within 10 days after such firm is retained and shall be final and binding on Seller and Buyer and the schedules shall be revised to reflect such decision. Seller and Buyer shall share equally the costs of employing such accounting firm. Within 5 business days after the schedules are finalized in accordance with this Section 5.7(b)(iv), Buyer shall pay or cause to be paid to Seller the total Unreported Interest amount.

43. Section 5.7 of the Agreement shall be amended by adding the following new subsection at the end thereof:

     (c) Israeli Cash.

     (i) Seller and Buyer expressly agree that Seller shall, subject to receipt of appropriate governmental approvals, cause (A) OREX to loan the OREX Loan Amount to Practice Works, Inc. (“PW-US”) prior to the Closing Date; (B) Algotec to loan the Algotec Loan Amount to PW-US prior to the Closing Date; (C) PW-US to loan an amount equal to the sum of the OREX Loan Amount and the Algotec Loan Amount to Seller prior to the Closing Date (the “Practice Works Loan”); and (D) PW-US to forgive the Practice Works Loan effective on or before the Closing Date; provided that all parties commit to (and to use their commercially reasonable efforts to cause their employees, advisors, agents and Affiliates to) cooperate to the greatest extent possible to cause the appropriate governmental approvals for the loans described in clauses (A) or (B) to be received prior to the Closing Date (treating for this purpose the employees of Seller and its Affiliates which will be employed by Buyer or one of its Affiliates after Closing as employees of both Seller and Buyer), and if such governmental approvals have not been received prior to the Closing Date, the parties agree to determine in good faith an alternative method of achieving the same outcome from an economic perspective as was contemplated by this Section 5.7(c) and, in any event, in the case of the Algotec Loan, to continue diligently and in good faith after the Closing Date to seek such government approval and to obtain a refund of any Taxes withheld from the Algotec Loan Amount as a result of the failure to obtain such approval prior to the Closing Date. Any such refund shall be paid to Seller in accordance with Section 5.4(h).

     (ii) The “OREX Loan Amount” shall equal (w) all the cash held by OREX at the time the loan from OREX to PW-US is made pursuant to clause (i)(A) above (the “OREX Cash”) less (x) an amount equal to the sum of (1) $1.47 million and (2) the product of (A) the OREX Cash, plus the amount of any PW-Receivable, less $7 million and (B) 0.105.

     The “Algotec Loan Amount” shall equal (y) all the cash held by Algotec at the time the loan from Algotec to PW-US is made pursuant to clause (i)(B) above (the “Algotec Cash”) less (z) the product of (1) the Algotec Cash plus the amount of any PW-Receivable and (2) 0.125.

      “Israeli Left-Behind Cash” means, in the case of OREX, the amount described in clause (x) above, and, in the case of Algotec, the amount described in clause (z) above.

     “PW Receivable” means any receivable from PW-US held by OREX or Algotec, as the case may be, at the time the loan from OREX or Algotec, as the case may be, to PW-US is made to the extent the obligation with respect to such receivable was assumed by PW-US in connection with the transactions contemplated by this Agreement.

44. Section 5.10 of the Agreement is hereby amended to insert the following at the end thereof:

     Without limiting the generality of the foregoing, with respect to the General Conveyance, Assignment and Assumption Agreements (and such other similar agreements however named) and the schedules and asset lists attached thereto (each, a “Local APA”) to be entered into by and between Affiliates of Seller (each a “Kodak Affiliate”) and Affiliates of Buyer (each a “Carestream Affiliate”) in order to effectuate the transactions contemplated by this Agreement, to the extent either Buyer or Seller or any of their respective Affiliates discover following the Closing that any Local APA, or any schedule or asset list attached to a Local APA, at the time of Closing did not effectuate the assignment and transfer of a Transferred Asset by a Kodak Affiliate to a Carestream Affiliate, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary in order for a Kodak Affiliate to promptly assign and transfer to a Carestream Affiliate all right, title and interest in such Transferred Asset.

45. Schedule 5.14 of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety by Annex Z to this Amendment.

46. Section 5.21 is hereby amended to insert the following at the end thereof:

     Buyer and Seller further agree that to the extent any Account Payable constituting an Assumed Liability that Seller or one of its Affiliates is legally obligated to pay is paid by Seller or any of its Affiliates after the Closing Date, upon Seller’s delivery of notice to Buyer of such payment, which notice shall include reasonable substantiation of such payment and the amount thereof, Buyer will reimburse Seller or its applicable Affiliate for such amount paid within 5 business days of its receipt of such notice from Seller. Any payment pursuant to the preceding sentence from Buyer to Seller or any of its Affiliates will be made in the same currency as the Account Payable paid by Seller or any of its Affiliates.

47. A new Section 5.28 is hereby inserted as follows:

     Section 5.28 501 Machine PET Grinder/SER #CCIK501. Buyer and Seller agree that to the extent Buyer or any of its Affiliates, following the Closing, pays any amount required to be paid pursuant to the terms of the 501 Machine PET Grinder/SER

#CCIK501, as in effect on the Closing Date, upon Buyer’s delivery of notice to Seller of such payment, which notice shall include reasonable substantiation of such payment and the amount thereof, Seller will reimburse Buyer or its applicable Affiliate for such amount paid within 5 business days of its receipt of such notice from Buyer; provided, however, that the aggregate amount of payments for which Buyer and its Affiliates shall be entitled to reimbursement from Seller pursuant to this Section 5.28 shall not exceed $741,912. Any payment pursuant to this Section 5.28 from Seller to Buyer or any of its Affiliates will be made in the same currency as the amount paid by Buyer or any of its Affiliates pursuant to the terms of the 501 Machine PET Grinder/SER #CCIK501.

48. A new Section 5.29 is hereby inserted as follows:

     Section 5.29 Payment for Purchases of Eastman Prepolymer, PM 7169. Buyer and Seller agree that in exchange for Buyer, or its Affiliates, fulfilling the purchase commitments arising under blanket purchase order number 4507385550 issued by Seller to Eastman Chemical Company on or about March 6, 2007, and covering the purchase of "Eastman Prepolymer, PM 7169," Seller shall pay Buyer $749,000 on the Closing Date. Seller shall have no other obligations to Buyer arising from or relating to the supply of “Eastman Prepolymer, PM 7169” by the supplier to Buyer under the blanket purchase order or otherwise.

49. Section 9.4 of the Agreement is hereby amended and restated as follows:

     This Agreement (including all Schedules and Exhibits hereto), the Ancillary Agreements, the Letter, dated April 27, 2007, from Carestream Health, Inc. to Eastman Kodak Company regarding Reimbursable Expenses and the DR Systems Litigation, the Letter, dated April 30, 2007 from Eastman Kodak Company to Carestream Health, Inc. regarding Worldwide Recordation, the Letter, dated April 30, 2007 from Eastman Kodak Company to Carestream Health, Inc. regarding Non-Assignable Assets and the Letter, dated April 30, 2007 from Eastman Kodak Company to Carestream Health, Inc. regarding Deferred Closings contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

50. Section 9.7 is hereby amended to insert the following at the end thereof:

     Notwithstanding the foregoing, Buyer shall be responsible for any and all fees, expenses, interest payments and other costs in connection with any borrowings by Rayco (Shanghai) Medical Products Company Limited and Rayco (Xiamen) Medical Products Company Limited (the "Borrowers") undertaken at Buyer’s direction in connection with the acquisition of the Transferred Assets and obtaining of working capital in China.

51. This Amendment may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

52. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Initial Agreement to be duly executed as of the date first above written.

EASTMAN KODAK COMPANY
By:	/s/ Theodore D. McNeff
Name: Theodore D. McNeff
	Title:	Vice President Eastman Kodak Company
CARESTREAM HEALTH, INC.
By:	/s/ Robert M. Le Blanc
Name: Robert M. Le Blanc Title: President and Assistant Secretary

Annex A

Schedule 1.1(e)(A)
Excluded Owned Real Property

Annex B

Schedule 1.1(a)(i)
Assigned Leases

United States:
1.

Lease Agreement, dated as of October 18, 1999, between Faust Family Limited Partnership #4 (F.F.L.P. #4) (“Landlord”) and Eastman Kodak Company (“Tenant”), in respect of 4383 Hecktown Road, Lower Nazareth Township, Bethlehem, Pennsylvania 18020.

2.	Lease Agreement, dated as of April 1, 2007, between Space, LLC (“Landlord”) and Eastman Kodak Company (“Tenant”), as amended, in respect of 2221 Joseph Street, Medford, Oregon.

3.

Lease, dated as of October 20, 2004, between Science Park Development Corporation (“Landlord”) and Eastman Kodak Company (“Tenant”), as amended, in respect of MIS Headquarters, Four Science Park, New Haven, Connecticut 06511.

4.

Amended and Restated Lease Agreement, dated as of January 1, 2003, between Imation Corp. (“Landlord”) and Eastman Kodak Company (“Tenant”), as amended, in respect of Discovery Building One Imation Way, Oakdale, Minnesota 55128.

5.

Lease, dated as of July 22, 1997, between CSM Investors, Inc. (“Landlord”) and Eastman Kodak Company (“Tenant”), as amended, in respect of Columbia Building, 3400 Granada Avenue North, Oakdale, Minnesota 55128.

6.

Lease Agreement, dated as of June 4, 2002, between Liberty Property Limited Partnership (“Landlord”) and Eastman Kodak Company (“Tenant”), as amended, in respect of Hale Warehouse 550-590 Hale Avenue, Oakdale, Minnesota 55128.

7.

Office Lease Agreement, dated as of June 15, 2000, between Tennyson Office Center, L.P. (“Lessor”) and Eastman Kodak Company (“Lessee”), as amended, in respect of 6200 Tennyson Parkway, Suite 200, Plano, Texas 75024.

8.

Standard Office Lease – Gross, dated as of April 28, 1998, between C. Centre Corporation (“Lessor”) and Eastman Kodak Company (“Lessee”), in respect of 100 Century Center Court, Suite 600, San Jose, California 95112.

Non-United States:

1.

Lease, dated as of July 26, 2004, between Summerside Regional Development Corporation Ltd. doing business under the name “Waterfront Place” (“Landlord”) and Kodak Canada Inc. (“Tenant”), in respect of 98 Water Street, Summerside, PEI CIN 1A8, Canada.

2.	Lease agreement dated September 19, 2003 between Kodak-Pathé and SCI MONTANA 99 for the TOULOUSE premises, 14 Rue Michel Labrousse, BP 31000, Toulouse Cedex 1, 31000, France.

3.	Genova 1, Palazzina S Lorenzo, Porto Antico, Genova 16126, Italy. Landlord: Porto antico di genova S.p.A, Dated: February 1, 2007.

4.	Genova 2, San Desiderio, Porto Antico, Genova 16126, Italy. Landlord: Porto antico di genova S.p.A Duration of agreement: June 1, 2002 until May 31, 2008.

5.	Kardinal-Hengsbach Strasse 103, Bottrop, Germany. The agreement became effective in January 8, 2004. The tenant is Kodak GmbH, the first landlord was Montan-Grunstücksgesellschaft mbH (MGG) in Essen. MGG sold the building and transferred the lease agreement to Thelen Immobilien Rhein Ruhr GmbH , An der Knippenburg 104, D-46238 Bottrop, which is the new Landlord.

6.	Hemel One Floor 1 Boundary Way, Hemel Hempstead HP2 7YU, United Kingdom between Kodak Limited and RO Developments Limited. The agreement was effective July 18, 2005.

7.	Lease Agreement, dated as of June 8, 1995, between F.C.C. INMOBILIARIA, S.A., now REALIA BUSINESS, S.A., and Kodak S.A. (“Tenant”), in respect of Avda, Kansas City, 9, Sevilla Spain.

8.	Lease Agreement - Grindlenstrasse 3, Gerodswill, Zurich, Switzerland.

9.	1 Creswells Row, Hobart, Tasmania, Australia.

10.	93 Brisbane Street, Launceston, Tasmania 7250, Australia.

11.	Lease Agreement - 80B Unley Road, Unley, Adelaide, South Australia, 5061, Australia.

12.	Lease Agreement - 49 Annie Street Wickham NSW 2193, Newcastle, Australia.

13.	Lease Agreement - Unit 9B, 169 Newcastle Street, Fyshwick, SCT 2609, Canberra, Australia.

14.	Lease Agreement, between Elk Corp and KTS, in respect of 1-1-8 Mikawaguchicho, Hyogo-ku, Kobe, Japan.

15.	Lease Agreement, between Mr. Shohachi Fujisawa and KTS, in respect of 11-1-40 Sanbonyanagi, Morioka, Japan.

16.	Building Lease Renewal Agreement, between Mr. Shohachi Fujisawa and KTS, in respect of 11-1-40 Sanbonyanagi, Morioka, Japan.

17.	Lease Transfer Agreement (for business use) to Sophia 2000 (previously titled to KTS) (Engaged on May 23, 2006), between Mr. Shohachi Fujisawa and KTS, in respect of KTS.

18.	Lease Agreement - Zaoh Rental Office, between Zaoh Sangyo Corp. and KJL, in respect of 1-31 Kamino, Kanazawa, Japan.

19.	Lease Agreement, between Elk Corp. and KTS, in respect of 31 Kita Hananamachi, Kamitoba, Minami-ku, Kyoto, Japan.

20.	Lease Agreement, between Elk Corp. and KTS, in respect of 30-30 Izumida, Okayama, Japan.

21.	Lease Renewal Agreement, between Daiichi Building and KTS, in respect of 3-8-17 Tokiwa, Urawa, Saitama, Japan.

22.	Lease Agreement, between Koumei Real Estate Company and KTS, in respect of 3-5-17 Yahata, Shizuoka, Japan.

23.	Office Lease Agreement, between NN Building Inc. and KTS, in respect of 1-5-14 Nishikicho, Tachikawa, Japan.

24.	Rent Room Lease Agreement - Shin Yokohama IO Building, between Ms. Etsuko Ijima and KTS, in respect of 1-3-10 Shinyokohama, Kita-ku, Yokohama, Japan.

25.	Lease Agreement, between Mitsubishi Trust and Banking and KJL in respect of 3-5-10 Marunouchi, Naka-ku, Nagoya, Japan.

26.	Lease Agreement - Marumasu Building No. 18, between Setagaya Properties Incorp. and KJL, in respect of 3-21-2 Kita Juhachijo Nishi, Chuo-ku, Sapporo, Japan.

27.	Lease Agreement - Hakata Ekimae Building, between KWO Force Incorp. and KJL, in respect of 1-2-3 Hakataeki Minami, Hakata-ku, Hakata, Fukuoka, Japan.

28.	Lease Agreement, dated [December 21, 2006] between Berogil SA, and Kodak SA, in respect of Route de Prilly 23, 1023 Crissier, Switzerland.

29.	Carrera 69 No. 21-63 Bodega 2, Bogota, Colombia.

30.	Carr 848 Km. 3.2 Saint Just Carolina, 00983, Puerto Rico.

31.	Linares 1451-Providencia, Santiago, Chile.

32.	Via de las Dos Castillas 33, Pozuelo de Alarcon, Las Rozas, Madrid, Spain.

Annex C

Schedule 1.1(a)(ii)
Leased Transferred Subsidiary Real Property

1.	Lease Agreement, dated as of August 8, 1999 between Light Street Partners Longview Limited Partnership and PracticeWorks (“Tenant”), in respect of 311 International Circle, Hunt Valley, Maryland, United States.

2.	Lease Agreement, dated as of September 1, 2001 between Essex-Triangle, Inc. and PracticeWorks (“Tenant”), in respect of 1775 The Exchange, Atlanta, Georgia, United States.

3.	Parking Space Agreement in respect of 1775 The Exchange, Atlanta, Georgia.

4.	Lease Agreement of PracticeWorks (“Tenant”), in respect of 52 Vasagatan, Stockholm, Sweden.

5.	Lease Agreement, dated as of September 5, 2000, between Elopak GmbM and PracticeWorks (“Tenant”), in respect of Elopack House, Rutherford Close, Meadway Tech Park, Steveage, Herts, United Kingdom.

6.	Lease Agreement, dated in 2004, between San Center Ltd. and Algotec (“Tenant”), in respect of Saan Gold Bldg., 2 Hapnina Street, PO Box 46, Ra’anana, 43107, Israel.

7.	Lease Agreement of Orex (“Tenant”), in respect of Star Building, Yoqneam, Israel.

8.	Lease Agreement, dated as of June 1, 2003, between Compagnie Generale Immobiliere and Trophy (“Tenant”), in respect of 4, rue F Pelloutier, Croissy-Beaubourg, 77437, Marne le Vallee, France.

9.	Lease Agreement of Trophy (“Tenant”), in respect of Mori Building 23-8, Minato-KU, Tokyo, Japan.

10.	Lease Agreement in respect of T&IC Center, Building 1, Jin Qiao Research Park, Shanghai, China.

11.	Lease Agreement in respect of R&D Center, Building 4, Jin Qiao Research Park, Shanghai, China.

12.	Lease Agreement in respect of Room 61007, Hua Tian Hotel, 380 Jie Fang East Road, Changsha, Hunan Province, China.

13.	Lease Agreement in respect of Room 1603, Tower D, Shidai Haoyuan Building, 7 Qingdian Road, Yuzhong District, Chongqing, Sichuan Province, China.

14.	Lease Agreement in respect of Room 608, Tower A, Trade Center, 6 Hong Kong Zhong Road, Qingdao, Shandong Province, China.

15.	Lease Agreement in respect of Room 502, Yindu Hotel, 39 Xibei Road, Urumqi, Xinjiang Province, China.

16.	Lease Agreement in respect of Room 420, Hua Lu Mansion, 1 Bang Peng Street, Jinan, Shandong Province, China.

17.	Lease Agreement in respect of Room 2516, Tai He Building, 6 Bei Xiao Street, Shijiazhuang, Hebei Province, China.

18.	Lease Agreement in respect of Room 1707 Gujin Baihuai Building, Tower A, Souchuan Road, Luyang District, Hefei, Anhui Province, China.

19.	Lease Agreement in respect of Floor 20C, President Building, He Ping Bei Avenue, He Ping District, Shenyang, Liaoning Province, China.

20.	Lease Agreement in respect of Room 1905, Electronic Building, 162 Dongfeng West, Kunming, Yunan Province, China.

21.	Lease Agreement in respect of Room 1310, 13th Floor, Jiangxin International Building, 88 West Beijing Road, Nanchang, Jiangxi Province, China.

22.	Lease Agreement in respect of Room 2618, Ginza Business Area, Yu Da International Center, 220 Zhong Yuan Xi Road, Zhengzhou, Henan Province, China.

23.	Lease Agreement in respect of B1, 23 floor, Ping An Building, 88 Wu Yi Zhong Road, Gulou District, Fuzhou, Fujian Province, China.

24.	Lease Agreement in respect of Room 1808, 15 Songhuajiang Road, Nangang District, Harbin, China.

25.	Lease Agreement in respect of Room C3-C7, 24 floor, Shang Mao Tower, 49 South Zhongshan Road, Nanjing, Jiangsu Province, China

26.	Lease Agreement in respect of Room 502, Tower C, Zhong Da International Building, 30 Nan Da Street, Beilin District, Xi’an, Shaanxi Province, China.

27.	Lease Agreement in respect of Building 91, Haicang, Manufacturing Plant, Xinyang Industrial District, Xiamen, Fujian 361022, China.

28.	Lease Agreement in respect of KEPS/Dahia Plant, 1201 Guiqiao Road, Pudong New Area 2nd Floor B7, Shanghai, China.

29.	Lease Agreement in respect of Room 1901, Global Time Building, 16 Minzu Road, Nanning, Guangxi Province, China.

30.	Lease Agreement in respect of Room 1807 Binhai Building, Jiangnan Road, Binjiang District, Hangzhou, Zhejiang Province, China.

31.	Lease Agreement in respect of 9th Floor, Kerry Center, 1 Guanghua Road, Chaoyang District, Beijing, China.

Annex D

Schedule 1.1(b)
Employees

Please see attached Annex 1.1(b).

Annex E

Schedule 1.1(e)
Owned Real Property

1.	Kodak White City plant, 8124 Pacific Avenue, White City, Oregon 97503 (legal description in Annex 1.1(e)).

2.	Two parcels of real property improved by the following buildings, together with an aggregate of approximately 112 acres of land under and surrounding such buildings, which constitute a portion of the Kodak Colorado Division plant site, 9952 Eastman Park Drive, Windsor, Colorado 80551 (schematic of property sites and legal descriptions of each parcel is attached):

Building C50 Building C40 Building C41 Building C42 Building C43 Building C46 Buildings C48 A, B, C Building C20

3.	Health Group Headquarters – Kodak Office Building 20, 150 Verona Street, Rochester, New York 14608 (legal description in Annex 1.1(e)).

4.	Kodak Park Building 214, 1049 West Ridge Road, Rochester, New York 14618, together with approximately 26 acres of land under and surrounding such building, which land includes a parking area (aerial view of property in Annex 1.1(e)).

Please see attached Annex 1.1(e).

Annex F

Schedule 1.1(g)
Scheduled Intellectual Property

Please see attached Annex 1.1(g).

Annex G

Schedule 2.1
Purchase and Sale of Assets

1.	Assets relating to film and paper sensitizing and on-site warehousing and logistics operations in Windsor, Colorado.

2.	SAP P50 system as replicated by Seller.

3.	Any furniture, fixtures and office equipment provided under a property lease (e.g. an office lease) where Buyer is the primary tenant.

4.	Except as otherwise provided in the item above, all furniture, furnishings, vehicles, equipment, computers, tools and other tangible personal property (other than Inventory), wherever located, primarily related to a Transferred Employee, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, except to the extent included in Excluded Assets.

5.	13 fork trucks, 463 rack sections and 17 printers to be allocated in Building 605 at Kodak Park.

6.	3 fork trucks, 0 racks, 1 printer and 2 desktop PC’s to be allocated in Guadalajara, Mexico at the Kodak de Mexico site.

7.	Related to the Buyer’s manufacture and supply of semi-finished raw materials to Manaus, Brazil, all inventories that would be considered raw material or work in process inventories under the Manus Wide Roll Supply Agreements By and Between Eastman Kodak Company and Buyer.

8.	Related to the Seller’s manufacture and supply of Film Products-Finished Goods Products in Manaus, Brazil, all inventories that would be considered finished products inventories under the Manaus Wide Roll Supply Agreements By and Between Eastman Kodak Company and Buyer.

Annex H

Schedule 2.2(p)
Excluded Assets

(p)

1.	All inventories that would be considered raw material or work in process inventories under the Diagnostic Films and Emulsions, Photo Chemicals Supply Agreement - Kodak to Buyer and Equipment Components Supply agreement - Kodak to Buyer.

2.	Related to the Buyer’s manufacture and supply of semi-finished raw materials to Manaus, Brazil, all inventories that would be considered finished materials inventories under the Manaus Wide Roll Supply Agreements By and Between Eastman Kodak Company and Buyer.

3.	Related to the Seller’s manufacture and supply of Film Products-Finished Goods Products in Manaus, Brazil, all inventories that would be considered raw material or work in process inventories under the Manaus Wide Roll Supply Agreements By and Between Eastman Kodak Company and Buyer.

Annex I

Schedule 2.2(s)
Excluded Assets

1.	All shares in IBA Health LTD.

2.	Any furniture, fixtures and office equipment provided under a property lease (e.g., an office lease) where Kodak is the primary tenant.

3.	All spare parts and service parts used by both the Business and Seller, of which Seller has only one such part in its possession.

4.	All spare parts and service parts used by both the Business and Seller, of which Seller has more than one such part in its possession, will be allocated between Seller and Buyer as determined by Seller, based on historical usage.

5.	Unrecognized actuarial gains relative to defined benefit pension plans that were created by restructuring-related headcount reductions or other resignations.

6.	All Contracts and Accounts Receivable arising out of Contracts that are not assigned to Buyer as of the Closing.

7.	Chemical Manufacturing Building C29, Kodak Colorado Division and all its associated assets.

8.	Manufacturing and site-related fixed assets in Chalon, France related to discontinued manufacturing operations.

9.	The utility improvements, infrastructure and fixtures marked on Schedule 1.1(e)(A) as being retained by Seller.

The following software licenses:

1.	Agreement Re: RamdiskNT, dated 2/1/2003, between Kodak and Cenatek.

2.	Agreement Re: Software security and licensing, dated 4/14/2005, between Kodak and CrypKey.

3.	Agreement Re: CD writing software, dated 8/31/1999, between Kodak and Gear Software, Inc.

4.	Agreement Re: Active Delivery 1.0, DynaZIP 3.0, dated 2/9/1999, between Kodak and Inner Media, Inc.

5.	Agreement Re: PSOS Embedded RTOS, dated 4/1/1998, between Kodak and Integrated Systems Inc. (merged with Wind River Systems).

6.	Agreement Re: Operating Systems, dated 7/31/2005, between Kodak and Microsoft.

7.	Agreement Re: IEEE 1394 digital data transmission patent license (1394 “Firewire” Standard), dated January 1, 1998, between Kodak and MPEG LA LLC (a patent consortium).

8.	Agreement Re: TWAIN Interface for Kodak Digitizer Products (KTS132), dated August 8, 2002, between Kodak and RADinfo Systems.

9.	Agreement Re: DVD writing Amendment for HI, dated May 5, 2004, between Kodak and Sonic.

10.	Agreement Re: VxWorks Embedded RTOS (pSOS+/Kernal, pHILE, pREPC, pSOS+/Kernal, pROBE, pNA, dated February 1, 1991, between Kodak and Wind River Systems, Inc.

11.	Agreement Re: VxWorks Embedded RTOS (pSOS+, pNA+, pHILE+, SNMP Net. Mgr., HTTP Server, pREPC+), dated December 15, 1997, between Kodak and Wind River Systems, Inc.

12.	Agreement Re: VxWorks Embedded RTOS (pSOS/HTTp Server: Hyper Text Transfer Protocol – source code), dated October 13, 1998, between Kodak and Wind River Systems, Inc.

13.	Agreement Re: VxWorks Embedded RTOS (Envoy SNMP v1/v2 Source Code license pPP – point to Point Protocol, Drive Source Code), dated June 4, 1999, between Kodak and Wind River Systems, Inc.

14.	Agreement Re: VxWorks Embedded RTOS (visionEVENT – 32k & 128k, visionNET – for PC/Power PC & Network Controller, visionCLICK), dated September 27, 2000, between Kodak and Wind River Systems, Inc.

15.	Agreement Re: VxWorks Embedded RTOS (pSOS+, pREPC+, pROBE+, pNA+, pHILE+, Http, Optic, Envoy), dated January 15, 2002, between Kodak and Wind River Systems, Inc.

16.	Agreement Re: Software & embedded systems, dated November 5, 1996, between Kodak and Xelus Inc.

17.	Additional software licenses in attached Annex 2.2(s).

Annex J

Schedule 2.4
Excluded Liabilities

1.	All restructuring reserves with open balances.

2.	Any liabilities arising out of a material violation by Seller occurring on or prior to the Closing of the terms of Building Site Improvement Agreement between Jackson County and Seller recorded October 2, 2001 as Document #01-47128 (affects White City, Oregon).

3.	Eastman Chemical Company v. Eastman Kodak Company, (Sullivan County, Kingsport, Tennessee). Civil Case No. C37100(m). Plaintiff is alleging that Kodak is in breach of a January 1, 2000 contract for the purchase of “polyester requirements”.

4.	Luciano et al v. Kodak, (WDNY). Civil Case Nos. 03-CV-6589T(F) and 04-CV-6194CJS(F). FLSA exemption class action involving employees within the Business as well as other Kodak employees. This matter is pending before the United States District Court for the Western District of New York.

5.	Glewwe et al. v. Kodak, (WDNY). Civil Case No. 05-CV-6462T(F). This is an FLSA class action involving employees of the Business, as well as other Kodak employees. This matter is pending before the United States District Court for the Western District of New York.

6.	ECJ V. Kodak, (WDNY). Civil Case No. 04-CV-06098. This is a class action suit pending before the United States District court for the Western District of New York, alleging race discrimination and hostile work environment, involving employees of the Business as well as other Kodak employees.

7.	Robinson v. Kodak, (WDNY). Civil Case No. 02-CV-6204T(F). This is a FLSA exemption class action suit pending before the United States District Court for the Western District of New York involving Kodak employees including employees within the Business.

8.	Kodak v. Agfa - Retained by Kodak, (U.S.).
Agfa won an opposition to a Kodak European patent corresponding to US Patent No. 6,381,416, related to RFID (radio frequency identification) tags used on film and CR products. Kodak’s medical imaging products do not practice the invention. As best known, Agfa’s medical imaging products currently do not practice the invention. Kodak has appealed.

9.	Suit filed by Honeywell against Kodak in general covering LCD’s.

10.	Suit filed by Philips against Kodak in general covering JPEG.

11.	Agfa’s use of Kodak T-grain and low-cross over patents covering analog x-ray films.

12.	Alliacense has held licensing discussions with Kodak and many other companies regarding a portfolio of patents directed to microprocessors. Allegedly, these patents would implicate products in all of Kodak’s businesses, including the Health Group. Kodak does not make its own microprocessors, so is seeking indemnification from its suppliers. Several of these patents are being re-examined by the USPTO.

13.	Papst Licensing has 2 patent it alleges reads on all digital cameras and is going after many manufacturers. Kodak is following Casio’s filing for a declaratory judgment action. Kodak Health Group purchases its digital cameras from Kodak and uses them in a limited dental application.

14.	GE has provided notice to Funai, a Kodak supplier of digital cameras, about a possible infringement of one of its patents related to JPEG. Kodak Health Group purchases its digital cameras from Kodak and uses them in a limited dental application.

15.	AT&T has provided notice to Kodak about possible use of 14 patents related to the MPEG standard. It is unclear whether any Health Group products are implicated.

16.	Memory Control Enterprises filed a suit against Kodak on December 21, 2006 for infringement of U.S. Patent No. 6,704,791 relating to the communication of graphical information over a network and subsequent downloading to a variety of device. Kodak.com and Kodak Gallery are named targets. It is unclear whether Health Group products are implicated.

17.	Lonestar Inventions LP put Kodak on notice on February 28, 2007, for alleged infringement of U.S. Patent 5,208,725 directed to a CMOS sensor provided to a non-Health Group Kodak entity by a third party. The Kodak Patent Department believes that there is no connection to the Health Group products, but Trophy does use a CMOS sensor in some of its products.

18.	Orion IP, LLC sued Kodak and 50 other multi-national defendants on March 29, 2007 alleging that (in Kodak’s case) Kodak.com infringes the claims of two patents (U.S. 5,615,342 and U.S. 5,367,627) related to electronic proposal preparation for items ordered online. It is unknown whether any Health products would be implicated.

19.	Penal administrative enquiry initiated on January 31, 2007 by State Secretariat for Economic Affairs (SECO) in Switzerland into sales of medial products to Iraq between June and November 2002 at a contract face value of $183,954 plus $16,713 of levied after-sales-service fees and $16,713 of paid after-sale-service fees, allegedly in breach on UN sanctions.

Annex K

Argentina

Sale of the Newco To Buyer. Prior to the Closing Date, Buyer or an Affiliate thereof purchased from Seller and Eastman Kodak Holdings B.V. all of the issued and outstanding capital stock of Medical Flow Solutions S.A. for a purchase price of US $10,000.

The parties agree that, immediately after that purchase, Medical Flow Solutions S.A. should have held US $10,000 in cash, but if Buyer determines that the amount of cash in Medical Flow Solutions S.A. at such time was less than such amount, Buyer shall deliver a certificate to Seller, including a bank statement detailing the amount of cash that Medical Flow Solutions S.A. had at such time, stating the amount of such deficiency; and Seller shall pay the amount of such deficiency to Buyer within five days of such delivery. Any portion of the US$10,000 of cash that is in Medical Flow Solutions S.A. on the Closing Date will be treated as Excluded Cash for purposes of Section 5.7(b) and, notwithstanding anything to the contrary in the Agreement, is a Transferred Asset for all purposes of the Agreement.

Sale of the Transferred Assets to the Newco. On the Closing Date, Medical Flow Solutions S.A. shall pay in U.S. dollars from its bank account in New York City to Kodak Argentina S.A.I.C. by transfer into Kodak Argentina S.A.I.C.’s bank account in New York City the portion of the Initial Purchase Price allocated to the Transferred Assets in Argentina as set forth on Schedule 5.4, plus the Initial VAT in respect of the Transferred Assets in Argentina.

Colombia

The purchaser of the Transferred Assets in Colombia is Carestream Health Colombia Ltda; the seller is the Colombian branch of Kodak Americas Ltd., a New York corporation; and the purchase price plus the Initial VAT in respect of the Transferred Assets in Colombia is to be paid in Colombian pesos from Carestream Health Colombia Ltda.’s bank account in Colombia into Kodak Americas Ltd.’s bank account in Colombia.

Sale of the Transferred Assets in Exchange for Pesos. On the Closing Date, Carestream Health Colombia Ltda. will pay an amount of 6,504,083,440 Colombian pesos from its bank account in Colombia into Kodak Americas Ltd.’s bank account in Colombia which is equal to the number of Colombian pesos that Buyer estimated in advance would be necessary to pay the Initial Purchase Price allocated to the Transferred Assets in Colombia as set forth on Schedule 5.4 (as expressed in U.S. dollars the “Colombia PP”); plus, the Initial VAT relating to the Transferred Assets in Colombia (in Colombian pesos as set forth on Annex V).

True-Up or True-Down. Because this Colombian pesos payment, less such amount of Initial VAT (the “Colombian Peso Payment”), may not have a U.S. dollar value, using the U.S. dollar/Colombian pesos Currency Exchange Rate on April 27, 2007 (i.e., the last Business Day prior to the Closing Date), equal to Colombia PP, the following will occur at the Closing:

      if the Colombian Pesos Payment, translated into U.S. Dollars using the April 27, 2007 U.S. Dollar/Colombian pesos Currency Exchange Rate (x) exceeds the Colombia PP, then the amount the Buyer pays to the Seller in U.S. dollars on the Closing Date will be reduced by such excess or (y) is less than the Colombia PP, then the amount the Buyer pays to the Seller in U.S. dollars on the Closing Date will be increased by such deficiency.

Greece

The purchaser of the Transferred Assets in Greece is Carestream Health Hellas MEPE, which shall make the payment, in U.S. dollars, from its bank account in New York City into the bank account in New York City of the Greek branch of Kodak (Near East) Inc. of the portion of the Initial Purchase Price allocated to the Transferred Assets in Greece as set forth on Schedule 5.4.

India

The purchaser of the Transferred Assets in India is Carestream Health India Private Limited; the seller is Kodak India Limited; and the purchase price is to be paid in Indian rupees from Carestream Health India Private Limited’s bank account in India into Kodak India Limited’s bank account in India. To accommodate the time zone differences between India (where the payment is being made) and New York (where the main Closing is occurring), the payment may be placed by Carestream Health India Private Limited in an escrow in accordance with a separate agreement between the parties and then released to Kodak India Limited at the opening of business on the next Business Day in India after the Closing.

Sale of the Transferred Assets in Exchange for Rupees. On the Closing Date, Carestream Health India Private Limited will pay an amount of Indian rupees (the “Indian Rupee Payment”) from its bank account in India into Kodak India Limited’s bank account in India (or the escrow described above) equal to the number of Indian rupees that Buyer estimated in advance would be necessary to pay the Initial Purchase Price allocated to the Transferred Assets in India as set forth on Schedule 5.4 (expressed in U.S. dollars the “Indian PP”).

True-Up or True-Down. Because this Indian Rupee Payment may not have a U.S. dollar value, using the U.S. Dollar/Indian rupee Currency Exchange Rate on April 27, 2007 (i.e., the last Business Day prior to the Closing Date), equal to the Indian PP, the following will occur at the Closing:

      if the Indian Rupee Payment, translated into U.S. Dollars using the April 27, 2007 U.S. Dollar/Indian rupee Currency Exchange Rate (x) exceeds the Indian PP, then the amount the Buyer pays to Seller in U.S. dollars on the Closing Date will be reduced by such excess or (y) is less than the Indian PP, then the amount the Buyer pays to the Seller in U.S. dollars on the Closing Date will be increased by such deficiency.

Mexico

Sale of the Newcos To Buyer. Prior to the Closing Date, Buyer or an Affiliate thereof purchased from Seller and Eastman Kodak Holdings B.V., for an aggregate purchase price of US$62,730, all the issued and outstanding capital stock of the following three companies: (i) Soluciones Médicas Exportación, S. de R.L. de C.V., (ii) Soluciones Médicas Comercial, S. A. de C.V. and (iii) Soluciones Médicas Manufactura, S. A. de C.V. (collectively, the “Mexico Newcos”).

The parties agree that, immediately after that purchase, the Mexico Newcos should have held an aggregate of US $62,730 in cash, but if Buyer determines that the aggregate amount of cash in the Mexico Newcos at such time was less than such amount, Buyer shall deliver a certificate to Seller including bank statements detailing the amount of cash that the Mexican Newcos had at such time, stating the amount of such deficiency; and Seller shall pay the amount of such deficiency to Buyer within five days of such delivery. Any portion of the US$62,370 of cash that is in the Mexico Newcos on the Closing Date will be treated as Excluded Cash for purposes of Section 5.7(b) and, notwithstanding anything to the contrary in the Agreement, is a Transferred Asset for all purposes of the Agreement.

Sale of the Transferred Assets to the Newcos. On the Closing Date, the Mexico Newcos shall pay in U.S. dollars from their bank accounts in New York City to the bank account in New York City of the Seller Affiliates detailed below the portion of the Initial Purchase Price allocated to the Transferred Assets in Mexico as set forth on Schedule 5.4 plus the Initial VAT in respect of the Transferred Assets in Mexico as follows:

      (i) Soluciones Médicas Exportación, S. de R.L. de C.V. shall pay (x) US $6,516,423.19 in respect of the Initial Purchase Price allocated to certain of the Transferred Assets in Mexico, plus US $580,431.62 in respect of the Initial VAT allocated to such Transferred Assets, to Kodak Export de Mexico, S. de. R.L. de C.V. and (y) US $6,983,576.81 in respect of the Initial Purchase Price allocated to certain of the Transferred Assets in Mexico, plus US $321,346.38 in respect of the Initial VAT allocated to such Transferred Assets, to Kodak de Mexico, S.A. de C.V.;

      (ii) Soluciones Médicas Comercial, S.A. de C.V. shall pay US $12,916,348.17 in respect of the Initial Purchase Price allocated to certain of the Transferred Assets in Mexico, plus US $808,310 in respect of the Initial VAT allocated to such Transferred Assets, to Kodak Mexicana, S.A. de C.V.; and

      (iii) Soluciones Médicas Manufactura, S. A. de C.V. shall pay US $900 in respect of the Initial VAT allocated to certain of the Transferred Assets in Mexico to Kodak de Mexico, S.A. de C.V.

South Korea

The purchaser of the Transferred Assets in South Korea is Carestream Health Korea Limited, which shall, on the Closing Date or on the next Business Day thereafter in South Korea, make the payment, in U.S. dollars, from its bank account in South Korea into Kodak Korea Limited’s bank account in South Korea of the portion of the Initial Purchase Price allocated to the Transferred Assets in South Korea as set forth on Schedule 5.4, plus the Initial VAT in respect of the Transferred Assets in South Korea. To accommodate the time zone differences between South Korea (where the payment is being made) and New York (where the main Closing is occurring), the payment may be placed by Carestream Health Korea Limited in an escrow in accordance with a separate agreement between the parties and then released to Kodak Korea Limited at the opening of business on the next Business Day.

China

The purchasers of the Transferred Assets in China are Rayco (Shanghai) Medical Products Company Limited (“Shanghai Newco”) and Rayco (Xiamen) Medical Products Company Limited (“Xiamen Newco” and collectively with Shanghai Newco, the “China Newcos”). The China Newcos borrowed a total of US $32 million from Sumitomo Mitsui Banking Corporation, Shanghai Branch, under loan facilities on or prior to the Closing Date (the “China Loan Facilities”).

Sale of Transferred Assets. Prior to Closing, the China Newcos shall pay or have paid an aggregate of US $51 million to Affiliates of Seller organized in China in respect of the Transferred Assets in China by transfer of RMBs in an amount equal to US $51 million from bank accounts of the China Newcos in China to bank accounts of Affiliates of Seller in China, in part, by utilizing US $21 million of the proceeds from advances under the China Loan Facilities (the “Applied Borrowings”); such payment, except as described in the immediately following sentence, is not in respect of the Initial Purchase Price. A portion of such US$51 million RMB payment equal to the amount of the US$21 million Applied Borrowings shall constitute payment of a like portion of the Initial Purchase Price allocated to the Transferred Assets in China. The balance of the US$11 million from the amounts advanced under the China Loan Facilities and any other cash and cash equivalents of the China Newcos held thereby on the Closing Date will be treated as Excluded Cash for purposes of Section 5.7(b) and, notwithstanding anything to the contrary in the Agreement, are Transferred Assets for all purposes of the Agreement, and the obligations under the China Loan Facilities are Assumed Liabilities for all purposes of the Agreement.

Annex L

Schedule 2.9(d)
Intracompany Arrangements That Will Remain In Effect After the Closing

Brazil

1.	All agreements and documents effectuating the transfer of Transferred Assets Related to the Business in Brazil between Seller (and its Affiliates) and TECHealth Comércio e Serviços de Produtos Médicos Ltda., including but not be limited to the following:

•	Any and all leases, subleases, or licenses between Seller or its Affiliates and TECHealth Comércio e Serviços de Produtos Médicos Ltda in respect of the facilities located at (i) KM 158 - Rodovia Pres. Dutra, Sao Jose dos Campos, Brazil and (ii) Avenida Dr. Chucri Zaidan, 940-150, Tower II, Sao Paulo, Brazil.

Thailand

2.	All agreements and documents effectuating the transfer of Transferred Assets Related to the Business in Thailand between Seller (and its Affiliates) and Rayco Medical Product Company Limited, including but not be limited to the following:

•	Any and all leases, subleases, or licenses between Seller or its Affiliates and Medical Product Company Limited in respect of the facility located at 197 Vobhavadeerangsit Rd., Samsennai, Bangkok, Thailand.

China

3.	All agreements and documents effectuating the transfer of Transferred Assets Related to the Business in China between Seller (and its Affiliates) and Rayco (Shanghai) Medical Products Company Limited and/or Rayco (Xiamen) Medical Products Company Limited, including but not be limited to the following:

•	Any and all leases, subleases, or licenses between Seller or its Affiliates and Rayco (Shanghai) Medical Products Company Limited or Rayco (Xiamen) Medical Products Company Limited.

•	The agreements identified on this Schedule 2.9(d) shall be executed on or prior to the Closing, other than with respect to Brazil, which is a Deferred Closing Country.

Annex M

Schedule 3.2(a)
Subsidiaries

		Jurisdiction			Names
		of	Authorized	Outstanding	of
Name	Type of Entity	Organization	Shares	Shares	Shareholders
PracticeWorks, Inc.*	Corporation	Delaware	100	100	Eastman Kodak Company
PracticeWorks Systems, LLC	LLC	Georgia		$500 contribution	PracticeWorks, Inc.
				to capital by
				PracticeWorks,
				Inc. as sole
				Member
Trophy Dental, Inc.	Corporation	Virginia	50,000	50,000	PracticeWorks Systems, LLC
SoftDent LLC	LLC	Delaware	100	100	PracticeWorks, Inc.
CADI Acquisition Corp.	Corporation	Colorado	100	100	PracticeWorks, Inc.
PracticeWorks Australia Pty	Proprietary	Australia	2	2	PracticeWorks, Inc.
Ltd.	Limited
PracticeWorks Orthodontics	Proprietary	Australia	1	1	PracticeWorks Australia Pty
Pty Ltd.	Limited				Ltd.
PracticeWorks Canada Ltd.	Limited	Canada	Unlimited	100	PracticeWorks, Inc.
PracticeWorks Limited*	Limited	United Kingdom	authorized share	allotted share	Kodak Limited
			capital	capital
			4,000,000 £	4,000,000 £
Dentrak Limited	Limited	United Kingdom	authorized share	allotted share	PracticeWorks Limited
			capital	capital
			26,000 £	26,000 £
PracticeWorks Sweden AB*	Aktiebolag	Sweden	1,000	1,000	Kodak Nordic AB
	(stock company)
Kodak-Trophy SAS*	Société par	France	3,700	3,700	Kodak S.A.
	Actions
	Simplifee
	(limited
	company)
Trophy Radiologie SA*	Societe	France	4,000,000	4,000,000	3,999,996 owned by Kodak SA
	Anonyme				1 owned by Luc Ardon
	(limited				1 owned by Jean-Marc Inglese
	company)				1 owned by Patrik Eriksson
					1 owned by Richard Hirschland
Trophy Radiologie Italia Srl	Societa a	Italy	50	50	Trophy Radiologie SA
	Responsabilita
	Limitada (ltd.
	liability
	company)
Trophy Radiologie UK Ltd.	Limited	United Kingdom	29,198	29,198	Trophy Radiologie SA
Trophy Radiologie Japan KK*	Kabushiki	Japan	400	400	Kodak Japan Ltd.
	Kaisya (limited
	liability
	company)

		Jurisdiction			Names
		of	Authorized	Outstanding	of
Name	Type of Entity	Organization	Shares	Shares	Shareholders
Algotec Systems Limited*	LLC	Israel	9,672,704	1,363,372	Eastman Kodak Holdings B.V.
			ordinary	ordinary
			327,296
			preferred
Algotec, Inc.	Corporation	Delaware	3,000	100	Algotec Systems Limited
OREX Computed	LLC	Israel	2,000,000	164,000	Eastman Kodak Holdings B.V.
Radiography Ltd.*			Preferred	Preferred
			3,000,000	290,000
			Preferred A	Preferred A
			5,000,000	495,238
			Preferred B	Preferred B
			18,153,333	10,077,434
			Preferred C	Preferred C
			346,667	346,667
			Deferred	Deferred
			39,500,000	500,000
			Ordinary	Ordinary
OREX Computed	Corporation	Delaware	1,000	1	OREX Computed Radiography
Radiography U.S., Inc.					Ltd.
Lumisys Holding Co.	Corporation	Delaware	3,000	100	Eastman Kodak Company
(f/k/a AuntMinnie.com)*
Fotochemische Werke	Gessellschaft	Germany	nominal capital	shares amounting	Kodak Holding GmbH
G.m.b.H. (FCW)*	mit beschrankter		of DM 4,000,000	to DM 4,000,000
	Haftung (ltd.			are held by
	liability			Kodak Holding
	company)			GmbH
SASKO Werbeagentur	Gessellschaft	Germany	Geschäftsanteile	Geschäftsanteile	Kodak Holding GmbH
GmbH*	mit beschrankter		in the value of	in the value of
	Haftung (ltd.		50,000 DM	50,000 DM
	liability
	company)

     Newco Entities

		Jurisdiction			Names
		of	Authorized	Outstanding	of
Name	Type of Entity	Organization	Shares	Shares	Shareholders
Health Products and Services	Private Limited	Amsterdam	Authorized		Eastman Kodak Company
B.V. (holding PRC Newco	Liability		capital:
Entities)*	Company		EUR 90,000,000
Issued capital:
EUR 18,000,000
Medical Flow Solutions S.A.*	Corporation	Argentina	30,000	16,500	Eastman Kodak Company
				13,500	Eastman Kodak Holdings B.V.

		Jurisdiction			Names
		of	Authorized	Outstanding	of
Name	Type of Entity	Organization	Shares	Shares	Shareholders
Rayco Medical Product	Limited	Thailand	161,000	161,000	160,986 owned by Eastman
Company Limited*	Liability				Kodak Company
	Company				1 owned by Ms. Umarin
Binsamor
1 owned by Mr. Chartwarut
Temprom
1 owned by Mr. Pichet
Pongmugda
1 owned by Mr. Pongsan
Jakkuprasart
1 owned by Mr. Supuj
Boonyavanich
1 owned by Mr. Vitoon Simma
1 owned by Ms. Siriwan
Chungsiriwat
1 owned by Mr. Michael James
Barret
1 owned by Mr. Michael Lynn
Marsh
1 owned by Mr. Ted Michael
Taccardi
1 owned by Ms. Anne Bryce Le
Grand
1 owned by Ms. Karen Lynne
Emaus
1 owned by Mr. Triwitt
Treelerdratana
1 owned by Mr. Pakorn
Prukcharoen
Rayco Medical Products	Private Limited	India	Authroized 0 Rs.	Issued Capital –	Kodak India Private Limited
Private Limited *	Company		1,00,00,000/-	Rs. 1,00,000/-
			(USD 217390)	(USD 2174);
USD equivalent
to Rs. 46/-
Rayco (Shanghai) Medical	LLC	Shanghai	Registered		Health Products and Services
Products Company Limited			Capital $15M		B.V.
Rayco (Xiamen) Medical	LLC	Xiamen	Registered		Health Products and Services
Products Company Limited			Capital $15M		B.V.
Soluciones Médicas	LLC	Mexico	230,000	227,700	Eastman Kodak International
Exportación, S. de R.L. de				2,300	Capital Company, Inc.
C.V.*					Kodak Americas, Ltd.
Soluciones Médicas	Corporation	Mexico	230,000	227,700	Eastman Kodak International
Comercial,				2,300	Capital Company, Inc.
S. A. de C.V.*					Kodak Americas, Ltd.
Soluciones Médicas	Corporation	Mexico	230,000	227,700	Eastman Kodak International
Manufactura, S. A. de C.V.*				2,300	Capital Company, Inc.
Kodak Americas, Ltd.
Techealth Comércio e Serviços	LLC	Brazil	Capital – R$		Eastman Kodak Holdings B.V. –
de Produtos Médicos Ltda.*			10.000,00 (ten		9.999 quotas Luiz Antonio de
			thousand Reais)		Angelo – 1 quota
in 10,000 quotas,
each quota has a
nominal value of
R$1,00 (one
Real)

Annex N

Schedule 3.4(b)
Seller Consents and Approvals

     Please see attached Annex 3.4(b).

Annex O

Schedule 3.8
Litigation and Claims

I.	Active Litigation

1.	Hardy v. Kodak, (EEOC). PracticeWorks employee brought charges before the EEOC alleging race/age discrimination. The race discrimination claim was dismissed by EEOC due to lack of probable cause. However, the age discrimination claim has not been dismissed. A conciliation proposal is forthcoming from the EEOC on behalf of Hardy.

2.	Arakawa, (EEOC). Jody Arakawa, an employee at KCD, filed a charge with the EEOC on October 27, 2006 alleging discrimination based on race, national origin, age and retaliation.

3.	Raborn, (Colorado Civil Rights Division). Troy Raborn, a former employee at KCD filed a charge with the CCRD on April 17, 2006. Mr. Raborn, who was a conditional (temporary) employee, alleges that the Company terminated his employment because of his unidentified disability/perceived disability.

4.	Mizii v. Kodak, (Ct. of Common Please, Lancaster, PA). Civil Case No. CI-06-05998. This matter involves an employee of the Business who has asserted a disability claim. This action is pending before the Court of Common Pleas, Lancaster County, Pennsylvania

5.	Thompson v. Kodak, (WDNY). Civil Case No. 04-CV-6332. Employee of the Business has alleged a race/retaliation claim against Kodak. This matter is pending before the United States District Court for the Western District of New York.

6.	Englund v PracticeWorks, (EEOC). PracticeWorks employee brought charges before the EEOC on the basis of disability. Dismissed by EEOC – no probable cause.

7.	Gammon v. Kodak, (U.S.). Age discrimination case brought by an HCIS employee. Case dismissed by EEOC on August 10, 2006 and Idaho Human Rights Commission on September 13, 2006.

8.	Matunas v. Kodak, PracticeWorks Inc. et al., (Idaho). Plaintiff alleges that in 1995 when he purchased his practice management software from OMSystems, Inc., a company later acquired by PracticeWorks, he was told to send his back-up tapes to OMSystems, and was promised that his back-up tapes would be checked to ensure the files were not corrupt, that when his computer systems crashed in July of 2005, PracticeWorks was not checking the tapes for corruption, which damaged his practice.

9.	SPI Supply v. Kodak, (EDPA). Civil Case No. 05-6793. This action is pending before the District Court of the Eastern District of Pennsylvania. Plaintiff, a terminated distributor of Health Group products, has brought an action in which it alleges breach of contract and various antitrust claims against Kodak.

10.	Eastman Chemical Company v. Eastman Kodak Company, (Sullivan County, Kingsport, Tennessee). Civil Case No. C37100(m). Plaintiff is alleging that Kodak is in breach of a January 1, 2000 contract for the purchase of “polyester requirements”. This matter is being retained by Kodak.

11.	Sgambati v Kodak, (Sup. Court Suffolk Co.). Civil Case No. 05-08712. Product liability claim currently pending before the Supreme Court of the State of New York, Suffolk County. Injury allegedly resulting from the use of a Kodak DIRECTVIEW DR 7100.

12.	Edward L. Donaldson, DDS et al v. PracticeWorks & Hix, (Louisiana). Case No. 2005-12556. Pending before the 22nd Judicial District court for the Parish of St. Tammany, Louisiana. Breach of contract and misrepresentation claims involving the performance of PracticeWorks practice management software.

13.	Blackman v Kodak, (Georgia). Civil Case No. 97-vs-124019-C. Product liability claim pending in Fulton County, Georgia. Product involved: Ektascan 2180 Laser Printer. Plaintiff alleges that because the printer was not operating, there was an 18 hour delay in the diagnosis of a gastric perforation.

14.	Valarie Varandas and Alsino Varandas v. PracticeWorks, (Florida). Case no H-27-CA-2006-43DM, pending in the Civil Division of the Circuit Court for Hernando County, Florida. Plaintiff alleges that she was injured by a defective scissor-arm on an x-ray generator sold by PracticeWorks.

15.	Kirt Armantrout and Amy Datz v. Trophy Dental, (Florida). Case No. 2005-CA-801, pending in the Circuit court of the Second Judicial Circuit in Leon County, Florida. Personal injury action, involving x-ray generator manufactured by Trophy.

16.	Elnahas v Kodak, (California). Claim for damage to auto allegedly caused by a vehicle operated by a HG employee.

17.	Luciano et al v. Kodak, (WDNY). Civil Case Nos. 03-CV-6589T(F) and 04-CV-6194CJS(F). FLSA exemption class action involving employees within the Business as well as other Kodak employees. This matter is pending before the United States District Court for the Western District of New York. This matter is being retained by Kodak.

18.	Glewwe et al. v. Kodak, (WDNY). Civil Case No. 05-CV-6462T(F). This is an FLSA class action involving employees of the Business, as well as other Kodak employees. This matter is pending before the United States District Court for the Western District of New York. This matter is being retained by Kodak.

19.	ECJ V. Kodak, (WDNY). Civil Case No. 04-CV-06098. This is a class action suit pending before the United States District court for the Western District of New York, alleging race discrimination and hostile work environment, involving employees of the Business as well as other Kodak employees. This matter is being retained by Kodak.

20.	Robinson v. Kodak, (WDNY). Civil Case No. 02-CV-6204T(F). This is a FLSA exemption class action suit pending before the United States District Court for the Western District of New York involving Kodak employees including employees within the Business. This matter is being retained by Kodak.

21.	Kodak v. Agfa - Retained by Kodak, (U.S.). Agfa won an opposition to a Kodak European patent corresponding to US Patent No. 6,381,416, related to RFID (radio frequency identification) tags used on film and CR products. Kodak’s medical imaging products do not practice the invention. As best known, Agfa’s medical imaging products currently do not practice the invention. Kodak has appealed.

22.	Emergency Vet v. Vet Xray, (Texas). Case no. 05-12-1100-CV. This action is pending in Montgomery County Texas. Kodak is a third party defendant. Plaintiff is alleging that a Kodak DCR 2000, sold and distributed by a distributor and serviced by a third party, was defective and/or was not properly serviced/repaired by the defendants.

23.	Lane, Edith v. EKC, (U.S.). Product liability claim alleging that a Trophie Radiologie machine snapped causing generator to fall and strike plaintiff in the face.

24.	Vazquez v. Kodak Argentina, (Argentina). Car accident, personal injury.

25.	Novapharma v Kodak Argentina, (Argentina). Breach of contract action by Novapharma stemming from the Imation transaction.

26.	TX Comercio de Produtos Medicos v. Kodak Argentina, (Argentina). Collection action by Kodak seeking $600K(US).

27.	Kodak Brasileira v. Marquart & Cia Ltda., (Brazil). Bankruptcy matter.

28.	CADE (Antitrust Agency) Inquiry, (Brazil). Antitrust claim brought to the Administrative Council of Economic Defense (CADE) against Kodak Brasileira by TX Comercio and Química Cenit alleging an unlawful economic concentration as a result of the transaction between Kodak and Imation.

29.	Sisbel Comercio e Representacoes Ltda. vs Kodak Brasileira.and Kodak Brasileira vs Sisbel Comercio e Representacoes Ltda, (Brazil). Breach of contract claim. Kodak Brasileira has brought a counter action for moneys owed by Sisabel (collection action).

30.	Federal Govt v. Kodak Brasileira (Javari case), (Brazil). Claim alleging improper use of Indian images by Kodak Brasileira. The action was dismissed, but the prosecutor has appealed.

31.	Jose Satiro Braz Filho vs. Kodak Brasileira, (Brazil). Labor Claim.

32.	David Bosan Livrari e DBL vs. Kodak Brasileira, (Brazil). Breach of contract suit.

33.	Synchrofilm Distributors v Kodak Brasileira, (Brazil). Breach of contract claim against KBL, and an application to attach KBL's bank accounts.

34.	Joao Muniz Arcos vs. Kodak Brasileira, (Brazil). Labor Claim.

35.	deOlivera, (Brazil). Labor Claim.

36.	deSouza v Kodak Brasileira, (Brazil). Breach of contract claim.

37.	Carlos Alberto Ferreira Mao vs. Kodak Brasileira, (Brazil). Claim for breach of contract and wrongful termination of exclusivity arrangement.

38.	Hamel & Thromas - Front Porch Employees, (France). Wrongful termination action by two former employees of Front Porch, matter dismissed. Thromas has appealed the dismissal. The Thromas case was argued on October 19, 2006.

39.	Conquet, (France). Former employee brought challenge to his early retirement, matter dismissed. Mr. Conquet has filed an appeal.

40.	Pouillaude (Dental), (France). Former Trophy salesman brought claim for wrongful termination.

41.	Speziale (Trophy - Dental), (France). Customer action seeking assurances of software upgrades.

42.	Sarfati-Bellity Litigation (Dental), (France). Breach of contract claim.

43.	Del Aguila, (France). Wrongful termination claim; claim dismissed. Employee has appealed the dismissal of his case.

44.	Van Dooren Florens v. Trophy, (France). Employment/embezzlement matter involving former employee.

45.	Ardet France Sarl v. Pinon, Jurmand, Leconte, Scmid, Valicon, (France). Wrongful termination claim; matter dismissed, currently on appeal by plaintiff to the French Supreme Court.

46.	Lheureux v. Trophy, (France). Claim for property damage caused by an allegedly exploding x-ray generator.

47.	FPDI Claim, (France). Contract dispute regarding Software Diva software.

48.	Kodak v. University of Gottingen, (Germany). Public procurement claim brought by Kodak against this hospital.

49.	Kodak v. Vivantes GmbH, (Germany). Public procurement action brought by Kodak against this Berlin institution.

50.	Tax Audit re Goodwill, (Germany). Dispute over tax treatment of an intra-company transfer of goodwill.

51.	Reps v. Trophy, (Germany). Lawsuit brought by a former Trophy agent seeking about Euro 77,000 for alleged wrongful termination of her agency relationship.

52.	Dr. Jhadavv. KIL, (India). Claim for repair of a second hand camera.

53.	Kodak v. D V Savant Maharaja MRI Scan, (India). Collection action brought by Kodak.

54.	Dr. Laddha, (India). Breach of contract claim involving a Kodak Orex ACL-2.

55.	Dental & Medical Educational Trust, (India). Breach of contract claim involving Kodak Trophy 8000C Digital Panaromic & Cephalometric Equipment.

56.	Photonix Shareholders' Claim, (Israel). Claim by minority shareholders of Photonix Systems, Ltd , a former Algotec shareholder, for fraud on the minority. The former shareholders of Algotec are defending the case on behalf of – and have agreed to indemnify - Kodak and Algotec. A fund has been set aside for this purpose.

57.	Katz Claim, (Israel). Claim was filed by former Orex employee against Orex, Dr. Ehud Geller and Mr. Boaz Harel, alleging breach of contract. The former shareholders of Orex are defending the case on behalf of Orex.

58.	ETI Dental Claim, (Israel). ETI Dental, a former Trophy distributor in Israel, has sued alleging wrongful termination.

59.	Faggella, (Italy). Collection action brought by Kodak against distributor. Distributor has asserted claims for commissions.

60.	[Darcof, (Italy).]

61.	Fila Medical, (Italy). Collection action brought by Kodak against distributor. Distributor has asserted claims for commissions.

62.	Odoardi v. New Dental SAS and Trophy Italy, (Italy). Claim arising out of allegedly non-working product.

63.	Multi Vendor Tender, (Italy). Kodak participated in a Temporary Association with two "partners" in a successful multivendor tender for business with Esaote. A competitor sued and established that Kodak had provided an incorrect document in the tender, so the tender was set aside. Claims asserted by the partners, the customer and the competitor.

64.	Imation Employee Issue, (Italy). Kodak is responsible for defending one former Imation employee charged with Competition Law offenses. Four other former Imation employees have been acquitted. Kodak is also responsible for any fines that may be imposed.

65.	Alfonso Cappuccio S.r.l. v. C.R.O.B.-Ospedale Oncologico Regionale (interested party Kodak S.p.A.), (Italy). Rejected request of suspension of effects of award.

66.	Fuji Medical Systems Italia S.p.A. v. A.S.L. Salerno I(interested party Kodak S.p.A.), (Italy). Rejected request of suspension of effects of award.

67.	Kodak S.p.A. v. IRCCS Policlinico S. Matteo Di Pavia (interested party Sipar S.r.l.), (Italy). Accepted our request of suspension.

68.	Kodak S.p.a. v. Fondazione IRCCS Policlinico S. Matteo Di Pavia (interested party Ingegneria Biomedica Santa Lucia S.p.A., (Italy). Accepted our request of suspension of effects of award.

69.	Sipar S.r.l. v. A.O. Provincia Di Pavia (interested party Kodak S.p.A.), (Italy). Rejected requested suspension of effects of award.

70.	Transportes Calin, Carlos Alberto Ramirez Cabanillas, Kodak Americas, Ltd. Sucursal Peru vs. Torres Santos Julio, (Peru). Action arising out of a truck robbery in which HG X-Ray products were stolen.

71.	Lorza Carlos Maria Luisa , (Peru). Collection action brought by Kodak against this Customer.

72.	Mafordent, (Spain). Collection action brought by Kodak against this Customer.

73.	Mallorclinic S.L., (Spain). Collection action brought by Kodak against this Customer.

74.	Catalina Mas Pastor, (Spain). Collection action brought by Kodak against this Customer.

75.	Hospital Valme, Sevilla, (Spain). Collection action brought by Kodak against this Customer.

76.	Hospital Puerta Del Mar, (Spain). Collection action brought by Kodak against this Customer.

77.	Hospital Universitario Virgen del Rocio, (Spain). Collection action brought by Kodak against this Customer.

78.	Hospital Universitario Virgen de las Nieves, (Spain). Collection action brought by Kodak against this Customer.

79.	Hospital Virgen de la Victoria, (Spain). Collection action brought by Kodak against this Customer.

80.	Ciudad Sanitaria Reina Sofia, (Spain). Collection action brought by Kodak against this Customer.

81.	Hospital Juan Ramon Jimenez, (Spain). Collection action brought by Kodak against this Customer.

82.	Spanish Customs Audit, (Spain), Spanish Customs audit from 2003 to present with regard to some EKSA filings for imports of CR equipment. There are related VAT payment issues and import classification issues.

83.	SAS Collection Actions, (Spain) Five collection actions by Kodak against five Andalusian hospitals affiliated with SAS, an agency of the Spanish government, claiming total outstanding debt of Euro 1,563,000. In the action, which was submitted for decision in October, 2006, the validity of the invoices is not in dispute. The government routinely delays payment until pressed.

84.	Hospital Universitario Santa Cristina, (Spain). Kodak's challenge to a tender awarded to Agfa in 2002. The contract is valued at approximately Euro 141,000.

85.	Net-Car Dispute, (Turkey). Wrongful termination claim by former HG distributor, Net-Car, formerly Net-Med.

86.	Kutlutek Dispute, (Turkey). Former HG distributor in Turkey asserted various claims against Kodak for wrongful termination and breach of contract. Kodak asserted a collection action against distributor. Lower court rejected distributor’s claim and found in favor of Kodak on the collection claims. Matter is currently on appeal.

87.	Dryview Customs Dispute, (Thailand). Customs classification issue involving Dryview printer.

88.	Stanley Washlesky v. Eastman Kodak Company, EEOC Charge No.: 433-2007-01072. Mr. Washlesky, a resident of Wilmington, North Carolina has raised an aged based discrimination charge before the EEOC.

89.	Johanna Lengyel v. Kodak, EEOC Charge No.: 32A-2007-00173, FEPA Charge No. E20070323, pending before the Colorado Civil Rights Division. Ms. Lengyel has raised a sexual harassment and retaliation charge before the EEOC.

90.	Conselho Administrativo de Defesa Economica, (Brazil). Alleged antitrust behavior.

91.	Carlos Alves de Souza, (Brazil). Claim for breach of contract.

92.	Sisabel Comércio e Representações Ltda., (Brazil). Claim for breach of contract.

93.	Ministério Publico Federal, (Brazil). Claim for improper use of indians image.

94.	Syncrofilm Distribuidora Ltda., (Brazil). Injunction proceeding to seize Kodak’s bank account in order to guarantee the future payment resulting from a lawsuit for damages.

95.	Sisabel Com e representações Ltda., (Brazil). Claim for breach of contract.

96.	David Bosan Livrari e DBL, (Brazil). Claim for breach of contract.

97.	Carlos Alberto Pereira, (Brazil). Claim for economic plans differences.

98.	José Satiro Braz Filho, (Brazil). Claim for unhealthy working conditions.

99.	Carlos Alberto Ferreira Maio, (Brazil). Labor claim attempting to include Kodak in a litigation with another party.

100.	João Muniz Arcos, (Brazil). Labor claim attempting to revert to dismissal for cause.

101.	Marquart & Cia. Ltda., (Brazil). Bankruptcy action.

102.	TX Comércio de Produtos Médicos Ltda., (Brazil). Collection action.

103.	Penal administrative enquiry initiated on January 31, 2007 by State Secretariat for Economic Affairs (SECO) in Switzerland into sales of medial products to Iraq between June and November 2002 at a contract face value of $183,954 plus $16,713 of levied after-sales-service fees and $16,713 of paid after-sale-service fees, allegedly in breach on UN sanctions. This matter is being retained by Kodak.

104.	Kodak Americas Ltd. Suc. Peru v Comercial y Distributidora Mafral e.i.r.l, (Peru). Collection action.

105.	Kodak Americas Ltd. Suc. Peru v Lorento Florencio Mejia Javiliano et al, (Peru). Kodak filed this criminal action because of fraud with merchandise committed by defended.

106.	Kodak Americas Ltd. Suc. Peru v Santo Julio Torres, (Peru). Kodak filed this criminal action because of the robbery of a truck containing merchandise.

107.	Direccion Nacional de Aduanas (Custom Authority) v Kodak Argentina S.A.I.C., (Argentina). Customers Authority claims payment of custom duties. Kodak appealed the resolution.

108.	Kodak Argentina S.A.I.C. v Hospital Nacional Posadas, (Argentina). Collection action.

109.	Kodak Argentina S.A.I.C. v Town Hall of Florencio Varela, (Argentina). Collection action.

110.	Kodak Argentina S.A.I.C. v Hospital Sirio Libanes, (Argentina). Collection action.

111.	Kodak Argentina S.A.I.C. v Consejo Provincial de Salud Publica de Rio Negro, (Argentina). Collection action.

112.	London Health Sciences Centre v. Kodak Canada Inc., et al (Ontario) Subrogated action arising out of the fire of a Kodak XML 7000 Multiloader.

II.	Threatened Litigation

1.	Stalik v 3M v Kodak Indemnification demanded by Imation to recover $105K paid in settling an asbestos claim.

2.	Francis v Kodak Property damage claim by dentist for $56K, alleging that Kodak chemistry discolored his office.

3.	Philadelphia Accident Claims, (Pennsylvania). Auto accident involving a HG vehicle operated without company's consent by a minor. Property damage and personal injury damages may be asserted.

4.	Ambrose/Penske Property damage claim arising after a truck leased by Kodak from Penske collided with a car.

5.	Lisa Bowers Potential scissor arm product liability claim.

6.	Health Choice Chiropractic Claim that Orex scanner was replaced with used equipment.

7.	Jones and Hardy v PracticeWorks and Kodak, (WDNY). A purported class action by one current and one former PracticeWorks employee on behalf of all African-American employees of PW. Alleging racial discrimination with respect to compensation, promotions, discipline, terminations, evaluations, and job assignments; hostile work environment and retaliation. The case was filed in late October 2006, however it has not been served.

8.	Maastricht Hospital (Holland). HCIS- related archiving problem. Initially it was believed that 25,000 medical studies were lost. However, 20,000 images have been recovered. There are still 5,000 images which are alleged to be lost.

9.	NEC Claim, (Japan). Breach of contract claim brought by NEC asserting that minimum purchases have not been satisfied.

10.	Drammen Hospital Claim (Norway). Hospital in Drammen is seeking damages due to Kodak's alleged delay in providing a PACS system.

11.	Instituto Medico v Kodak (Venezuela). Customer seeks replacement of an allegedly defective CR8000.

12.	Euromedical B.V.B.A. v. Kodak HIG. Potential claim (factual and legal basis unclear) seeking 750,000 Euros in damages.

13.	Alliacense. Patent litigation implicating multiple Kodak products using microprocessors, including HG related products. This matter is being retained by Kodak.

14.	China Customs v. Kodak (China) Co. Ltd. (KCCL). China Customs challenging the transfer price for Health Group films importation by KCCL in 2006.

See Section 3.14 of this Seller Disclosure Schedule, where appropriate, for additional information.

Annex P

Schedule 3.9
Taxes

With reference to Section 3.9(d), each of the following Transferred Subsidiaries has been a member of a consolidated group, as described below:

1.	PracticeWorks, Inc., a U.S. corporation (which for U.S. Federal income tax purposes has been a member of the affiliated group filing a consolidated return of which Seller is the company parent (the “EK US Group”). PracticeWorks, Inc. owns directly or indirectly 100% of four domestic limited liability companies that are disregarded entities for U.S. tax purposes, two entities that are domestic corporations for U.S. tax purposes and are currently members of the EK US Group, two Australian entities (which are members of a combined group for Australian tax purposes).

2.	Lumisys Holding Ca. (f/k/a AuntMinnie.com), a U.S. corporation (which is a member of the EK US Group).

3.	Algotec Systems Limited and OREX Computed Radiography Ltd.

4.	PracticeWorks Limited, a U.K. entity, which owns two other U.K. entities (all of which are members of a U.K. loss sharing group).

5.	Fotochemische Werke G.m.b,H,, a German GmbH (which is a member of a German tax group).

6.	Kodak-Trophy SAS and Trophy Radiologie, SA, both French entities (which are members of a French tax group).

Annex Q

Schedule 3.10
Employee Benefits

(g)

1.	All arrangements providing for Transaction Stay Bonuses (payable after Closing for approximately 130 employees at the Oakdale facility; approximately 101 other employees received payment on March 31, 2007).

2.	All agreements providing for Transaction Sale Bonuses (for 8 employees).

Annex R

Schedule 3.12
Compliance with Laws

(a)

1.	Form 483 Letter issued to PracticeWorks by the FDA, asserting a deficiency in documentation for the commercialization process.

2.	Form 483 Letter issued to Kodak in December, 2006 by the FDA, making two minor observations following a routine inspection of the CR manufacturing area.

3.	Form 483 Letter issued to Kodak in August, 2005 by the FDA, after an inspection of the flexible CR screen operations. The inspection resulted from a worldwide screen recall which has been completed and closed by the FDA and other competent regulatory authorities.

4.	21 CFR 1003 Notification of Defects or Failure to Comply issued to Kodak in April, 2007 by the FDA, after an inspection of Kodak DirectView DR 7500 and Kodak DirectView DR 3000. The inspection resulted in a Class II recall.

See Sections 3.8 and 3.14 of this Seller Disclosure Schedule, where appropriate, for additional information.

Annex S

Schedule 3.14
Intellectual Property

1.	See Schedule 3.8 of this Seller Disclosure Schedule, where appropriate, for additional information.

2.	Restrictions on use of patents acquired from Imation/3M on November 30, 1998 relating to wet and dry silver halide imaging systems and the use of White City plant assets to medical imaging applications.

3.	Restriction on the transfer of ownership of certain intellectual property developed by Algotec (PACS) and Orex (CR) outside Israel by the Office of the Chief Scientist in Israel.

4.	Certain cross licenses covering patents used in the Business with key competitors in film and chemistry technologies.

5.	Virtual Software Solutions alleges infringement of U.S. Patent No. 6,792,091 related to PracticeWorks Light product.

6.	SUNY Stonybrook alleges infringement of patents related to virtual colonoscopy.

7.	Fuji alleges infringement of certain Computed Radiography (CR) hardware patents.

8.	Anti-Cancer, Inc. alleges infringement of 6 U.S. patents related to in-vivo imaging of animals by MIS’ Multi-Modal Image Station.

9.	Correspondence from Michael B. Schneider related to U.S Patent No. 6,415,048 in connection with Computer Aided Diagnosis, which can be used in Kodak’s CAD Mammography System.

10.	MedSynTech alleges non-permitted use of certain intellectual property licensed in JDA covering RIS software adapted for Diagnostic Imaging Centers, including U.S. Patent No. 6,789,060.

11.	Heart Imaging Technologies, LLC alleges infringement of U.S. 6,934,698 related to PACS-DirectView Web Software.

12.	Whether Air Technique’s ScanX product infringes Orex U.S. Patent 6,791,101. (Study ongoing.)

13.	Agfa’s use of Kodak T-grain and low-cross over patents covering analog x-ray films. This matter is being retained by Kodak.

14.	Suit filed by DR Systems in April 2006 alleging infringement of U.S. Patent No. 5,452,416 by Seller’s PACS products. (Settled)

15.	Suit filed by Honeywell against Kodak in general covering LCD’s. This matter is being retained by Kodak.

16.	Suit filed by Philips against Kodak in general covering JPEG. This matter is being retained by Kodak.

17.	Agfa won an opposition to a Kodak European patent corresponding to US Patent No. 6,381,416, related to RFID (radio frequency identification) tags used on film and CR products. Kodak’s medical imaging products do not practice the invention. As best known, Agfa’s medical imaging products currently do not practice the invention. Kodak has appealed.

18.	Joint ownership of one patent application with the University of California, two patents with the University of Michigan, three patents with the University of Washington, and three patents with Konica Minolta. Joint ownership of at least one patent application with Princess Margaret Hospital, Toronto, Ontario.

19.	Elliott Weinger alleges infringement of U.S. Patent No. 6,424,699 related to medical x-ray digitizing.

20.	Point-Dx (Dr. Vining) alleges infringement of 4 U.S. patents related to virtual colonoscopy directed to PACS.

21.	Xenogen alleges infringement of 4 U.S. patents related to in-vivo imaging of animals by MIS’ Multi-Modal Image Station.

22.	Acacia Media Technologies Corporation alleges infringement of at least one of their patents directed to streaming and/or downloadable digital audio and video content by PracticeWork’s website.

23.	Gendex Corporation (formerly a division of Dentsply International Inc.) is an exclusive licensee US Patent No. 5,635,728. Gendex sent a letter reminding Orex of the terms of a Settlement Agreement pertained to the ‘728 patent and Digident’s distribution of the COMBI-X digital imaging scanner.

24.	Communications from PARC (Palo Alto Research Center) offering a license under its portfolio of patents in the flat panel x-ray imaging area.

25.	IDEXX and Orex Settlement Agreement to settle litigation in Cumberland County Superior Court in the State of Maine.

26.	Shortly after Kodak’s acquisition of PracticeWorks and Trophy, Schick asked to purchase Trophy’s newly released RVG6 product, indicating Schick would be conducting a tear down. (No written communications.)

27.	Alliacense has held licensing discussions with Kodak and many other companies regarding a portfolio of patents directed to microprocessors. Allegedly, these patents would implicate products in all of Kodak’s businesses, including the Health Group. Kodak does not make its own microprocessors, so is seeking indemnification from its suppliers. Several of these patents are being re-examined by the USPTO. This matter is being retained by Kodak.

28.	Papst Licensing has 2 patent it alleges reads on all digital cameras and is going after many manufacturers. Kodak is following Casio’s filing for a declaratory judgment action. Kodak Health Group purchases its digital cameras from Kodak and uses them in a limited dental application. This matter is being retained by Kodak.

29.	GE has provided notice to Funai, a Kodak supplier of digital cameras, about a possible infringement of one of its patents related to JPEG. Kodak Health Group purchases its digital cameras from Kodak and uses them in a limited dental application. This matter is being retained by Kodak.

30.	AT&T has provided notice to Kodak about possible use of 14 patents related to the MPEG standard. It is unclear whether any Health Group products are implicated. This matter is being retained by Kodak.

31.	Memory Control Enterprises filed a suit against Kodak on December 21, 2006 for infringement of U.S. Patent No. 6,704,791 relating to the communication of graphical information over a network and subsequent downloading to a variety of device. Kodak.com and Kodak Gallery are named targets. It is unclear whether Health Group products are implicated. This matter is being retained by Kodak.

32.	Lonestar Inventions LP put Kodak on notice on February 28, 2007, for alleged infringement of U.S. Patent 5,208,725 directed to a CMOS sensor provided to a non-Health Group Kodak entity by a third party. The Kodak Patent Department believes that there is no connection to the Health Group products, but Trophy does use a CMOS sensor in some of its products. This matter is being retained by Kodak.

33.	Two companies, Sisvel and Thomson, have commercial patent licensing programs related to the MP3 standard. Kodak has licenses for its consumer products. It is unknown whether the audio feature in the Health Group’s RIS product falls under the patents, but the software is provided by a third party anyway. Neither Sisvel nor Thomson has ever contacted Kodak about a license.

34.	Orion IP, LLC sued Kodak and 50 other multi-national defendants on March 29, 2007 alleging that (in Kodak’s case) Kodak.com infringes the claims of two patents (U.S. 5,615,342 and U.S. 5,367,627) related to electronic proposal preparation for items ordered online. It is unknown whether any Health products would be implicated. This matter is being retained by Kodak.

Annex T

Schedule 3.18
Title to Property

1.	On October 18, 2005, Eastman Kodak Company (“Seller”) and its subsidiary, Kodak Graphic Communications Canada Company (“Nova Scotia Company”) entered into a Secured Credit Agreement with Citicorp USA, Inc. as Agent and the various lenders named therein (the “Secured Credit Agreement”). As security for the obligations of Seller and Nova Scotia Company under the Secured Credit Agreement and other obligations of Seller and its subsidiaries to the lenders, Seller, its U.S. subsidiaries and Nova Scotia Company entered into Security Agreements with Citicorp USA, Inc. as Agent, dated October 18, 2005 (the “Security Agreements”). Pursuant to the terms of the Security Agreements, Seller and its subsidiaries organized in the U.S. have pledged substantially all of the U. S. assets of Seller and its U.S. subsidiaries, including , among other collateral, accounts receivable, inventory, personal property and equipment, intellectual property (including patents, trademarks and tradenames) and investments, but excluding real property, and certain properties designated as “Principal Properties” and equity interests in “Restricted Subsidiaries,” each as defined in Seller’s Indenture, dated as of January 1, 1988, as amended by various supplemental indentures, with The Bank of New York as trustee. Pursuant to action taken by Seller’s Board of Directors on September 20, 2005, Seller’s facilities at Kodak Park (Rochester, NY), Kodak Colorado (Windsor, CO) and Kodak White City (White City, OR) currently are designated as “Principal Properties.” There currently are no “Restricted Subsidiaries.” In addition, the capital stock of “Material Subsidiaries” of Seller and Nova Scotia Company from time to time are pledged as collateral security. The following entities currently comprise the “Material Subsidiaries:” Kodak, Limited, Eastman Kodak Holdings Company, B.V., Kodak (China) Company Limited, Creo Capital Netherlands, B. V. and Creo Japan, Inc.

2.	Pursuant to the terms of the Secured Credit Agreement and the Security Agreements, upon the sale, lease, transfer or other disposition of any item of collateral in accordance with the terms of the Secured Credit Agreement and the Security Agreements, the security interests granted with respect to such collateral shall terminate immediately and automatically be released. Upon the closing of the transactions contemplated by the Asset Purchase Agreement to which this schedule is attached, the Transferred Assets and assets of the Transferred Subsidiaries will be free and clear of all Encumbrances, except Permitted Encumbrances (as such terms are defined in the Asset Purchase Agreement). The consummation of the transactions contemplated by the Asset Purchase Agreement will not require the consent of the Agent or lenders pursuant to the terms of the Secured Credit Agreement and the Security Agreements.

3.	Mortgage made by EASTMAN KODAK COMPANY, a New Jersey corporation with offices at 343 State Street, Rochester, New York 14650 (“Kodak”), and ROCHESTER ECONOMIC DEVELOPMENT CORPORATION, a New York not-for-profit corporation with offices at 30 Church Street, Rochester, New York 14614 (“REDCO”), (collectively, the “Mortgagor”) to CITY OF ROCHESTER, a New York municipal corporation having an office at City Hall, 30 Church Street, Rochester, New York 14614 (the “Mortgagee”), in the original principal sum of $2,235,000.00, dated October 18, 1994 and recorded on October 20, 1994 in Liber 12401 of Mortgages at page 108 in the Monroe County Clerk's Office; which Mortgage covers a portion of the Owned Real Property.

4.	Mortgagee is the holder of the following collateral assignments of leases and subleases:

	a)	That certain Collateral Assignment of Lease given by Kodak as additional collateral to the Mortgagee, dated October 18, 1994 and recorded October 20, 1994 in the Monroe County Clerk’s Office in Liber 8537 of Deeds at page 617.

	b)	That certain Collateral Assignment of Sublease given by The Alling & Cory Company (the “Company”) as additional collateral to the Mortgagee, dated October 18, 1994 and recorded October 20, 1994 in the Monroe County Clerk’s Office in Liber 8537 of Deeds at page 635.

	c)	That certain Collateral Assignment of Sublease given by REDCO as additional collateral to the Mortgagee, dated October 18, 1994 and recorded October 20, 1994 in the Monroe County Clerk's Office in Liber 8537 of Deeds at page 642.

5.	Mortgage made by EASTMAN KODAK COMPANY, a New Jersey corporation with offices at 343 State Street, Rochester, New York 14650 (“Kodak”), and ROCHESTER ECONOMIC DEVELOPMENT CORPORATION, a New York not-for-profit corporation with offices at 30 Church Street, Rochester, New York 14614 (“REDCO”), (collectively, the “Mortgagor”) to COUNTY OF MONROE, a New York municipal corporation having an office at 39 West Main Street, Rochester, New York 14614 (the “County Mortgagee”), in the original principal sum of $2,365,000.00, dated October 18, 1994 and recorded on October 20, 1994 in Liber 12401 of Mortgages at page 128 in the Monroe County Clerk’s Office; which Mortgage covers a portion of the Owned Real Property.

6.	County Mortgagee is the holder of the following collateral assignments of leases and subleases:

	a)	That certain Collateral Assignment of Lease given by Kodak as additional collateral to the County Mortgagee, dated October 18, 1994 and recorded October 20, 1994 in the Monroe County Clerk's Office in Liber 8537 of Deeds at page 627.

b)	That certain Collateral Assignment of Sublease given by The Alling & Cory Company (the “Company”) as additional collateral to the County Mortgagee, dated October 18, 1994 and recorded October 20, 1994 in the Monroe County Clerk's Office in Liber 8537 of Deeds at page 649.

c)	That certain Collateral Assignment of Sublease given by REDCO as additional collateral to the County Mortgagee, dated October 18, 1994 and recorded October 20, 1994 in the Monroe County Clerk's Office in Liber 8537 of Deeds at page 657.

Annex U

Schedule 3.20
Warranties/Product Liability

1.	Artifacts on CR Screens. The percentage of returns of installed CR screens has seen a year over year increase. The screens have been returned with reports of artifacts appearing on the screens. The research and development team has identified chemical contamination of the screens as the cause of many of these artifacts. The chemical contamination appears to be the result of handling and cleaning processes used by the customers. An overcoat has been designed which appears to address the majority of these artifact issues, and appears to have resulted in a significant decrease in the number of returned screens. Customers are being reminded of proper handling and cleaning techniques.

2.	IRIX 70 Scissor Arm. The articulating arms on wall mounted x-ray generators manufactured by predecessors of Trophy have failed in sufficient numbers in the past to warrant a previous recall by a predecessor of Trophy of the products manufactured within a particular interval, a recall which has been closed and signed off on by the FDA and other regulatory agencies. Currently, management is evaluating another recall, this time for products manufactured during a subsequent interval. There are no issues with respect to these products manufactured since 1997.

3.	CR Screens. There appears to be premature wear of a coating on the reverse side of the Kodak screens used in our Point of Care CR systems (Orex) which causes debris to be deposited on the front of the screen, impacting image quality. Preliminary review indicates that a recall or other market action is not likely.

4.	Kodak DirectView DR 7500 and Kodak DirectView DR 3000. FDA regulation for diagnostic x-ray systems, 21 CFR 1020.31 (e) require “the beam-limiting device shall numerically indicate the field size in the plane of the image receptor to which it is adjusted…”. The DR system software does not display this information, nor are there labels on the beam-limiting device (collimator) that displays the information. FDA classified this correction as a Class II recall. For 28 DR 7500 and 9 DR 3000 units in the U.S. Kodak Field Service engineers will conduct a Mandatory Service Modification to apply directly to the collimator dial indicator label and field size label. For 80 DR 7500 and 68 DR 3000 units outside the U.S., service modification instructions were provided to Kodak or appropriate local (non-Kodak) service providers.

See Sections 3.8 and 3.14 of this Seller Disclosure Schedule, where appropriate, for additional information.

Annex V

VAT (in US Dollars
except where
Country	otherwise indicated)
Argentina	$772,430.00
Austria	$556,123.00
Brazil	$-
Chile	$405,356.00
China 124	$-
China CO1	$-
China 111	$-
China 427	$-
China CO2	$-
China 176	$-
Colombia	COP 339.798.620
Japan	$1,064,905.00
Korea	$336,506.00
Mexico 226	$808,310.00
Mexico 212	$902,678.00
Peru	$234,686.00
Philippines	$30,608.00
Poland	$380,771.00
Russia	$-
Taiwan	$99,719.00
Thailand	$254,216.00
Turkey	$643,841.00
Venezuela	$141,095.00
EKSA - Austria	$185,314.74
EKSA - Germany	$3,663,975.61
EKSA - Ireland	$184,736.24
EKSA - Netherlands	$35,159.72
EKSA - Norway	$98,901.00
EKSA - Portugal	$35,737.28
EKSA - UK	$1,981,502.70
$

Annex W

Schedule 5.4
Tax Matters

Assets/Entity	Purchase Price Allocation (US Dollars in '000s)
United States Assets	$1,141,612
PracticeWorks, Inc. (U.S.)	$326,100
Lumisys Holding Co. (U.S.)	$1
China Assets (from Shanghai Trading (124HIG))	$15,500
China Assets (from KCCL (C01HIG))	$19,000
China Assets (from Investment Co (111HIG))	$8,000
China Assets (from KEPS (427HIG))	$8,000
China Assets (from Wuxi (C02HIG))	$0
China Assets (from China Limited (176HIG))	$500
France Assets	$14,000
Kodak-Trophy SAS (France)	$54,000
Trophy Radiologie SA (France)	$1
Germany Assets	$26,894
Fotochemische Werke G.m.b.H. (Germany)	$13,015
SASKO Werbeagentur GmbH (Germany)	$1
Japan Assets	$44,000
Trophy Radiologie Japan KK (Japan)	$3,209
Switzerland Assets (from Eastman Kodak SA))	$167,000
Switzerland Assets	$4,600
United Kingdom Assets	$23,000
PracticeWorks Limited (U.K.)	$22,000
Mexico Assets (from 212HIG)	$13,500
Mexico Assets (from 226HIG)	$12,916
Australia Assets	$14,000
PracticeWorks Orthodontics Pty Ltd. (Australia)	$1,300
Austria Assets	$4,086
Italy Assets	$168,000
Brazil Assets	$2,000
Argentina Assets	$8,024
Canada Assets	$11,500
Belgium Assets	$4,700
Chile Assets	$3,995
Colombia Assets	$3,083
Czech Republic Assets	$1,186
Denmark Assets	$2,400
Dubai, United Arab Emirates Assets	$9,396
Finland Assets	$3,200
Greece Assets	$6,275

Hong Kong Assets	$17,000
India Assets	$13,543
Algotec Systems Limited (Israel)	$6,500
OREX Computed Radiography Ltd. (Israel)	$33,100
Korea Assets	$5,400
Malaysia Assets	$1,300
Netherlands Assets	$5,100
New Zealand Assets	$4,300
Norway Assets	$3,000
Peru Assets	$1,664
Philippines Assets	$1,625
Poland Assets	$4,486
Portugal Assets	$5,870
Puerto Rico Assets	$6,809
Russia Assets	$1,400
Singapore Assets	$12,000
Spain Assets	$43,155
Sweden Assets	$5,600
PracticeWorks Sweden AB (Sweden)	$1,000
Taiwan Assets	$2,600
Thailand Assets	$4,782
Turkey Assets	$6,900
Venezuela Assets	$2,873
Dominican Republic Assets	$0
Egypt Assets	$0
Pakistan Assets	$0
South Africa Assets	$0
Total	$2,350,000

Annex X

Schedule 5.5
Employee Matters

(p)(i)

1.	Australia: Superannuation Plan and Long-Service Leave Plan

2.	Austria: Indemnity Payments Plan

3.	Belgium: Retirement Plan

4.	Brazil: Mandatory Fund for Unemployment Benefit at Retirement, and Retirement Bonus Plan

5.	Canada Retirement Income Plan (KRIP and KPEP)

6.	Chile Termination Indemnity Plan

7.	Denmark: Retirement Plan

8.	Finland: TEL Retirement Plan

9.	France: Pre-Retirement Plan, Retirement Indemnity Plan and Top-Hat Plan

10.	France (Trophy): Retirement Indemnity Plan

11.	Germany: Support Fund, Direct Insurance Plan, Two-Months Salary Plan, Old-Age Part-Time Plan and Jubilee Plan

12.	Greece: Retirement Plan

13.	Hong Kong: Retirement and Life Insurance Plan

14.	India: Gratuity Plan

15.	Italy: TFR Plan

16.	Japan: EPF (aka Corporate Pension Plan)

17.	Mexico: Retirement Plan and Seniority Premium Plan

18.	Netherlands: Old Retirement Plan

19.	Norway: Collective Retirement Plan

20.	Philippines: Retirement Plan

21.	Portugal: Loyalty Bonus Plan

22.	South Africa: Retirement Plan

23.	Spain: Cash-Balance Plan and Retirement Bonus Plan

24.	Sweden: ITP Plan

25.	Switzerland: Retirement Plan (aka Staff Benefit Fund) and Bridge Plan

26.	Taiwan: Retirement Plan

27.	Thailand: Retirement Plan

28.	Turkey: Termination Indemnity Plan

29.	Venezuela Pension Plan

For any jurisdictions where such liabilities are required to be transferred, any jubilee plan or similar arrangement (such as that included for Germany, above)

Annex Y

Schedule 5.5
Employee Matters

(p)(iii)

Please see attached Annex 5.5(p)(iii).

Annex Z

Schedule 5.14
Contractual Arrangements

A.
Obligations to purchase products or services consistent with historical and currently forecasted demand related to the Business.

1.	Obligation to purchase a total of 4,842,872 concentrate liters for the period from May to December 2007, a total of 6,218,250 concentrate liters in 2008, and a total of 872,256 concentrate liters in the first 2 months of 2009 under the Photochemical Supply Agreement, effective February 28, 2006, between Drocqsacolor Chemicals SL and Eastman Kodak SA.

2.	Obligation to order volume of services in the total amount of EUR 119,000 for the period from May to December 2007 and volume of services in the total amount of EUR 102,000 in 2008, under the Agency Agreement, dated May 17, 2006, among Kodak Industrie SAS, Eastman Kodak SA and Multi Pack Services SARL.

3.	Obligation to purchase a total of EUR 564,000 of services for the period from May to June 30, 2007, a total of EUR 3,168,000 of services for the period from July 1, 2007 through June 30, 2008 and a total of EUR 774,180 of services for the period from July 1, 2008 through June 30, 2009, under the Outbound Logistic Services Agreement, effective June 30, 2006, among Eastman Kodak SA, CEPL Chalon SAS and Compagnie Européenne de Prestations Logistiques SAS.

4.	Obligation to purchase a total of EUR 37,500 of services for the period from May to October 2007 under the Analytical Testing Services Agreement, effective October 31, 2005, among Intertek Analytical Services France SARL, Intertek Group plc and Kodak Industrie SAS.

5.	Obligation to purchase 924,280 concentrate liters per month in 2007, a total of 9,594,027 concentrate liters in 2008, and 718,660 concentrate liters per month in the first 10 months of 2009 under the Photochemical Supply Agreement, dated October 30, 2006, between Eastman Kodak Company and Champion Photochemistry S.L.

B.

1.	Second Amended and Restated Operating Agreement, dated December 31, 1996, among Eastman Kodak Company and Imaging Financial Services, Inc. and Unconditional Guarantee by General Electric Capital Corporation, as amended.